   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 1997

                                                           REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           TRIDENT ROWAN GROUP, INC.

             (Exact name of registrant as specified in its charter)

                MARYLAND                                    3751                                   52-0466460
    (State or other jurisdiction of                  (Primary Standard                          (I.R.S. Employer
     incorporation or organization)              Industrial Classification                    Identification No.)
                                                        Code Number)

                           --------------------------

         TWO WORLDS FAIR DRIVE, FRANKLIN TOWNSHIP, SOMERSET, N.J. 08873
                                 (908) 868-9000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                         ------------------------------

                                HOWARD E. CHASE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             TWO WORLDS FAIR DRIVE
                    FRANKLIN TOWNSHIP, SOMERSET, N.J. 08873
                                 (908) 868-9000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

  COPIES OF ALL COMMUNICATIONS REGARDING THIS REGISTRATION STATEMENT SHOULD BE
                                    SENT TO:

                STEPHEN I. BUDOW, ESQ.                                   DAVID ALAN MILLER, ESQ.
                  DAVID LERNER, ESQ.                                    GRAUBARD, MOLLEN & MILLER
        MORRISON COHEN SINGER & WEINSTEIN, LLP                              600 THIRD AVENUE
                 750 LEXINGTON AVENUE                                   NEW YORK, NEW YORK 10022
               NEW YORK, NEW YORK 10022                                (212) 818-8800 (TELEPHONE)
              (212) 735-8600 (TELEPHONE)                               (212) 818-8881 (FACSIMILE)
              (212) 735-8708 (FACSIMILE)

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                               PROPOSED            PROPOSED
                                                                                MAXIMUM            MAXIMUM
               TITLE OF SECURITIES                      AMOUNT TO BE        OFFERING PRICE        AGGREGATE           AMOUNT OF
                TO BE REGISTERED                         REGISTERED          PER UNIT (1)     OFFERING PRICE (1)  REGISTRATION FEE
Common Stock, par value $0.01....................      1,437,500 (2)             $8.44           $12,132,500          $3,676.15
Warrants.........................................      1,437,500 (2)             $.10              $143,750            $43.56
Common Stock issuable upon exercise of
  Warrants.......................................      1,437,500 (3)            $10.13           $14,561,875          $4,412.25
Common Stock issuable upon exercise of
  Representative's Purchase Option...............         125,000                $9.28            $1,160,000           $351.48
Warrants issuable upon exercise of
  Representative's Purchase Option...............         125,000                $0.11             $13,750              $4.17
Common Stock issuable upon exercise of warrants
  issuable upon exercise of Representative's
  Purchase Option................................         125,000               $10.13            $1,266,250           $383.67
Total.......................................................................................     $29,278,125          $8,871.28

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based on the last sale price of the Registrant's Common Stock on the Nasdaq SmallCap Market on February 4, 1997.

(2) Includes 187,500 shares of Common Stock or 187,500 Warrants, as the case may be, issuable upon exercise of the Underwriters' over-allotment option.

(3) This Registration Statement also relates to such indeterminate number of shares of Common Stock issuable pursuant to the anti-dilution provisions of the Warrants.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           TRIDENT ROWAN GROUP, INC.

              CROSS-REFERENCE SHEET BETWEEN ITEMS OF FORM S-1 AND
           FORM OF PROSPECTUS PURSUANT TO REGULATION S-K, ITEM 501(B)

   ITEM NO.                                                                         LOCATION IN PROSPECTUS
-------------                                                        ----------------------------------------------------

         1.    Forepart of Registration Statement and Outside Front
               Cover Page of Prospectus............................  Facing Page, Outside Front Cover Page

         2.    Inside Front and Outside Back Cover
               Pages of Prospectus.................................  Inside Front Cover Page, Outside Back Cover Page

         3.    Summary Information, Risk Factors and Ratio Ratio of
               Earnings to Fixed Charges...........................  Summary, Risk Factors

         4.    Use of Proceeds.....................................  Summary, Use of Proceeds

         5.    Determination of Offering Price.....................  Outside Front Cover Page, Underwriting

         6.    Dilution............................................  Inapplicable

         7.    Selling Security Holders............................  Inapplicable

         8.    Plan of Distribution................................  Underwriting; Inside Front Cover Page

         9.    Description of Securities to be Registered..........  Description of Securities

        10.    Interests of Named Experts and Counsel..............  Inapplicable

        11.    Information with Respect to the
               Registrant..........................................  Summary, Summary Consolidated Financial Data,
                                                                     Capitalization, Selected Consolidated Financial
                                                                     Data, Risk Factors, Management's Discussion and
                                                                     Analysis of Financial Condition and Results of
                                                                     Operations, Business, Management, Certain
                                                                     Transactions, Principal Stockholders, Description of
                                                                     Securities

        12.    Disclosure of Commission Position on Indemnification
               for
               Securities Act Liabilities..........................  Inapplicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT
BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS, DATED FEBRUARY 11, 1997

PROSPECTUS

TRIDENT ROWAN GROUP, INC.
1,250,000 SHARES OF COMMON STOCK AND
1,250,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

    All of the shares of common stock ("Common Stock") and Redeemable Common Stock Purchase Warrants ("Warrants") offered hereby (collectively, "Securities") are being sold by the issuer, Trident Rowan Group, Inc. ("Company" or "TRG"). Each Warrant is exercisable for four years commencing one year from the date of this Prospectus at an exercise price of 120% of the offering price per share of Common Stock. The Company may redeem the Warrants at a price of $.01 per Warrant at any time after they become exercisable if notice of not less than 30 days is given and the last sale price of the Common Stock has been at least 133 1/3% of the then exercise price of the Warrants on all 20 trading days ending on the third day prior to the day on which notice is given. See "Description of Securities."

    The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "TRGI." The last sale price of the Common Stock on February 4, 1997 was $8 7/16. Prior to this Offerings there has been no public market for the Warrants and there can be no assurance that any such market will develop. The Company has made application for the Common Stock and Warrants to trade on the Nasdaq National Market System under symbols TRGI and TRGIW, respectively.
                            ------------------------

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                          UNDERWRITING
                                                                            PRICE TO      DISCOUNTS AND    PROCEEDS TO
                                                                             PUBLIC      COMMISSIONS(1)    COMPANY(2)
Per Share...............................................................  $               $               $
Per Warrant.............................................................  $               $               $
Total(3)................................................................  $               $               $

(1) Does not include a 3% nonaccountable expense allowance which the Company has agreed to pay to the Underwriters. The Company has also agreed to sell to the representative of the Underwriters an option ("Representative's Purchase Option") to purchase 125,000 shares of Common Stock and/or 125,000 Warrants and to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended ("Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company, including the
    nonaccountable expense allowance, estimated at approximately $         .

(3) The Company has granted to the Underwriters an option exercisable within 45 days from the date of this Prospectus to purchase up to an additional 187,500 shares of Common Stock and/or 187,500 Warrants on the same terms set forth above solely to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $         ,
    $         and $         , respectively. See "Underwriting."
                            ------------------------

    The Securities are being offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the Securities will be made against payment therefor
at the offices of GKN Securities Corp. in New York City on or about            ,
1997.

GKN SECURITIES

           , 1997

                              [INSIDE COVER PAGE]

                             AVAILABLE INFORMATION

    THE COMPANY IS SUBJECT TO THE INFORMATIONAL REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED ("EXCHANGE ACT") AND, IN ACCORDANCE THEREWITH, FILES REPORTS, PROXY STATEMENTS AND OTHER INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION ("COMMISSION"). SUCH REPORTS, STATEMENTS AND OTHER INFORMATION CAN BE INSPECTED AND COPIES OBTAINED AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE COMMISSION AT ITS OFFICES AT ROOM 1024, 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549, AND AT THE COMMISSION'S REGIONAL OFFICES AT SEVEN WORLD TRADE CENTER, NEW YORK, NEW YORK 10048. ALSO, COPIES OF SUCH MATERIAL CAN BE OBTAINED AT PRESCRIBED RATES FROM THE PUBLIC REFERENCE SECTION OF THE COMMISSION AT JUDICIARY PLAZA, 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549. THE COMMISSION MAINTAINS A WEB SITE THAT CONTAINS REPORTS, PROXY AND INFORMATION STATEMENTS AND OTHER INFORMATION REGARDING REGISTRANTS THAT FILE ELECTRONICALLY WITH THE COMMISSION. THE WEB SITE CAN BE REACHED AT HTTP://WWW.SEC.GOV.

    THE COMPANY INTENDS TO FURNISH ITS STOCKHOLDERS WITH ANNUAL REPORTS CONTAINING CONSOLIDATED FINANCIAL STATEMENTS AUDITED BY AN INDEPENDENT ACCOUNTING FIRM AND QUARTERLY REPORTS CONTAINING UNAUDITED CONSOLIDATED FINANCIAL INFORMATION FOR EACH OF THE FIRST THREE FISCAL QUARTERS OF EACH FISCAL YEAR OF THE COMPANY FOLLOWING THE END OF SUCH QUARTER AND SUCH OTHER PERIODIC REPORTS AS THE COMPANY MAY DETERMINE TO BE APPROPRIATE OR AS MAY BE REQUIRED BY LAW.

    THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT AND THE EXHIBITS THERETO; CERTAIN PORTIONS HAVE BEEN OMITTED FROM THE PROSPECTUS IN ACCORDANCE WITH THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. FOR FURTHER INFORMATION WITH RESPECT TO THE COMPANY, THE SECURITIES OFFERED BY THIS PROSPECTUS AND SUCH OMITTED INFORMATION, REFERENCE IS MADE TO THE REGISTRATION STATEMENT, INCLUDING ANY AND ALL EXHIBITS AND AMENDMENTS THERETO.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE COMMON STOCK AND WARRANTS OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. EACH INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS DOES NOT GIVE EFFECT TO THE EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, THE WARRANTS OFFERED HEREBY, THE REPRESENTATIVE'S PURCHASE OPTION, OR OPTIONS GRANTED OR RESERVED UNDER THE COMPANY'S STOCK OPTION PLANS. THE PORTIONS OF THIS PROSPECTUS THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCE ARE FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS, EVENTS OR PERFORMANCE MAY DIFFER MATERIALLY. INVESTORS ARE CAUTIONED THAT ALL SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND THAT UNDER RELIANCE SHOULD NOT BE PLACED ON THESE FORWARD LOOKING STATEMENTS. SEE "RISK FACTORS." THESE FACTORS, AND OTHERS, ARE DISCUSSED MORE FULLY IN THE PROSPECTUS. THE COMPANY UNDERTAKES NO OBLIGATION TO RELEASE THE RESULT OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF, OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

                                  THE COMPANY

    Trident Rowan Group, Inc. ("TRG" or the "Company") is a U.S. holding company which owns an Italian manufacturer of luxury motorcycles, and an Italian manufacturer of welded steel tubes used principally by the automobile and furniture industries, and provides temporary management and capital and merchant banking to troubled businesses located primarily in Italy. The temporary management services are provided through the Company's wholly-owned subsidiary, Temporary Integrated Management S.p.A. ("T.I.M."). The Company's strategic objective is to make investments in troubled businesses identified through the management activities of T.I.M. and through the Company's merchant banking group. The Company's principal operating subsidiary, Moto Guzzi, S.p.A. ("Moto Guzzi"), manufactures and sells motorcycles internationally, ranging from medium to high-priced, under the brand name "Moto Guzzi-Registered Trademark-." A second operating subsidiary, L.I.T.A. S.p.A. ("L.I.T.A."), acquired as a result of a T.I.M. engagement, manufactures steel tubing.

MOTO GUZZI

    Moto Guzzi was founded 75 years ago and has earned a reputation as one of the elite motorcycle manufacturers in the world. Moto Guzzi also sells motorcycle spare parts through its wholly owned subsidiary, Centro Ricambi S.r.l. Moto Guzzi distributes its motorcycles worldwide through a network of wholly or partially owned importers and independent dealers. Recognizing the strategic importance to its growth of the U.S. market, in 1996 Moto Guzzi acquired Moto America, Inc., the exclusive U.S. importer and distributor of its products.

    For more than 10 years, Moto Guzzi has failed to operate profitably. In 1994, TRG engaged T.I.M., then an independent management company, and now, as described above, a wholly owned subsidiary of the Company, to provide emergency temporary management services to Moto Guzzi. T.I.M. developed a strategic plan to improve the operating results of Moto Guzzi and materially enhance its value. Under T.I.M.'s management, Moto Guzzi has implemented a program of selective component outsourcing and has improved both production levels and results of operations. Moto Guzzi currently produces four principal models, the "V-10 Centauro", the "Daytona RS" (which may be marketed under another name in the United States), the "Sport 1100" and the "California 1100". New models are also planned. Moto Guzzi also manufactures military and police models.

    Since May 1994, Moto Guzzi has made significant progress in its turnaround of operations, increasing sales and production from approximately 3,600 units in 1993 to more than 6,000 units in 1996. Despite a weak third quarter, revenues increased by almost 15% during the first nine months of 1996 compared to 1995, and motorcycle unit production increased nearly 25% in the same period. Nonetheless, Moto Guzzi realized a net loss during the first nine months of 1996. Under the strategic plan proposed by T.I.M., significant increases in production are planned for each of the next few years, financed in part by the proceeds of a recent $6 million private offering of securities by the Company's subsidiary, Moto Guzzi Corp., a Delaware corporation which owns 100% of the capital stock of Moto Guzzi ("Moto Guzzi Financing"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

L.I.T.A.

    L.I.T.A. manufacturers specialty steel tubes used principally in the automotive and furniture industries. T.I.M. had been engaged by L.I.T.A. after a material decline in L.I.T.A.'s operations and in 1995 the Company acquired L.I.T.A. The Company is seeking to enhance the value of L.I.T.A. by increasing sales volumes and market share to a level which will permit a sale to, or merger with, a competitor on favorable terms. In the first nine months of 1996, the positive effects of sales volume increases achieved (42% over the comparable period of 1995) have been offset by falling steel prices which have led to reductions in finished product prices and losses on sales of finished products. Stability in its markets and further increase in volumes are likely to be preconditions for eventual realization of value from L.I.T.A.

T.I.M.

    T.I.M. provides temporary management for companies facing special problems. It does so through a network of experienced and qualified managers which it makes available to operate all or strategic portions of the businesses of its clients. Managers are selected based on a client's specific needs and are supported by T.I.M.'s management and administrative resources. T.I.M. analyzes the client's businesses and develops strategic business plans based on the client's objectives which, upon agreement with the client, define the goals and standards upon which T.I.M.'s performance and incentive compensation will be measured at the end of each engagement. A significant component of T.I.M.'s compensation is performance related.

    A typical T.I.M. engagement requires the appointment of a T.I.M. manager to act as a temporary Chief Executive Officer, or, less frequently, as Chief Financial Officer, Chief Operating Officer or as an executive responsible for a specific functional team or project. The engagement might require the adoption of a fundamental corporate restructuring, a sale or other divestiture of assets, the reorganization of marketing or distribution functions, financial restructuring, or managing technological innovation. T.I.M.'s strategic plans usually focus on reestablishing profitability and increasing net worth, achieving productivity growth and managing staff reductions, accelerating the decision-making process, and bridging cultural gaps which may have inhibited growth. Engagements are typically of a duration of 12 to 24 months.

    In addition to providing senior management for Moto Guzzi and L.I.T.A., T.I.M. is currently engaged in the management of several companies and is actively negotiating several other engagements. It is seeking to enlarge its operations through establishing branch offices in addition to its Milan office.

    The Company's merchant banking group analyzes investment opportunities from a financial standpoint that arise out of, or which could involve, T.I.M.'s management engagements, and then negotiates the terms of such investments. It is the Company's policy that such investments will be made only in companies in which it provides senior level temporary management.

    TRG was organized in Maryland in 1917 as Rowan Controller, Inc., changing its name to Rowan Industries, Inc. and then De Tomaso Industries, Inc. before becoming Trident Rowan Group, Inc. in 1996. Its principal executive office is located at Two Worlds Fair Drive, Franklin Township, Somerset, New Jersey 08873, and its telephone number is (908) 868-9000.

                                  THE OFFERING

Securities Offered by the
  Company....................  1,250,000 shares of Common Stock and 1,250,000 Warrants.
                               Each Warrant will entitle the registered holder thereof to purchase one share of Common Stock at a price of 120% of the offering price per share of Common Stock. The Company may
                               redeem the Warrants at a price of $.01 per Warrant at any
                               time after they become exercisable if notice of not less
                               than 30 days is given and the last sale price of the Common
                               Stock has been at least 133 1/3% of the then exercise price of the Warrants on all 20 trading days ending on the third day prior to the day on which notice is given.

Common Stock Outstanding
  Prior to the Offering......  3,902,540 shares, including 849,640 shares that are subject to repurchase. See "Business--Recent
                               Transactions--Finprogetti Acquisition and Repurchase of
                               Former Chairman's Shares."

Common Stock to be
  Outstanding after the
  Offering...................  5,152,540 shares.

Use of Proceeds of Planned
  Offering...................  To make investments in the Company's subsidiaries, and for working capital and general corporate purposes. See "Use of
                               Proceeds."

Risk Factors.................  The Securities offered hereby involve a high degree of risk, including without limitation, the Company's history of
                               losses, intense competition, seasonality of the Company's
                               business and quarterly fluctuations, sensitivity to foreign currency exchange rates, and other foreign operations risks.
                               See "Risk Factors."

Nasdaq Small Cap Market
  Common Stock symbol........  TRGI

Proposed Nasdaq National
  Market Common Stock and
  Warrant Symbols,
  respectively...............  TRGI, TRGIW

                      SUMMARY CONSOLIDATED FINANCIAL DATA
  (In millions of Italian Lire and thousands of U.S. Dollars, except per share data)

    THE FOLLOWING TABLE SETS FORTH SUMMARY FINANCIAL DATA FOR THE COMPANY ON A CONSOLIDATED HISTORICAL BASIS FOR THE PERIODS AND DATES INDICATED. THE HISTORICAL BALANCE SHEET DATA AS OF DECEMBER 31, 1995 AND 1994 AND THE STATEMENT OF OPERATIONS DATA FOR EACH OF THE THREE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 ARE DERIVED FROM THE AUDITED FINANCIAL STATEMENTS OF THE COMPANY INCLUDED IN THIS PROSPECTUS. THE RESULTS OF ANY INTERIM PERIOD ARE NOT NECESSARILY INDICATIVE OF THE RESULTS TO BE EXPECTED FOR THE FULL YEAR.

    THE INFORMATION SHOULD BE READ IN CONJUNCTION WITH "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND SUCH FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS.

    THE PRO FORMA FINANCIAL INFORMATION ALSO GIVEN BELOW GIVES EFFECT TO (I) THE INCLUSION OF L.I.T.A. , ACQUIRED EFFECTIVE JULY 25, 1995 AND THE ACQUISITION OF THE OPERATING SUBSIDIARIES OF FINPROGETTI S.P.A., EFFECTIVE JULY 1, 1995 AS IF BOTH HAD OCCURRED JANUARY 1, 1995, (II) THE COMPANY'S STOCK REPURCHASE PROGRAM WHICH CLOSED ON OCTOBER 23, 1996 AND THE REPURCHASES BY THE COMPANY OF SHARES FROM FINPROGETTI S.P.A. ON NOVEMBER 7, 1996 AND DECEMBER 31, 1996, AND (III) THE MOTO GUZZI FINANCING AS IF ALL TRANSACTIONS OCCURRED AS OF JANUARY 1, 1996 AND 1995 IN THE PRO FORMA INCOME STATEMENT DATA AND AS IF THEY OCCURRED AS OF SEPTEMBER 30, 1996 IN THE PRO FORMA BALANCE SHEET DATA. THE PRO FORMA FINANCIAL DATA ARE NOT NECESSARILY INDICATIVE OF EITHER FUTURE RESULTS OF OPERATIONS OR RESULTS THAT MIGHT HAVE BEEN ACHIEVED HAD THE TRANSACTIONS BEEN CONSUMMATED AS OF THE DATES INDICATED. THE PRO FORMA FINANCIAL DATA SHOULD BE READ IN CONJUNCTION WITH THE HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO OF THE COMPANY.

    THE PRO FORMA AS ADJUSTED DATA REFLECTS THE ABOVE PRO FORMA ADJUSTMENTS AS WELL AS THE RECEIPT BY THE COMPANY OF THE NET PROCEEDS FROM THE SALE OF THE SECURITIES OFFERED HEREBY AND THE APPLICATION THEREOF.

                                                       YEARS ENDED DECEMBER 31,
                                            ----------------------------------------------
                                                 PRO FORMA(5)                           ACTUAL
                                            ----------------------  ----------------------------------------------
                                               1995        1995        1995        1995        1994        1993
                                             $000(1)      LIT.M      $000(1)      LIT.M       LIT.M       LIT.M
                                            ----------  ----------  ----------  ----------  ----------  ----------
INCOME STATEMENT DATA
Net sales.................................  $   51,891      82,403  $   45,499      72,253      51,994      41,919
Gross profit..............................       6,018       9,557       5,569       8,843       5,738       5,859
Selling, general and administrative.......      11,192      17,773      10,220      16,230      10,818      12,439
Net (loss) from continuing operations.....      (4,972)     (7,894)     (4,395)     (6,980)     (3,277)     (6,736)
Net (loss)/income.........................      (4,972)     (7,894)     (4,395)     (6,980)     (3,277)    153,497(4)
Net (loss) per common share from
  operations..............................       (1.29)     (2,047)      (1.30 (2)     (2,065 (2)     (1,593)     (2,203)
Net (loss)/income per share...............  $    (1.29)     (2,047) $    (1.30 (2)     (2,065 (2)     (1,593)     50,204(4)
Weighted average number of common and
  common equivalent shares (3)............   3,855,788   3,855,788   3,380,441   3,380,441   2,057,446   3,057,446

                                                       YEARS ENDED DECEMBER 31,
                                            ----------------------------------------------
                                                 PRO FORMA(5)                           ACTUAL
                                            ----------------------  ----------------------------------------------
                                               1995        1995        1995        1995        1994        1993
                                             $000(1)      LIT.M      $000(1)      LIT.M       LIT.M       LIT.M
                                            ----------  ----------  ----------  ----------  ----------  ----------
BALANCE SHEET DATA
Cash and cash equivalents and marketable
  securities..............................                          $   15,200      24,137      10,286       7,563
Current assets............................                              63,652      95,689      80,041      85,949
Total assets..............................                             115,133     182,830     118,661     127,556
Current liabilities excluding short-
  term....................................                              22,185      33,788      24,854      36,057
Short-term debt...........................                              24,292      38,575      21,465      29,596
Long-term debt, net of current portion....                              11,397      18,098       5,004       5,738
Shareholders' equity......................                          $   32,255      51,221      43,157      45,881

------------------------

(1) Translated solely for the convenience of the reader at the approximate exchange rate as of December 31, 1995 of Lire 1,588 to US$ 1.00.

(2) In July 1995, 1,000,000 preferred shares were converted to shares of common stock and 703,774 of such shares of common stock were acquired by the Company. Had such conversion and purchase taken place on January 1, 1995 then loss per share from continuing operations and loss per share would have been Lit. (1,978) translated solely for the convenience of the reader as $(1.25).

(3) 1,000,000 authorized and outstanding preferred shares were considered to be dilutive in 1993 and anti-dilutive in 1994. They were converted to shares of common stock in 1995, see note (2) above.

(4) In 1993, the Company recorded an extraordinary gain of Lit. 160,233 million (Lit. 52,407 per share) on the sale to Fiat Auto S.p.A. of its 51% interest in Maserati S.p.A.

(5) See unaudited pro forma financial statements and the related notes thereto for discussion of pro forma adjustments.

                                                                          NINE MONTHS ENDED SEPTEMBER 30,
                                                             ----------------------------------------------------------
                                                                  PRO FORMA(3)                     ACTUAL
                                                             ----------------------  ----------------------------------
                                                                1996        1996        1996        1996        1995
                                                              $000(1)      LIT.M      $000(1)      LIT.M       LIT.M
                                                             ----------  ----------  ----------  ----------  ----------
INCOME STATEMENT DATA
Net sales...........................                         $   43,364      66,043  $   43,364      66,043      47,001
Gross profit........................                              5,653       8,609       5,653       8,609       2,887
Selling, general and administrative
  expense...........................                              9,310      14,179       9,310      14,179      10,271
Net loss............................                             (6,634)    (10,106)     (6,458)     (9,835)     (7,347)
Net loss per share(2)...............                         $    (1.70)     (2,590) $    (1.36)     (2,073)     (2,499)
Weighted average number of common
  and common equivalent shares
  outstanding common equivalent
  shares outstanding................                          3,902,540   3,902,540   4,742,865   4,742,865   2,939,842

                                                                          NINE MONTHS ENDED SEPTEMBER 30,
                                                             ----------------------------------------------------------
                                      PRO FORMA AS ADJUSTED
                                                                  PRO FORMA(3)                     ACTUAL
                                      ---------------------  ----------------------  ----------------------------------
                                         1996       1996        1996        1996        1996        1996        1995
                                         $000       LIT.M     $000(1)      LIT.M      $000(1)      LIT.M       LIT.M
                                      ----------  ---------  ----------  ----------  ----------  ----------  ----------

BALANCE SHEET DATA
Cash and cash equivalents and
  marketable securities.............  $   16,119     24,549  $    7,406      11,280  $   13,511      20,578      16,274
Current assets net of current
  liabilities.......................      58,353    100,151      49,640      86,882      63,653      96,943      80,945
Total assets........................     112,213    170,899     103,500     157,630     110,106     167,691    177,1055
Current liabilities excluding
  short-term debt...................      20,956     31,916      20,956      31,916      20,956      31,916      13,129
Short-term debt.....................      22,913     34,897      22,913      34,897      26,443      40,273      33,190
Long-term debt, net of current
  portion...........................      10,568     16,095      10,568      16,095       8,704      13,257      20,645
Shareholders' equity................  $   29,947     45,609  $   21,235      32,340  $   27,212      41,444      50,023

------------------------

(1) Translated solely for the convenience of the reader at the approximate exchange rate as of September 30, 1996 of Lire 1,523 to US$ 1.00.

(2) In July 1995, 1,000,000 preferred shares were converted to shares of Common Stock and 703,774 of such shares of Common Stock were acquired by the Company. Had such conversion and purchase taken place on January 1, 1995 then loss per share would have been Lit. (2,342), translated solely for the convenience of the reader as $(1.54).

(3) See unaudited pro forma financial statements and the related notes thereto for discussion of pro forma adjustments.

    UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS DOES NOT GIVE EFFECT TO THE EXERCISE OF THE WARRANTS, THE UNDERWRITERS' OVER-ALLOTMENT OPTION, THE REPRESENTATIVE'S PURCHASE OPTION OR ANY OPTIONS GRANTED UNDER THE COMPANY'S 1995 NON-QUALIFIED STOCK OPTION PLAN OR 1995 OUTSIDE DIRECTORS' PLAN. SEE "MANAGEMENT--EXECUTIVE COMPENSATION" AND "STOCK OPTION PLANS," "PRINCIPAL STOCKHOLDERS," "CERTAIN TRANSACTIONS," "DESCRIPTION OF SECURITIES--WARRANTS," "DESCRIPTION OF CAPITAL STOCK," AND NOTE 11 OF NOTES TO FINANCIAL STATEMENTS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS."

                                  RISK FACTORS

    THE SECURITIES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. ACCORDINGLY, IN ANALYZING AN INVESTMENT IN THESE SECURITIES, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY, ALONG WITH THE OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS.

    HISTORY OF OPERATING LOSSES. The Company has sustained net losses from continuing operations in each of the past five years, and for all quarters in those five years, with the exception of the last quarter of 1995. By far the largest portion of these losses through the second quarter of 1993 was attributable to the operations of Maserati. In 1993, the Company disposed of its remaining 51% equity interest in Maserati, and has significantly reduced net losses. Nevertheless, the Company has not realized net income in any succeeding year. For the year ended December 31, 1995, the Company reported a net loss of Lit. 6,980 million ($4,395,000)*. For the nine months ended September 30, 1996 and September 30, 1995, the Company reported a net loss of Lit. 9,835 million ($6,458,000) and Lit. 7,347 million, respectively. Moto Guzzi, the Company's principal operating subsidiary, has sustained net losses in each of the past ten years. There can be no assurance that Moto Guzzi or the Company's consolidated operations will achieve profitability. Until that occurs, the Company will have to fund its operating losses and the operating losses of its subsidiaries with its and their working capital.

    POTENTIAL INABILITY TO MANAGE GROWTH OF MOTO GUZZI. The strategic plan for Moto Guzzi contemplates a significant repair and rehabilitation, and subsequent expansion, of production capabilities with a significant commitment of capital and increased use of outsourcing of components and subassemblies. This expansion may require the Company to implement a variety of additional systems, procedures and controls to manage higher inventory levels and higher levels of outsourcing and working capital requirements and may place significant strain on management, financial and other resources. There can be no assurance that such expansion will be successfully completed or that the Company's systems, procedures, controls or resources will be adequate to support expanded operations. If the Company is unable to manage its contemplated expansion successfully, its business and results of operations could be adversely affected. The Company's operating results could also be adversely affected by an increase in fixed costs and operating expenses related to the expansion of production if revenues do not increase commensurately. See "Industry Cyclicality and Demand for the Company's Products and Services--Motorcycle Industry."

    POSSIBLE LOSS OF CONTROL OVER PRINCIPAL OPERATING SUBSIDIARY. The Company, directly and through a majority-owned subsidiary, has the ability to control the election of the board of directors of Moto Guzzi Corp. and all other matters relating to such corporation, which owns 100% of the equity of Moto Guzzi. However, under certain circumstances, specifically, if there is no initial public offering of such corporation's stock by July 1998, the holders of shares of preferred stock of Moto Guzzi Corp. issued in the Moto Guzzi Financing, although owning only a minority of Moto Guzzi Corp.'s capital stock (treating the preferred stock as a common stock equivalent), will have the right to elect a majority of its board of directors. There can be no assurance that there will be any such public offering. Additionally, if the warrants to purchase Moto Guzzi Corp. common stock issued in connection with the Moto Guzzi Financing are exercised, the Company's percentage ownership of the equity of Moto Guzzi Corp., and thereby of Moto Guzzi will be diluted.

    CAPITAL NEEDS--REPAYMENT OF REAL ESTATE LOANS. In connection with its acquisition of the operating subsidiaries of Finprogetti, the Company assumed certain mortgage loans relating to property located in Cologne, Italy. The Company is currently seeking to dispose of the property, and the related liability. Under the terms of the loans, principal in the aggregate amount of approximately Lit. 5,000 million

------------------------

* Throughout this Prospectus, amounts reported in Lire as at December 31, 1995 are translated solely for the convenience of the reader at the approximate exchange rate at such date of 1,588 Lire to the U.S. Dollar. Amounts reported in Lire as at September 30, 1996 are translated at the approximate exchange rate of Lit. 1,523 to the U.S. Dollar.

($3,283,000) is required to be repaid in 1997, and an aggregate of an additional approximately Lit. 4,700 million ($3,086,000) in 1998 and 1999. If such property is not sold the Company will be required to repay or otherwise refinance the loans. There can be no assurance that such loans can be repaid or timely refinanced on acceptable terms, or on any terms at all. In such event, the Company will be unable to accomplish its strategic objectives and also make payments under the loans, and will have to choose between changing its planned use of capital or suffering default of the loans. Such loans are collateralized by the Cologne property, an assignment of rents, and the Company's equity interest in its Pastorino S.r.l. subsidiary.

    INDUSTRY CYCLICALITY AND DEMAND FOR THE COMPANY'S PRODUCTS AND SERVICES--MOTORCYCLE INDUSTRY. In the past, the overall motorcycle industry has been subject to dramatic changes in demand due to changing social and economic conditions. Among other factors, prevailing economic conditions may unfavorably affect disposable income for leisure activities and the increased cost of gasoline could have a negative effect on the cost of motorcycling. Accordingly, there can be no assurance that Moto Guzzi's markets will remain in a growth phase or remain stable.

    Moto Guzzi's performance is influenced by its ability to predict future demand for existing and new products. Moto Guzzi plans its annual production levels and long-term product development and introduction based on anticipated demand for its products. For the majority of sales, the Company does not have long-term purchase commitments or irrevocable orders. The Company relies on its own market assessment and ongoing communication with its customers to anticipate the future volumes of purchase orders. A number of factors could cause customers to delay or cancel orders. Moto Guzzi has experienced frequent delays in production and shipment. Delays in production and shipment by the Company could also cause cancellation of orders or loss of significant customers and have an adverse effect on the Company's business, financial condition and results of operations. See "Seasonal Business; Quarterly Fluctuations-- Moto Guzzi."

    DEPENDENCE ON LIMITED NUMBER OF THIRD PARTY SUPPLIERS AND MANUFACTURERS FOR KEY COMPONENTS. Moto Guzzi purchases many significant motorcycle components from third parties. The Company believes that there are numerous available sources of supply for most of them. Although Moto Guzzi attempts to maintain alterative sources for its supplies, certain significant components are available from only one or two sources and Moto Guzzi may therefore be unable to obtain advantageous pricing, and is subject to the risk of possible delays in deliveries. Delays in deliveries of certain components have occurred as recently as December 1996. Failure by suppliers to continue to supply Moto Guzzi on commercially reasonable terms, or at all, would have a material adverse effect on the Company. Moto Guzzi generally does not maintain long-term supply agreements with its suppliers and purchases required componentry pursuant to purchase orders or short-term contracts in the ordinary course of business. Failure or delay in receiving necessary raw materials and components by Moto Guzzi would adversely affect the Company's operations and its ability in turn to deliver its products on a timely basis. Moto Guzzi is seeking to increase its reliance on outside suppliers for assembly of partially completed componentry, as a means of reducing direct labor expenses. There can be no assurance that adequate sources of reliable outside suppliers will be identified and engaged at advantageous terms, or at all. See "Business--Moto Guzzi--Manufacturing."

    SEASONAL BUSINESS; QUARTERLY FLUCTUATIONS--MOTO GUZZI. Moto Guzzi's operations are characterized by seasonal fluctuations in demand and production. Retail market demand is highest in the spring and early summer, whereas most sales to Italian government agencies, both federal and regional, take place in the fourth quarter. Production at Moto Guzzi, as at most Italian companies, declines materially during August, the traditional holiday month, and also declines somewhat over the Christmas holiday and shortly thereafter as inventory is taken. As the Company's largest operating subsidiary, sales and production declines at Moto Guzzi significantly affect the Company's consolidated results of operations. While Moto Guzzi's management is implementing plans to try to reduce production and sales fluctuations, there can be no assurance that such plans will be successful. See "Business--Moto Guzzi--Competition."

    SEASONAL BUSINESS--L.I.T.A. L.I.T.A.'s operations have historically been seasonal due to the L.I.T.A.'s dependence on the automobile industry. Demand is lowest over the period from November to February and is also significantly reduced in the traditional holiday month of August. Since 1995, L.I.T.A. has sought to reduce this seasonality by expanding the markets it serves to include the furniture industry, which is less seasonal, but a majority of its sales continues to be to the automobile industry. See "Business--Moto Guzzi--L.I.T.A.--Customers."

    COMPETITION--MOTO GUZZI. In the manufacture and sale of motorcycles, Moto Guzzi competes with companies which are far larger and better capitalized, and many of which have greater name recognition, including Yamaha, Kawasaki, Suzuki and Honda, the industry leaders from Japan, Aprilia and Cagiva of Italy, and Harley Davidson of the United States. Each of these competitors has a far larger market share than Moto Guzzi, and access to greater financial resources. Moto Guzzi competes principally through such intangible qualities as performance, reputation and quality of manufacture, areas in which its current and potential competitors also excel. See "Business--Moto Guzzi--Competition."

    COMPETITION--L.I.T.A. L.I.T.A.'s principal competitors are principally represented by larger companies, many of them subsidiaries of steel manufacturers. These are predominantly Italian companies and include Profilmec S.p.A. and Ispadue S.p.A., the Lombarda Tubi division of the Marcegaglia Group and ITAS S.p.A. The size of these competitors and the support of their parent companies enable them to compete aggressively in the market. L.I.T.A. competes principally on quality, flexibility of service and timeliness of delivery, factors which its competitors also seek to offer to the market. There is no assurance that L.I.T.A. will be able to continue to compete successfully, if at all.

    COMPETITION--MERCHANT BANKING DIVISION. Many companies, including the large investment banking firms of the United States and Europe, such as Goldman Sachs & Company and Salomon Inc., U.S. and European venture capital funds such as Advent International, 3I Investors in Industry, and Upside 1, and the investment banking divisions of Italian and European commercial banks such as Medio Credito, can be expected to compete with the Company. Most of these competitors are larger and have considerably greater financial and marketing resources than the Company. Although only a few of these competitors, such as Wexford Capital and Upside 1, currently invest in troubled companies in Italy, there can be no assurance that these and other companies will not provide increasing competition to the Company for opportunities for investing in troubled Italian companies in the future.

    ENVIRONMENTAL, SAFETY AND OTHER GOVERNMENTAL REGULATIONS. Motorcycles sold in the United States and the European Economic Community and other countries are subject to environmental emissions regulations and safety standards with which Moto Guzzi must comply. All 1997 Moto Guzzi models substantially comply with all emission standards applicable in all countries in which they are sold. There can be no assurance, however, that Moto Guzzi will be able to cost-effectively comply with any emissions or safety standards which governments may hereafter adopt (though the design of new products seeks to conform with such standards as are believed likely to be introduced). In the event its compliance is not cost-effective in the future, Moto Guzzi may be unable to achieve the market growth that it desires.

    Moto Guzzi and L.I.T.A. are subject to a number of governmental regulations relating to the use, storage, discharge and disposal of minerals and alloys used in their manufacturing processes and to the safety standards of their facilities and processes. Claims or the failure to comply with present or future regulations could result in the assessment of damages or imposition of fines against the Company, suspension of production or cessation of certain activities which could adversely affect the Company's operating results. New regulations could require the Company to acquire costly equipment or incur other significant expenses that could have an adverse effect on the Company's financial condition and results of operations. Any failure by the Company to control the use of, or adequately restrict the discharge of, hazardous substances or otherwise comply with applicable safety requirements or current or future legislation could subject it to future liabilities. See "Business--Moto Guzzi--Compliance with Governmental Regulations" and "Business--L.I.T.A.--Compliance with Governmental Regulations."

    RISK OF STRIKES. Both Moto Guzzi and L.I.T.A. operate in heavily unionized industries, subjecting them to risk of strikes and other work stoppage. The Company has been and may in the future be subject to day-long strikes and work stoppages at its Moto Guzzi facility in connection with the current negotiation of national labor contracts. Any increase in the duration of any day-long strike or in the number of strikes may have a material adverse effect on production at Moto Guzzi.

    BROAD DISCRETION IN APPLICATION OF PROCEEDS. The Company will have broad discretion regarding how and when the Offering proceeds will be applied and will use a portion of such proceeds to pay salaries, including salaries of its executive officers. See "Use of Proceeds" and "Certain Transactions."

    FUTURE CAPITAL NEEDS; UNCERTAINTY OF ACCESS TO CAPITAL. The proceeds of this Offering are not expected to be sufficient to permit the Company to make all of the entrepreneurial cash investments which could foreseeably become available to it as the Company pursues its growth objectives. The Company also plans to use its authorized and unissued shares of Common Stock for the purpose of carrying out its investments and acquisitions, but there can be no assurance that the capital requirements of a particular client or of an entity in which the Company owns a significant equity interest (each a "Portfolio Company") could be satisfied through the Company's Common Stock. Additionally, the Company may develop or be presented with opportunities in which the willingness of third parties to provide needed capital infusions to a client or Portfolio Company to enable it to achieve the strategic plan created by T.I.M. would be contingent on the Company's willingness and ability itself to participate in such financing. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Future Liquidity Needs."

    FUTURE CAPITAL NEEDS--MOTO GUZZI. The Company does not expect that its existing capital resources, coupled with the proceeds of the Moto Guzzi Financing and of this Offering, will be sufficient to meet Moto Guzzi's planned expansion of production capacity and to finance the growth in sales, if any, beyond the next 18 months. Additional financing will be necessary to develop or expand operations and also possibly in order to meet future working capital needs. The extent of available additional financing will also depend on the willingness of the banking system in Italy to continue to provide advances against trade receivables. Such financing therefore is dependent on short-term production levels and is subject to being withdrawn in the case of production delays or stoppages caused by any means or by any other factors which could affect sales levels. Further, Moto Guzzi has only limited formal arrangements regarding its currently available bank credit lines which could be significantly reduced by the banks at any time and for any reason. For its long-term viability, the Company will be required to borrow or sell additional securities or seek other new sources of financing or may be required to curtail or reduce Moto Guzzi's activities. Prior to the Moto Guzzi Financing, some of Moto Guzzi's capital needs were provided by the Company. The Company, however, has no commitment to provide additional financing to Moto Guzzi except for a portion of the proceeds from this Offering. To the extent that any future financing involves the sale of the Company's equity securities, the interest of the Company's then-stockholders could be substantially diluted. There can be no assurance that any sources of additional financing will be available to Moto Guzzi or the Company on acceptable terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Use of Proceeds".

    RISKS OF ENTERING INTO MERCHANT BANKING BUSINESS. The Company's growth strategy depends in part on its ability to make additional entrepreneurial investments and acquisitions, such as its acquisition of L.I.T.A., to add value to such investments through the management skills provided by T.I.M. and the investment and capital finance skills provided by the Company's merchant banking group and to then realize the enhanced value generated. However, the Company's management does not have experience operating a merchant bank, and has only limited experience together managing the Company. Even assuming the success of T.I.M. in obtaining the type of engagements which could stimulate opportunities to provide investment capital to or to make acquisitions of its client companies, there can be no assurance that any such opportunity will result in an investment in or acquisition of a Portfolio Company on favorable terms or at all. Further, even if an investment or acquisition is consummated, there can be no assurance that the Company will be able successfully to realize all or any portion of the enhanced value it hopes to add to the particular client or Portfolio Company.

    INTERNATIONAL NATURE OF BUSINESS. The Company's principal operating subsidiaries, Moto Guzzi and L.I.T.A., manufacture their products in Italy and distribute them in many countries. As a result, the Company's business is subject to various risks beyond its control such as changes in laws and policies affecting labor, trade and investment (including trademark protection) and the instability of foreign economies and governments. The Company has taken applicable laws and regulations into account in structuring its business on a global basis, which has been done in a manner which seeks to achieve operational and tax efficiencies. Changes in such laws, including tax laws, could adversely affect the Company's results of operations, cash flows and financial condition.

    ENFORCEMENT OF JUDGMENTS; EFFECT OF FOREIGN LAW. The Company is a corporation organized under the laws of the State of Maryland. The majority of its directors and executive officers are non-residents of the United States. All or a substantial portion of the assets of such persons and of the Company are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them judgments obtained in U.S. courts predicated upon civil liability provisions of the federal securities laws of the United States. There can be no assurance as to the enforceability in Italy in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the Federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Italy.

    EXPOSURE OF RESULTS TO CHANGES IN EXCHANGE RATES. Moto Guzzi's sales and operating profits will be affected by the impact of fluctuations in foreign currency exchange rates on product prices and certain operating expenses. It is expected that L.I.T.A.'s sales and operating profits will also be affected by the impact of fluctuations in foreign currency exchange rates on product prices as it seeks to expand export sales, which are not currently material. Fluctuations in the exchange rates of certain foreign currencies (principally the Deutschemark and the U.S. Dollar, as Germany and the U.S. are or are expected to be significant markets for Moto Guzzi) relative to the Italian Lira may have an adverse effect on the Company's sales and operating results and the international competitiveness of its Italian-based manufacturing operations. In 1993 and 1994, the Company substantially benefited from the depreciation of the Italian Lira against the major European currencies and the U.S. Dollar, although there can be no assurance that such depreciation will occur in the future. See "Exposure of Results to Raw Material and Commodity Prices."

    EFFECT OF CURRENCY EXCHANGE RATES ON MARKET PRICE. Fluctuations in the lira-to-dollar exchange rate will affect the Company's reported revenues and operating results and are likely to have an effect on the market price of the Company's shares.

    EXPOSURE OF RESULTS TO RAW MATERIAL AND COMMODITY PRICES. The operations of Moto Guzzi and L.I.T.A. are significantly affected by the prices of raw materials, including commodities (principally steel and aluminum), which can be subject to considerable short-term variations in price. Although the Company generally seeks to pass on the effects of price increases of raw materials to its customers, in the past it has not always been able to do so and in the future may not be able to do so due to competitive pressures. In the first half of 1996, the revenues and results of operations of L.I.T.A. were adversely affected by a steep fall in the prices of the various grades of steel which form its principal supply of raw material. This led to a steep fall in the market prices of finished products and L.I.T.A. incurred losses on inventories of steel purchased prior to the fall in steel prices. Aluminum products, which are important in the manufacture of motorcycles by Moto Guzzi, increased in price by approximately 30% in 1995 compared to 1994 as a result of increases in the price of aluminum. Aluminum prices in 1996 were largely unchanged. The prices of other raw materials and commodities, many of which are not produced or sourced in the countries in which the Company operates, are also subject to fluctuations as a consequence of changes in foreign currency exchange rates. See "Exposure of Results to Changes in Exchange Rates", "Business--Moto Guzzi--Raw Materials and Components" and "Business--L.I.T.A.--Raw Materials and Components."

    RELIANCE ON MAIN MANUFACTURING FACILITIES. All of the manufacture of Moto Guzzi motorcycles takes place at a single production facility in Mandello del Lario, Italy. All of L.I.T.A.'s manufacture of steel tubing products takes place at a single factory in Torino, Italy. A significant interruption of production at either of these facilities due to strikes or other causes could have a material adverse effect on the Company's business and operating results. Various health and safety repairs are also required to be made at the Moto Guzzi facility. Such repairs, if costly, could have an adverse effect on the Company. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

    LACK OF PATENT OR INTELLECTUAL PROPERTY PROTECTION. The design and technology of motorcycles manufactured and sold by Moto Guzzi are not protected by any patent, trademark or other intellectual property rights which would create a competitive advantage for the Company, other than the registered trademark for "Moto Guzzi-Registered Trademark-" itself, and related trademarks which the Company believes are well known and highly regarded. The component parts of motorcycles are manufactured pursuant to well-known techniques and include components which are not unique to Moto Guzzi's products. Moto Guzzi relies on design, manufacturing skills and know-how to produce motorcycles which it believes will find acceptance in its market niche. There can be no assurance that a competitor of Moto Guzzi will not develop an enhancement to motorcycle transportation that will be superior and patentable or otherwise protected from duplication by others. There can be no assurance that competitors do not have, or will not develop, equivalent or superior manufacturing or design skills. See "Business--Moto Guzzi--Patents and Trademarks."

    PRODUCT LIABILITY. Moto Guzzi is engaged in a business which exposes it to possible claims for personal injury from the use of its products. Moto Guzzi maintains product liability insurance with a per-occurrence limit of Lit. 2,000 million. Although no claims have been made against the subsidiary in excess of insurance coverage, there can be no assurance that such claims will not arise in the future or that the insurance coverage will be sufficient to pay such claims. A partially or completely uninsured claim, if successful and of significant magnitude, could have a material adverse effect on the Company.

    RELIANCE ON CURRENT MANAGEMENT GENERALLY. The success of the Company in achieving its growth objectives depends, in part, on the continued participation of certain key executives of the Company, including Howard E. Chase (President and Chief Executive Officer), Albino Collini (Chief Operating Officer), Mario Tozzi-Condivi (Vice Chairman of the Board and president of Moto Guzzi) and Domenico Costa (Managing Director of T.I.M.). Although the Company has entered into five-year employment agreements with Messrs. Chase and Collini, a five-year consulting agreement with Como Consultants, Limited, a corporation which will provide the services of Mr. Tozzi-Condivi, and a three-year employment agreement with Mr. Costa and Mr. Carlo Previtali (Secretary and Treasurer), there can be no assurance that the Company will be able to retain its key executives on a long-term basis. The key executives, who each have experience in aspects of the Company's business operations, have limited experience operating the Company together, and are inexperienced at managing a publicly held holding company and in merchant banking. See "Risks of Entering Into Merchant Banking Business."

    SHARES ELIGIBLE FOR FUTURE SALE. Future sales of Common Stock in the public market following this Offering could adversely affect the market price of the Common Stock or the Warrants. See "Shares Eligible for Future Sale."

    POSSIBLE VOLATILITY OF STOCK PRICE. The market price of the Common Stock could be subject to significant fluctuations in response to such factors as, among others, variations in the anticipated or actual results of operations of the Company or its subsidiaries, changes in economic or political conditions affecting the U.S., Italy or the other countries in which the Company will operate, the financial markets generally, and changes in the motorcycle industry specifically. The Company's Common Stock has fluctuated between a low bid price of $2 per share and a high bid price of $11 per share in the past three years.

    ANTI-TAKEOVER EFFECT OF MARYLAND CORPORATE LAW. The Company is not currently, but may in the future become, subject to certain provisions of the Maryland corporate law which may have the effect of deterring hostile takeovers or delaying or preventing changes in the control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market prices. See "Description of Securities--Maryland Takeover Statute."

    ABSENCE OF DIVIDENDS. The Company has not paid any dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. See "Dividend Policy."

    POTENTIAL LOSS OF ACTIVE TRADING MARKET. There has been no prior market for the Warrants, and there can be no assurance that a public market for the Warrants will develop or be sustained after the Offering. The Company's Common Stock is traded on the Nasdaq SmallCap Market ("Nasdaq SmallCap"). The Company has applied to have the Common Stock and Warrants approved for trading on the Nasdaq National Market, although there is no assurance that such listing will be approved. The Company has simultaneously applied for listing of the Warrants on Nasdaq SmallCap and in the event that the Securities are not approved for listing on the Nasdaq National Market, the Company anticipates that the Common Stock will continue to be listed and the Warrants will commence trading on the Nasdaq SmallCap. To continue to be listed on Nasdaq after the Offering, the Company must satisfy certain maintenance criteria. The failure to meet these maintenance criteria in the future may result in the Common Stock or Warrants being ineligible for quotations on Nasdaq and trading, if any, of the Common Stock and the Warrants would thereafter be conducted on the OTC Bulletin Board. As a result of such ineligibility for quotations, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of the Common Stock or the Warrants. See "Possible Volatility of Stock Price."

    POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS. The Company may redeem the Warrants once they become exercisable, at a price of $.01 per Warrant, at any time upon not less than 30 days prior written notice if the last sale price of Common Stock has been at least 133 1/3% of the then-exercise price of the
Warrants (initially $         ) on 20 consecutive trading days ending on the
third day prior to the date on which notice is given. Notice of redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, to sell the Warrants at the current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price which would be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities--Warrants."

    CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS. The Company will be able to issue shares of its Common Stock upon exercise of the Warrants only if there is then a current prospectus relating to such Common Stock, and only if such Common Stock is qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the Warrants reside. The Company has undertaken and intends to file and keep current a prospectus which will permit the purchase and sale of the Common Stock underlying the Warrants, but there can be no assurance that the Company will be able to do so. Although the Company intends to seek to qualify for sale the shares of Common Stock underlying the Warrants in those states in which the securities are to be offered, no assurance can be given that such qualification will occur. The Warrants may be deprived of any value and the market for the Warrants may be limited if a current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if such Common Stock is not qualified or is exempt from qualification in the jurisdiction in which the holders of the Warrants reside. See "Description of Securities--Warrants."

    RISKS ASSOCIATED WITH FORWARD LOOKING STATEMENTS. This Prospectus contains certain forward looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward looking statements involve risks and uncertainty, including without limitation, the ability of the Company to implement its strategy and identify new market and product opportunities, product development costs, and the dependence of the Company on certain manufacturers, as well as general market conditions, competition and pricing. Although the Company believes that the assumptions underlying the forward looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                  THE COMPANY

    The Company was organized in Maryland in 1917 as Rowan Controller, Inc. changing its name to Rowan Industries, Inc. and then to De Tomaso Industries, Inc. before changing its name in August 1996 to Trident Rowan Group, Inc. In 1993, the Company, through one of its Italian subsidiaries, disposed of its 51% equity interest in its then-largest operating company, Maserati S.p.A. which for years had been sustaining substantial losses. Following the sale of Maserati, the Company's largest operating subsidiary was Moto Guzzi, which had also incurred years of losses. In 1995, the Company acquired substantially all of the operating assets of Finprogetti S.p.A., a small private Italian merchant bank, including T.I.M. The Company's principal executive office is located at Two Worlds Fair Drive, Franklin Township, Somerset, NJ 08873 and its telephone number is (908) 868-9000.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of Common Stock and Warrants
offered hereby are estimated to be approximately $         (approximately
$         if the Underwriters' over-allotment option is exercised in full), based on an assumed initial offering price of $8.00 per share of Common Stock and $.10 per Warrant, less underwriting discounts and commissions and offering expenses payable by the Company.

    The Company intends to use approximately $4 million of the net proceeds to provide further funds for some of the planned growth of Moto Guzzi, whose projected significant expansion in production in the upcoming years requires significant capital expenditure and working capital, including to repair, replace and/or rehabilitate aged production equipment. See "Business--Recent Transactions--Moto Guzzi Financing."

    Approximately $1 million will be used to finance increased working capital and the acquisition of plant and machinery at L.I.T.A. to support its growth.

    The Company will also consider entrepreneurial investment and acquisition opportunities arising out of its temporary management engagements and otherwise. Although the Company currently has no arrangements, understandings or agreements with respect to any such acquisitions or investments, the immediate availability of funds is likely to be a determining factor in negotiating advantageous terms for such possible transactions.

    The balance of the net proceeds of this Offering is allocated for working capital and general corporate purposes including, among other things, payment of expenses incurred or to be incurred by the Company in connection with its operations and payment of general corporate expenses including salaries of officers. Pending the use of net proceeds such as described above, the Company will invest such proceeds in United States government securities, short-term deposits or other investment grade, short-term interest-bearing investments.

    The Company believes that these funds, together with available cash, cash equivalents and marketable securities, plus anticipated future revenues, will be adequate to satisfy the regular cash requirements of Moto Guzzi and L.I.T.A. for the next 12 to 18 months, but such funds will not be adequate to satisfy all of the reasonably foreseeable capital needs which such subsidiaries will have, including rehabilitation and expansion of production capacity and increased sales. See "Risk Factors--Capital Needs; Uncertainty of Access to Capital."

    If, however, the Company's plans or assumptions change or prove to be inaccurate with respect to the proceeds of the Offering, and/or cash generated from future revenues, if any, prove to be insufficient to fund operations (due to unanticipated expenses, problems or otherwise), the Company may find it necessary and/or advisable to reallocate some of the proceeds within the above-described categories or to use portions thereof for other purposes and therefore management will have significant discretion how and when the proceeds will be applied. See also "Risk Factors--Capital Needs--Repayment of Real Estate Loans."

                          MARKET PRICE OF COMMON STOCK

    Since September 24, 1994, the Common Stock has traded on the Nasdaq SmallCap. The reported prices represent inter-dealer prices, which do not include retail mark-ups, mark-downs, or any commission to the broker-dealer, and may not necessarily represent actual transactions.

                                                                                                  BID PRICES
                                                                                              ------------------
                                                                                               HIGH
                                                                                                BID      LOW BID
                                                                                              -------    -------
1995
1st Quarter..................................................................................   9 1/2      7 3/4
2nd Quarter..................................................................................   9 5/8      8 1/2
3rd Quarter..................................................................................   9 3/4      9 3/8
4th Quarter..................................................................................  10 1/2      9 1/2

1996
1st Quarter..................................................................................  11         10 1/4
2nd Quarter..................................................................................  10 3/4      9 5/8
3rd Quarter..................................................................................  10 5/8      9 7/8
4th Quarter..................................................................................  10 1/4      8
1997
1st Quarter through February 7, 1997.........................................................   9 3/8      8 3/8

    As of February 7, 1997, there were 1,277 holders of record of the Company's common stock.

                                DIVIDEND POLICY

    The Company has not paid any dividends since its inception and does not anticipate paying any dividends on its Common Stock for the foreseeable future. Management intends to retain earnings, if any, for use in its business and to support development and expansion of the Company's business.

                                 CAPITALIZATION

    The tables below show (i) the actual debt and capitalization of the Company as at September 30, 1996; (ii) on a pro forma basis to reflect (A) the inclusion of L.I.T.A., acquired effective July 25, 1995 and the acquisition of the operating subsidiaries of Finprogetti, effective July 1, 1995 as if both had occurred January 1, 1995, (B) the Company's stock repurchase program which closed on October 23, 1996 and the repurchases by the Company of shares from Finprogetti on November 7, 1996 and December 31, 1996 (discussed in the paragraph immediately following), and (C) the Moto Guzzi Financing and (iii) on a pro forma as adjusted basis to reflect such pro forma adjustments and as adjusted to give effect to the issuance and sale by the Company of 1,250,000 shares of Common Stock and Warrants offered hereby at an assumed public offering price of $8.00 per share of Common Stock and $0.10 per Warrant, assuming no exercise of the Underwriters' over-allotment option and after deduction of estimated underwriting commissions and offering expenses payable by the Company.

    The Company initiated a stock repurchase program on September 23, 1996 which closed on October 23, 1996. 761,995 shares were repurchased under the program at a price of $12.26 per share for a total of $9,342,000. The Company has paid $7,479,000 (Lit. 11,390 million) in cash and has delivered 8% promissory notes payable on October 23, 1998 in the aggregate principal amount of $1,863,000 (Lit. 2,838 million). The Company also repurchased a further 78,330 shares in the aggregate on November 7, and December 31, 1996 for Lit. 650 million ($427,000) in cash and assignment of a receivable of Lit. 763 million ($501,000). See Note 6 to the Unaudited Condensed Consolidated Financial Statements as at September 30, 1996. After giving effect to the two stock repurchases, the Company had outstanding at December 31, 1996, 3,902,540 shares outstanding.

                                                          MILLIONS OF LIRE                    THOUSANDS OF DOLLARS(1)
                                                -------------------------------------  -------------------------------------
                                                                        PRO FORMA AS                           PRO FORMA AS
                                                 ACTUAL     PRO FORMA     ADJUSTED      ACTUAL     PRO FORMA     ADJUSTED
                                                ---------  -----------  -------------  ---------  -----------  -------------
Advances from banks...........................     33,279      27,903        27,903    $  21,851   $  18,321    $    18,321
Current portion of long-term debt.............      6,994       6,994         6,994        4,592       4,592          4,592
                                                ---------  -----------  -------------  ---------  -----------  -------------
Long-term debt net of current portion.........     13,257      16,095        16,095        8,705      10,568         10,568
Minority interests............................     14,895      17,126        17,126        9,780      11,245         11,245
Common stock subject to repurchase............     14,392      13,742        13,742        9,450       9,023          9,023

Shareholders' equity:
    Common stock, $0.01 par value, 50,000,000
      shares authorized;
      3,902,540 issued and outstanding;
      5,152,540 to be issued and outstanding
      (2)(3)..................................         69          68            88           45          45             58
Additional paid in capital....................     76,538      82,425        95,674       50,255      54,120         62,819
  Treasury stock..............................    (11,826)    (26,816)      (26,816)      (7,765)    (17,607)       (17,607)
  Other reserves..............................      2,424       2,424         2,424        1,592       1,592          1,592
Accumulated deficit...........................    (25,761)    (25,761)      (25,761)     (16,915)    (16,915)       (16,915)
                                                ---------  -----------  -------------  ---------  -----------  -------------
  Total shareholders' equity..................     41,444      32,340        45,609       27,212      21,236         29,947
                                                ---------  -----------  -------------  ---------  -----------  -------------
  Total capitalization........................     83,988      79,303        92,572    $  55,147   $  52,072    $    60,783
                                                ---------  -----------  -------------  ---------  -----------  -------------
                                                ---------  -----------  -------------  ---------  -----------  -------------

------------------------

(1) Translated solely for the convenience of the reader from Lire into Dollars at the approximate exchange rate at September 30, 1996 of Lit. 1,523 to $1.00.

(2) Shares issued includes 849,640 shares subject to repurchase, classified outside shareholders' equity as "Common stock subject to repurchase", and is after giving effect to the repurchases of shares as described in the second paragraph at the top of this page.

(3) Assumes the issuance of 1,250,000 shares of Common Stock pursuant to the Offering.

                                 EXCHANGE RATES

    Since all of the production, and much of the sales of the Company, occur in Italy, the Company's primary financial statements are reported in Italian Lire, the functional currency of the Company as defined by generally accepted accounting principles. U.S. Dollar translations are provided solely for the reader's convenience and have been made at the approximate rate of 1,523 lire to the U.S. Dollar as of September 30, 1996 unless otherwise indicated.

    Prior to September 1992, the Bank of Italy maintained the value of the Lira within the narrow band contemplated by the Exchange Rate Mechanism (the "ERM") of the European Monetary System (the "EMS"). On September 17, 1992, in response to strong downward pressure on the exchange rate of the Lira against other EMS currencies that continued despite intervention by the Bank of Italy and the central banks of the other nations participating in the EMS, the Italian Government, in consultation with the Bank of Italy, suspended the Lira from the ERM. Following this suspension, the value of the Lira immediately declined by approximately 20% against the main EMS currencies with similar consequent depreciation against the U.S. Dollar. The Lira was readmitted into the ERM on November 25, 1996.

    The following table sets forth, for the period indicated, the high, low, average and end of period exchange rates expressed in Lire per $1.00 (rounded to the nearest Lira):

CALENDAR YEAR                                               HIGH        LOW       AVERAGE     END OF PERIOD
--------------------------------------------------------  ---------  ---------  -----------  ---------------
1996....................................................      1,606      1,499       1,542          1,522
1995....................................................      1,767      1,565       1,626          1,588
1994....................................................      1,689      1,539       1,612          1,622
1993....................................................      1,713      1,478       1,574          1,713
1992....................................................      1,475      1,066       1,243          1,478
1991....................................................      1,364      1,089       1,241          1,147

    Fluctuations in the exchange rates between the Lira and the Dollar will affect the Dollar equivalents of the Company's reported revenues and earnings. The Company does not currently engage in hedging activities to reduce its exposure to exchange rate fluctuations.

    In addition, fluctuations in the exchange rates of other foreign countries relative to the Lira may affect the Company's results of operations as a consequence of the competitiveness of the Company relative to its competitors and due to effects on the cost of imported raw materials. See "Risk Factors--Exposure of Results to Changes in Exchange Rates."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    THE CONSOLIDATED FINANCIAL DATA SET FORTH BELOW AT THE END OF THE FISCAL YEARS ENDED DECEMBER 31, 1995, 1994, 1993, 1992 AND 1991 HAVE BEEN DERIVED FROM AUDITED FINANCIAL STATEMENTS. THE CONSOLIDATED FINANCIAL DATA AT THE END OF AND FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1995 HAVE BEEN DERIVED FROM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY. IN THE OPINION OF THE COMPANY, ITS UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS HAVE BEEN PREPARED ON THE SAME BASIS AS THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND INCLUDE ALL ADJUSTMENTS, CONSISTING ONLY OF NORMAL RECURRING ADJUSTMENTS, NECESSARY FOR A FAIR PRESENTATION OF THE FINANCIAL POSITION AND RESULTS OF OPERATIONS FOR SUCH PERIODS. RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 ARE NOT NECESSARILY INDICATIVE OF RESULTS TO BE EXPECTED FOR THE RELATED FULL FISCAL YEAR.

    SEE ALSO SUMMARY PRO FORMA FINANCIAL INFORMATION AND THE PRO FORMA FINANCIAL STATEMENTS ATTACHED TO THIS PROSPECTUS WHICH GIVE EFFECT TO (I) THE INCLUSION OF L.I.T.A., ACQUIRED EFFECTIVE JULY 25, 1995 AND THE ACQUISITION OF THE OPERATING SUBSIDIARIES OF FINPROGETTI EFFECTIVE JULY 1, 1995 AS IF BOTH HAD OCCURRED ON JANUARY 1, 1995, (II) THE COMPANY'S STOCK REPURCHASE PROGRAM WHICH CLOSED ON OCTOBER 23, 1996 AND THE REPURCHASES BY THE COMPANY OF SHARES FROM FINPROGETTI ON NOVEMBER 7, AND DECEMBER 31, 1996, AND (III) THE SALE OF SHARES OF MOTO GUZZI CORP., THE COMPANY'S SUBSIDIARY, AS IF ALL TRANSACTIONS OCCURRED AS OF JANUARY 1, 1996 AND 1995 IN THE PRO FORMA INCOME STATEMENT DATA AND AS IF THEY OCCURRED AS AT SEPTEMBER 30, 1996 IN THE PRO FORMA BALANCE SHEET DATA.

                                                                                                         NINE MONTHS ENDED
                               YEAR ENDED                    YEARS ENDED DECEMBER 31,                       SEPTEMBER 30
                              DECEMBER 31   ----------------------------------------------------------  --------------------
                                  1995          1995         1994        1993       1992       1991       1996       1995
                              ------------  -------------  ---------  ----------  ---------  ---------  ---------  ---------
                                  US$1                  (MILLIONS OF ITALIAN LIRE--EXCEPT FOR PER SHARE AMOUNTS)
Net sales...................   $   45,499     Lit. 72,253     51,994      41,919     45,346     32,219     66,043     47,001
Loss from continuing
  operations before
  extraordinary items.......       (4,395)         (6,980)    (3,277)     (6,736)    (3,967)    (9,811)    (9,835)    (7,347)
Net (loss)/income...........       (4,395)         (6,980)    (3,277)    153,497(2)   (75,984)   (17,320)    (9,885)    (7,347)
Loss per share from
  continuing operations
  before extraordinary
  items.....................        (1.30)         (2,065)    (1,593)     (2,203)    (1,928)    (4,769)    (2,073)    (2,499)
Net (loss)/income per
  share.....................        (1.30)         (2,065)    (1,593)     50,204(2)   (36,931)    (8,418)    (2,073)    (2,499)
Total assets................      115,133         182,830    118,661     127,556    223,295    264,724    167,691    177,105
Long-term debt..............       11,397          18,098      5,004       5,738     71,949(3)    32,056    13,257    20,645
Cash dividends paid per
  common share..............       --            --           --          --         --         --         --         --

------------------------

(1) The above information for the year ended December 31, 1995, expressed in Italian Lire, has been translated into U.S. Dollar equivalents in thousands of dollars (except for per share amounts), at the rate of exchange prevailing at December 31, 1995.

(2) Includes a gain of Lit. 160,233 million (Lit. 52,407 per share) resulting from the sale of the Company's 51% interest in Maserati S.p.A. to Fiat.

(3) Long-term debt in 1992 includes advances from affiliates of Lit. 61,000 million.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE DISCUSSION AND ANALYSIS BELOW SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO HISTORICAL INFORMATION, THE FOLLOWING DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, WHICH ARE INTENDED TO BE COVERED BY THE SAFE HARBORS CREATED THEREBY. ALTHOUGH THE COMPANY BELIEVES THAT THE ASSUMPTIONS UNDERLYING THE FORWARD LOOKING STATEMENTS CONTAINED HEREIN ARE REASONABLE, ANY OF THE ASSUMPTIONS COULD BE INACCURATE, AND THEREFORE, THERE CAN BE NO ASSURANCE THAT THE FORWARD LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS WILL PROVE TO BE ACCURATE. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THE RESULTS SPECIFICALLY DISCUSSED IN THE FORWARD LOOKING STATEMENTS INCLUDING, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS." IN LIGHT OF THE SIGNIFICANT UNCERTAINTIES INHERENT IN THE FORWARD LOOKING STATEMENTS INCLUDED HEREIN, THE INCLUSION OF INFORMATION SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY OR ANY OTHER PERSON THAT THE OBJECTIVES AND PLANS OF THE COMPANY WILL BE ACHIEVED.

GENERAL

    The Company's consolidated results of operations are dominated by the results of Moto Guzzi, its principal operating subsidiary. Both Moto Guzzi and L.I.T.A., the Company's steel tubing subsidiary, are in cyclical businesses, subject to fluctuating raw material prices, and operate in heavily unionized industries subjecting them to risk of strikes and other work stoppages. Each business operates from its respective single factory in Italy.

    In general, neither business sells its product under long-term contracts or other arrangements, and by scheduling production in anticipation of fulfilling open orders each business may be left with substantial inventory if such orders are canceled. Moto Guzzi's business is seasonal, with retail sales highest in warm weather months. This effect is somewhat offset by demand from government agencies, which is highest in the fourth quarter.

    Most Italian companies are closed in August and for approximately ten days for the Christmas holiday, which affects both production and sales at those times. Moto Guzzi's business is capital intensive, particularly so at the moment, as the business is in the midst of a significant refurbishing and expansion of its production facility. Both Moto Guzzi and L.I.T.A. are subject to currency fluctuations, as both export their product.

    The 1995 acquisition of T.I.M. as part of the acquisition of the principal operating subsidiaries of Finprogetti, enables the Company to apply that subsidiary's management skills to "turn around" troubled companies, enhancing their value. The significant progress achieved at Moto Guzzi at which an operating loss of only Lit. 45,000,000 ($28,000) was realized in 1995, reflects the importance of the acquisition of T.I.M. and of T.I.M.'s turnaround abilities. See "Business--Recent Transactions--Finprogetti Acquisition."

    T.I.M. RELATED INVESTMENTS. The acquisition of L.I.T.A. in 1995 at a price substantially below its book value illustrates how a T.I.M. management engagement for a client can create an investment opportunity. L.I.T.A., a manufacturer of steel tubing, expects that 1996 operations will be material to the Company's consolidated operations. See "Business--L.I.T.A.--Background."

    MANAGEMENT INPUT. T.I.M.'s management engagements frequently involve "turn around" plans requiring financial restructurings. Such restructurings frequently involve the need for new capital, as well as the need for creditors to forgive debt or to convert debt into equity. Each such engagement affords the Company an investment opportunity. The most prominent distinguishing factor between the Company and other financial investors is that the Company, in investing its capital, relies on its own management skills rather than those of others.

    The real estate holdings acquired from Finprogetti, while currently constituting material assets on the Company's balance sheet, are intended to be disposed of, with the net proceeds to be utilized to make investments in companies to be managed by T.I.M.

RESULTS OF OPERATIONS NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO SEPTEMBER
  30, 1995--

THE COMPANY

                                                                               NINE MONTHS ENDED SEPTEMBER 30
                                                                         ------------------------------------------
                                                                                     (MILLIONS OF LIRE)

                                                                           1996                  1995
                                                                         ---------             ---------
Net sales..............................................................     66,043      100.0%    47,001      100.0%
Cost of sales..........................................................    (57,434)     (87.0)   (44,114)     (93.9)
                                                                         ---------  ---------  ---------  ---------
Gross margin...........................................................      8,609       13.0      2,887        6.1
Selling, general and administrative expenses...........................    (14,179)     (21.5)   (10,271)     (21.9)
Rental income..........................................................      1,098        1.7        385        0.8
Reserves against real estate...........................................     (2,950)      (4.5)    --
Other income/(expense), net............................................        227        0.3        442        0.9
                                                                         ---------  ---------  ---------  ---------
Operating loss.........................................................     (7,195)     (10.9)    (6,577)     (14.0)
Interest expense.......................................................     (4,882)      (7.4)    (3,227)      (6.9)
Interest income........................................................      3,318        5.0      2,968        6.3
                                                                         ---------  ---------  ---------  ---------
Loss from continuing operations before income taxes and minority
  interests............................................................     (8,759)     (13.3)    (6,836)     (14.6)
Income taxes...........................................................       (600)      (0.9)      (121)      (0.3)
                                                                         ---------  ---------  ---------  ---------
Loss from continuing operations before minority interests..............     (9,359)     (14.2)    (6,957)     (14.8)
Minority interests.....................................................       (476)      (0.7)      (390)      (0.8)
                                                                         ---------  ---------  ---------  ---------
Net loss from continuing operations....................................     (9,835)     (14.9)%    (7,347)     (15.6)%
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------

    Amounts are translated below into U.S. Dollars from Lire using an exchange rate of 1,523 Lire to the U.S. Dollar, which was the approximate rate in effect on September 30, 1996 and has been used solely as an aid in reading this Prospectus.

    SALES AND COST OF SALES--MOTORCYCLE BUSINESS. For the nine months ended September 30, 1996, net sales at Moto Guzzi were Lit. 51,234 million ($33,640,000), compared to Lit. 44,584 million in the corresponding period of 1995, an increase of 14.9%. Results for the nine months ended September 30, 1996 include the results of Moto America Inc. from January 1, 1996, although such results, after elimination of intercompany sales and purchases, are not material to overall operations.

    The growth in net sales for the first nine months of 1996 largely reflects results during the first quarter, when sales were up 93% over the corresponding quarter in 1995 due to production and sales volume increases. Sales growth of 4% in the second quarter was due mainly to price increases averaging 5% which were put into effect from March 1, 1996 and was limited because the booking of some sales of motorcycles to the public administration sector (police and military) was deferred, at the customers' request, until the fourth quarter of 1996. Sales in the third quarter of 1996 were down 14.8% compared to the same period in 1995 caused by temporary production delays due to late delivery of parts by suppliers in August and difficulties experienced in the production line in September with the start of production of new models.

    The following is a summary of unit production for the first nine months of 1996 compared to the comparable period in 1995:

                                                                     1996       1995      % CHANGE
                                                                   ---------  ---------  -----------
First quarter....................................................      1,520        812        87.2%
Second quarter...................................................      1,760      1,455        21.0%
Third quarter....................................................      1,103      1,241       (11.1)%
                                                                   ---------  ---------
Total to September 30............................................      4,383      3,508        24.9%

    Cost of sales as a percentage of sales decreased, and margins concomitantly increased, in the first nine months of 1996 compared to 1995 due both to improved performance and to the absence of exceptional costs of approximately Lit. 1,800 million incurred in 1995 arising from the strategic decision to abandon production of smaller "Benelli" motorcycles and "Benelli" motorcycles badged as small "Moto Guzzi" models and to concentrate on larger and higher priced models.

    SALES AND COST OF SALES--STEEL TUBING SEGMENT. L.I.T.A. contributed Lit. 13,296 million ($8,730,000) to consolidated net sales in the nine months ended September 30, 1996. From July 25, 1995, the date of L.I.T.A.'s acquisition by the Company, to September 30, 1995, L.I.T.A. contributed Lit. 1,866 million to consolidated net sales.

    Sales volumes for the nine months ended September 30, 1996 totaled 9,071 tons, an increase of 32.3% over L.I.T.A.'s sales in the corresponding period in 1995, mainly from domestic (Italian) sales. Export sales represent one of the areas of growth and amounted to 6.9% of total net sales through September 30, 1996 compared to less than 1% in 1995.

    Market conditions for L.I.T.A. were unfavorable in the first half of 1996 as a result of falling steel prices; this condition continued into the second quarter with further price decreases of 10% to 15% for various types of steel. Although the Company purchased steel at market prices at the time, when finished products were sold steel prices had decreased, resulting in a loss on inventories of such steel. Average raw material price decreases since the beginning of the year have been approximately 22%. Prices have now stabilized and there is even some indication of price increases for some types of steel. Margins in the first half of 1996 were burdened by the drop in steel prices with consequent decreases in L.I.T.A.'s selling prices. The fall in the steel prices produced losses on inventories of steel with a negative effect on margins of approximately Lit. 600 million, offsetting the benefits gained from increased volumes. The effects were felt primarily in the first quarter of 1996, were more contained in the second quarter and had no significant impact on the third quarter.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses have increased in nine months of 1996 as a result of the increased level of operations of Moto Guzzi, the expense of improving logistics and management information systems, the inclusion of nine months of the costs of the Company's enlarged structure following the Finprogetti acquisition effective July 1, 1995 and the acquisition of Moto America in 1996.

    RESERVES AGAINST REAL ESTATE. The Company recorded a reserve of Lit. 2,950 million ($1,937,000) in the nine months ended September 30, 1996 following the expiration, unexercised, of an option held by third parties to acquire the Company's interest in undeveloped land in Sardinia, Italy, and as a result of an accrual for extraordinary maintenance at the Company's Cologne, Italy property. The market value of the property at Sardinia had decreased in 1996 and changes in rules and practices by local and regional governments relating to construction permits and environmental authorizations, also hurt the value of this property market.

    INTEREST EXPENSES AND INTEREST INCOME. Higher interest expense primarily resulted from the real estate loans acquired as part of the Finprogetti Acquisition, increases in advances from banks which have financed the growth at Moto Guzzi in the first nine months of 1996 and the acquisition of L.I.T.A., offset partly by slightly lower interest rates in 1996.

    Interest income increased slightly from 1995 as a result of interest on tax receivables acquired as part of the Finprogetti Acquisition and on the Domer promissory note from the sale of the Company's 66.7% interest in Immobiliare Broseta S.r.l., offset by small decreases in interest rates on short-term deposits. See "Business--Recent Transactions."

    RENTAL INCOME. Rental income increased by Lit. 713 million ($468,000) in the nine months ended September 30, 1996 compared to the 1995 period because of the inclusion of the operations of the former Finprogetti real property for the full period in 1996, compared to only three months in the 1995 period.

                      FISCAL YEAR ENDED DECEMBER 31, 1995
                COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1994

                                                                         YEAR ENDED DECEMBER   YEAR ENDED DECEMBER
                                                                               31, 1995              31, 1994
                                                                         --------------------  --------------------
                                                                               LIRE M.               LIRE M.
Net sales..............................................................     72,253      100.0%    51,994      100.0%
Cost of sales..........................................................    (63,410)     (87.8)   (46,256)     (89.0)
                                                                         ---------             ---------
                                                                             8,843       12.2      5,738       11.0
Selling, general and administrative expenses...........................    (16,230)     (22.5)   (10,818)     (20.8)
Rental Income..........................................................        770        1.1     --         --
                                                                         ---------             ---------
Operating loss.........................................................     (6,617)      (9.2)    (5,080)      (9.8)
Other income/(expense), net............................................        513        0.7        990        1.9
Interest expense.......................................................     (4,458)      (6.2)    (3,874)      (7.5)
Interest income........................................................      4,452        6.2      5,536       10.6
                                                                         ---------             ---------
Loss before income taxes and minority interests........................     (6,110)      (8.5)    (2,428)      (4.7)
Income taxes...........................................................       (420)      (0.6)       (39)      (0.1)
                                                                         ---------             ---------
Loss before minority interests.........................................     (6,530)      (9.0)    (2,467)      (4.7)
Minority interests.....................................................       (450)      (0.6)      (810)      (1.6)
                                                                         ---------             ---------
Loss...................................................................     (6,980)      (9.7%)    (3,277)      (6.3%)
                                                                         ---------             ---------
                                                                         ---------             ---------

    NET SALES

                                    YEAR ENDED DECEMBER 31, 1995   YEAR ENDED DECEMBER 31, 1994
                                    -----------------------------  -----------------------------
                                               LIRE M.                        LIRE M.
Motorcycles.......................               64,671                         48,849
Steel Tubes.......................                5,836                         --
Hotel Operations..................               --                              1,073
Corporate and Other...............                2,458                          2,305
Intersegment eliminations.........                 (712)                          (233)
                                                 ------                         ------
                                                 72,253                         51,994

    OVERALL. Net sales increased 40% in 1995 compared to 1994 principally as a result of a 30.4% increase in net sales of Moto Guzzi motorcycles and spare parts and the inclusion of the operations of L.I.T.A. for the last five months of 1995. The Company also reported net sales in 1995 of Lit. 2,458 million ($1,548,000) relating to the operations of T.I.M. and other businesses acquired in July 1995 as a result of the Finprogetti Acquisition, and to residual sales of Maserati spare parts. Net sales in 1994 included Lit. 2,305 million relating to residual sales of Maserati inventory and spare parts. Net sales in 1994 also included revenues of Lit. 1,073 million from operations of the Hotel Roma, which the Company disposed of in 1995.

    MOTO GUZZI. Net sales of motorcycles and spare parts to unaffiliated customers (net of sales by Moto Guzzi to its spare parts distribution subsidiary) increased in 1995 over 1994 by 35.6%, to Lit. 55,218 million, and 16.2%, to Lit. 9,453 million, respectively. Unit sales of motorcycles (excluding old Benelli inventory) increased to 5,198 in 1995, compared to 4,278 in 1994. Sales of motorcycles of the Company's largest, most profitable units, those with engine displacement greater than 750cc, increased in the period from 3,044 to 3,766. Sales to the public administration sector (military and police) declined to 16.2% of total sales in 1995, from 17.7% in 1994. While sales to Italian and foreign government bodies are significant as a whole to Moto Guzzi, sales to no single government agency were significant in 1995.

    L.I.T.A. The Company acquired the steel tube manufacturing subsidiary on July 26, 1995. Accordingly, 1994 does not include any operations from L.I.T.A., and 1995 includes its operations for only the last five months of the year. In that period, L.I.T.A.'s net sales aggregated Lit. 5,836 million ($3,675,000), while total net sales of L.I.T.A. in 1995, including the period prior to its acquisition by the Company, aggregated Lit. 14,541 million ($9,157,000). More than 99% of such 1995 sales were made in Italy, and 65% thereof were in the automotive sector. Approximately 14% of its net sales were to the aluminum furniture market and the balance to the bicycle frame and household appliances markets.

    COST OF SALES AND MARGINS. Margins improved to 12.2% of net sales in 1995, compared to 11% of net sales in 1994, principally as a result of improved operations at Moto Guzzi and the inclusion of operations of L.I.T.A. in 1995. Margins in 1994 benefitted by the reversal of reserves against inventories of spare parts for Maserati automobiles. Largely as a result of higher unit sales, thereby lowering per unit fixed costs, and generally higher selling price increases compared to production cost increases, Moto Guzzi's margins increased to 12.1% of net sales in 1995 from 8.3% in 1994, including the effects of non-recurring write-downs aggregating approximately Lit. 1,800 million ($1,134,000) of inventories and tooling resulting from the strategic decision to concentrate on larger motorcycles and largely abandon the smaller "Moto Guzzi" and "Benelli" models, and of approximately Lit. 664 million ($418,000) of increased research and development expenses over 1994's levels.

    Cost of sales at Moto Guzzi in 1995 were negatively impacted by a combination of 4.8% inflation in raw materials prices, due primarily to a 30% increase in aluminum prices in 1995 increased labor costs resulting from a greater number of workers (357 in 1995 compared to 322 in 1994), an average 3.4% pay increase over 1994, including wages and bonuses, and higher overtime levels (aggregating 9.6% of all production hours in 1995 compared to 5.9% in 1994), although on a per unit basis, labor costs declined almost 18% in 1996 compared to 1995 and increased use of outsourcing, which contributed 1.2% to unit motorcycle costs.

    Both raw material costs and export selling prices are affected by exchange rates. Approximately 67% by units and 65.3% by sales of the business of Moto Guzzi in 1995 were represented by exports. Other than sales to the United States, which are denominated in U.S. Dollars and which were not significant to overall 1995 sales, all export sales are denominated in Lire. Exchange rates were relatively stable in 1995 against other major currencies. To the extent permitted by competitive pressures, Moto Guzzi seeks to pass its increased costs from changing prices on to its customers by increasing selling prices. In 1995, Moto Guzzi continued to benefit from the devaluation of the Lira in 1993 following its exit from the European Exchange Mechanism, and was able to pass on cost increases in its 1995 selling prices. See "Exchange Rates."

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses reflect an increase of approximately Lit. 2,200 million ($1,385,000) resulting from the acquisitions of Finprogetti and L.I.T.A. Direct transaction costs of Lit. 1,224 million ($771,000) were capitalized as part of the purchase costs but, more generally, costs of reorganizing the Company's operating structure have added to expense in 1995, compared to 1994, while the anticipated benefits are expected to accrue to future periods. The Company's new operational structure, which was put in place in the second half of 1995, has a higher cost than in prior periods. The Company will seek to (i) reduce these costs in future years by bringing certain accounting and legal functions in-house, (ii) increase retainer and success fees from services to third parties, and (iii) realize operating profits and investment gains from Portfolio Companies. Selling, general and administrative expenses in 1994 for corporate operations included expenses relating to evaluating the Company and Moto Guzzi following the sale of Maserati, redefining the Company's strategic mission, write-offs of expired Italian tax refund rights, and accruals for costs to remove satisfied mortgages of record against property in Italy. Expenses for 1995 were also increased due to the inclusion of Lit. 862 million ($543,000) relating to the operation of the real estate assets acquired from Finprogetti. Administrative costs at Moto Guzzi increased in 1995 as a result of an investment in personnel to manage new computer systems, and the installation of a management group to control outsourcing, an exceptional bad debt expense of Lit. 425 million ($268,000) and exchange losses of Lit. 338 million ($213,000).

    OPERATING LOSS

                                                            YEAR ENDED         YEAR ENDED
                                                         DECEMBER 31, 1995  DECEMBER 31, 1994
                                                         -----------------  -----------------
                                                              LIRE M.            LIRE M.
Motorcycles............................................            (45)              (632)
Steel Tubes............................................            235             --
Real Estate............................................            (92)            --
Hotel Operations.......................................         --                   (164)
Corporate and Other....................................         (6,809)            (5,034)
Intersegment eliminations..............................             94                750
                                                                ------             ------
                                                                (6,617)            (5,080)

    Operating loss increased by Lit. 1,537 million ($968,000), or 30.3%, in 1995 compared to 1994, but declined to 9.2% of net sales in 1995, compared to 9.8% of net sales in 1994. The change is a result of improved operating results at Moto Guzzi, which sustained an operating loss of Lit. 45 million ($28,000) in 1995 compared to Lit. 632 million ($398,000) in 1994, and a Lit. 235 million ($150,000) operating profit at L.I.T.A. net of Lit. 184 million in fees paid to T.I.M. for managing the business. The single largest component of the Company's operating loss, however, in 1995 as in 1994, related to the Company's corporate operations, particularly costs associated with the restructuring of its business plan and strategic focus. In 1994, these costs were offset by high margins due to the reversal of Maserati inventory reserves.

    OTHER INCOME/(EXPENSE). Results for 1995 include exchange losses of approximately Lit. 900 million ($567,000) arising from a domestic currency swap related to the planned stock repurchase program which commenced in September 1996 and from short-term intercompany advances from subsidiaries, and Lit. 890 million ($560,000) in expense and Lit. 978 million ($616,000) in income relating to the residual operations of Finproservice, S.p.A., one of the businesses acquired from Finprogetti which was later wound down by the Company. Results for 1994 include a gain of Lit. 2,841 million from the sale of certain fixed assets, including an electric power generating plant, and currency exchange losses of Lit. 1,022 million, consisting of a loss of Lit. 425 million from a loan denominated in Swiss francs (paid in 1995), and the balance derived principally from the collection and payment by Moto Guzzi and other Italian subsidiaries of foreign accounts receivable and payable. The Company also realized a loss in 1994 of Lit. 829 million from a variety of sources, no one of which was material.

    RENTAL INCOME. As a consequence of the July 1995 Finprogetti acquisition, the Company realized rental income of Lit. 690 million ($435,000) in the remaining six months of 1995 from one commercial property, located in Cologne, Italy, approximately 80% of which is leased to a multinational company at an annual rental of Lit. 1,280 million, and Lit. 80 million ($50,000) from a parking concession in Genoa, Italy. Rentals for Cologne are tied to the cost of living index and the rental agreement expires in July 1998. The

Company does not plan to remain engaged in the operation of the former Finprogetti real estate assets on a long-term basis.

    INTEREST EXPENSE. Interest expense increased by Lit. 584 million ($368,000), or 15%, compared to 1994, although as a percentage of net sales, interest expense declined by 17.3%, to 6.2% of net sales in 1995 from 7.5% of net sales in 1994. The increase in interest expense is due to the assumption of loans relating to the real property acquired in the 1995 Finprogetti acquisition, and to external interest expense at Moto Guzzi, which rose due to a build-up of inventory levels in 1995 compared to 1994.

    INTEREST INCOME. Interest income declined in 1995 by Lit. 1,084 million ($683,000), or 19.5%, compared to 1994. As a percentage of net sales, interest income declined 41.5%, to 6.2% of 1995 net sales, from 10.6% of 1994 net sales. Interest income for 1994 included Lit. 2,976 million ($1,874,000) of imputed interest on the final installment of Lit. 27,000 million due from Fiat Auto S.p.A. in connection with the 1993 sale of Maserati, which was received on January 1, 1995. Following receipt, a portion of the Maserati proceeds were used to finance losses in subsidiary operations.

    INCOME TAXES. Because Italian companies are taxed in Italy on their individual results and are not permitted to file consolidated returns, the Company's Italian subsidiaries had income tax liabilities of Lit. 420 million ($264,000) despite operating losses from continuing operations of Lit. 6,110 million ($3,847,000).

    FISCAL YEAR ENDED DECEMBER 31, 1994 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1993

                                                                         YEAR ENDED DECEMBER   YEAR ENDED DECEMBER
                                                                               31, 1994              31, 1993
                                                                         --------------------  --------------------
                                                                               LIRE M.               LIRE M.
Net sales..............................................................     51,994      100.0%    41,919      100.0%
Cost of sales..........................................................    (46,256)     (89.0)   (36,060)     (86.0)
                                                                         ---------             ---------
                                                                             5,738       11.0      5,859       14.0
Selling, general and administrative expenses...........................    (10,818)     (20.8)   (12,439)     (29.7)
                                                                         ---------             ---------
Operating loss.........................................................     (5,080)      (9.8)    (6,580)     (15.7)
Other income/(expense), net............................................        990        1.9      1,117        2.7
Interest expense.......................................................     (3,874)      (7.5)    (8,033)     (19.2)
Interest income........................................................      5,536       10.6      6,772       16.2
                                                                         ---------             ---------
Loss before income taxes and minority interests........................     (2,428)      (4.7)    (6,724)     (16.0)
Income taxes...........................................................        (39)      (0.1)       (12)      (0.0)
                                                                         ---------             ---------
Loss before minority interests.........................................     (2,467)      (4.7)    (6,736)     (16.1)
Minority interests.....................................................       (810)      (1.6)    --         --
                                                                         ---------             ---------
Loss from continuing operations........................................     (3,277)      (6.3%)    (6,736)     (16.1%)
Discontinued operations................................................     --         --        160,233
                                                                         ---------             ---------
Net loss...............................................................     (3,277)               (6,736)
                                                                         ---------             ---------
                                                                         ---------             ---------

    NET SALES

                                    YEAR ENDED DECEMBER 31, 1994   YEAR ENDED DECEMBER 31, 1993
                                    -----------------------------  -----------------------------
                                               LIRE M.                        LIRE M.
Motorcycles.......................               48,849                         37,484
Hotel Operations..................                1,073                          1,039
Corporate and Other...............                2,305                          3,396
Intersegment eliminations.........                 (233)                        --
                                                 ------                         ------
                                                 51,994                         41,919

    OVERALL. Net sales increased 24% in 1994 over 1993 principally as a result of improvements in operations of Moto Guzzi. Following the disposition of Maserati, Moto Guzzi constituted the only significant operating subsidiary of the Company. Net sales of Moto Guzzi constituted 94% of consolidated net sales in 1994 and 89.4% of consolidated net sales from continuing operations in 1993. The Company sold its remaining 51% equity interest in its former Maserati S.p.A. subsidiary to Fiat Auto S.p.A. in 1993.

    MOTO GUZZI. Unit sales increased at Moto Guzzi by 28% over 1993's unit sales, while net sales of motorcycles increased 24% over the prior year. Net of sales of spare parts by Moto Guzzi to Centro Ricambi, net sales of motorcycles and spare parts to unaffiliated customers increased in 1995 over 1994 by 35.8%, to Lit. 40,714 million, and 8.5%, to Lit. 8,135 million, respectively.

    COST OF SALES AND MARGINS. Overall gross profits were essentially unchanged in 1994 compared to 1993, although margins declined to 11% of net sales from 14% of net sales. A change in the estimate in 1993 for obsolescence reserves was partially offset by higher margins resulting from the reversal of inventory reserves on Maserati spare parts.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses declined Lit. 1,621 million, or 13%, from 1993 levels. The decline was due to new operating efficiencies at Moto Guzzi and to the allocation of certain sales and administrative staff to production costs. Expenses in the Company's other areas of operations were essentially unchanged over the two years.

    OPERATING LOSS

                                    YEAR ENDED DECEMBER 31, 1994   YEAR ENDED DECEMBER 31, 1993
                                    -----------------------------  -----------------------------
Motorcycles.......................                 (632)                          (863)
Hotel Operations..................                 (164)                          (210)
Corporate and Other...............               (5,034)                        (6,052)
Intersegment eliminations.........                  750                            545
                                                 ------                         ------
                                                 (5,080)                        (6,580)

    Operating loss declined by Lit. 1,500 million, or 22.8%, in 1994 compared to 1993 due to reduced corporate expenses and to the improved results of Moto Guzzi. As a percentage of sales, operating loss declined by 37.6%, to 9.8% of 1994 net sales, compared to 15.7% of 1993 net sales. Operating loss at Moto Guzzi declined by Lit. 231 million, or 26.8%, in 1994 over 1993, to Lit. 632 million from Lit. 863 million, due principally to the operating efficiencies implemented by T.I.M.

    OTHER INCOME. Other income declined in 1994 to Lit. 990 million from Lit. 1,117 million in 1993 because 1993 was favorably affected by a currency exchange gain of Lit. 786 million, whereas 1994 was negatively affected by currency exchange losses.

    INTEREST EXPENSE. Interest expenses declined 52% in 1994 compared to 1993 due to lower outstanding debt as a result of the application of a portion of the proceeds of the sale of Maserati to the retirement of debt. Interest Income. Interest income declined by Lit. 1,236 million, or 18.3%, in 1994 compared to 1993 as a result of the application of a portion of the proceeds of the sale of Maserati to a reduction in short-term bank debt outstanding.

LIQUIDITY AND CAPITAL RESOURCES

    WORKING CAPITAL.

    Finished goods and work-in-progress inventories at September 30, 1996 increased approximately Lit. 9,501 million ($6,238,000) from year-end 1995, as a result principally of the request of certain public administration customers of Moto Guzzi to defer delivery of completed motorcycles until the fourth quarter of 1996, coupled with production interruptions in the third quarter of 1996 due to delays in the receipt by Moto Guzzi of certain outsourced components. Inventories also increased as a result of ordinary seasonality, and from the expansion of Moto Guzzi's operations.

    The buildup of inventory at Moto Guzzi was financed by an increase in short-term bank borrowings of approximately Lit. 9,663 million ($6,345,000). The increase was largely offset by a comparable decrease in other current liabilities due to a combination of reductions in accounts payable and in real estate-related and other bank indebtedness from a variety of causes. Moto Guzzi largely utilized short-term bank borrowings to make principal payments on long-term indebtedness. See also "Investing Activities," below.

    The increase in inventories was partially offset by a reduction in trade receivables resulting from lower third quarter 1996 sales and improved collections. Receivables nevertheless remained at a high level at September 30, 1996 as a result of 19% value added taxes included in receivables for domestic (Italian) sales and the normal practice that payments due at the end of the month are cleared by the banks in the early days of the following month. Accounts receivable do not generally have a significant effect on liquidity because Moto Guzzi has access to short-term advances from banks, secured by trade receivables. At November 30, 1996, total credit facilities amounted to Lit. 37,781 million ($24,807,000). Significant production shortfalls, such as occurred in August 1996, however, have the effect of reducing the Company's ability to draw down on its credit facilities, and, as a result, to cover temporary cash requirements, in October 1996 Moto Guzzi opened unsecured credit lines in Italy of Lit. 1,000 million backed by letters issued by the Company acknowledging ownership of Moto Guzzi.

    Moto Guzzi used a combination of short-term financing and finance leasing for an aggregate of Lit. 3,863 million ($2,536,000) in fixed asset expenditures, in anticipation of its receipt of capital from the Moto Guzzi Financing and of capital following the closing of this Offering. See "Use of Proceeds."

    Moto Guzzi has been advised that Italian government subsidies have been approved for approximately Lit. 700 million in cash grants and Lit. 1,200 million in loans in respect of research and development programs implemented through 1995. None of such subsidies were received prior to September 30, 1996; however, the Company subsequently received approximately Lit. 1,600 million of such subsidies.

    INVESTING ACTIVITIES. In June 1996, the Company sold its 66.7% interest in Immobiliare Broseta S.r.l. to Domer S.r.l., a 25%-owned affiliate of the Company. The sale has removed Lit. 12,200 million of real estate assets and Lit. 5,049 million of short-term real estate loans from the balance sheet as well as minority interests of Lit. 2,354 million ($1,547,000). The balance due from Domer, representing notes payable of Lit. 4,708 million (as described in Note 2 to the Company's Unaudited Consolidated Financial Statements) is the principal reason for the increase in related party receivables since December 31, 1995, combined with an advance of $1,000,000 (Lit. 1,523 million) made to The Carey Winston Company in accordance with an agreement dated August 14, 1996 to purchase that company. See Note 4 to the Company's Unaudited Consolidated Condensed Financial Statements. See also "Business--Commercial Real Estate Development Segment" and "Business--Recent Transactions--Proposed Carey Winston Acquisition."

    In the third quarter of 1996, the Company sold a property in Baltimore, Maryland, for approximately $1,100,000, and excess machinery at L.I.T.A. for approximately Lit. 241 million ($158,000).

    FINANCING ACTIVITIES. A tax receivable of approximately Lit. 5,250 million ($3,453,000) was received in the first quarter of 1996. Most of the proceeds were invested in marketable securities. A further amount of approximately Lit. 800 million ($525,000) was received in the third quarter of 1996.

    Repayments of principal due on loans collateralized by the property at Cologne of Lit. 3,611 million ($2,371,000) have been financed by decreases in investments. Other principal loan payments, mainly by Moto Guzzi, have been financed from operations and bank credit lines. If the Cologne property is not sold nor the related debt refinanced, the Company estimates that cash outflows for the real estate segment for principal and interest repayment on the loan, net of rental income received, will total approximately Lit. 4,800 million in 1997. The approximately Lit. 4,700 million principal balance of the loan relating to

Cologne will be due in installments in 1998 and 1999. See "Risk Factors--Capital Needs--Repayment of Real Estate Loans."

EVENTS SUBSEQUENT TO SEPTEMBER 30, 1996.

    STOCK REPURCHASE PROGRAM. The Company completed its stock repurchase program on October 23, 1996. The program was initiated to accommodate a number of shareholders who held the view that the Company, following the sale of the Maserati business in 1993, was no longer engaged in the business activity which had initially led them to invest in the Company's shares. The Company repurchased 761,995 shares for a total amount of $7,478,657.58 (Lit. 11,390 million) in cash and $1,863,401.12 (Lit. 2,838 million) in the form of two-year non-negotiable promissory notes, bearing interest at 8% per annum.

    MOTO GUZZI FINANCING. The Company's newly-formed subsidiary, Moto Guzzi Corp., acquired all of the Company's equity interest in Moto Guzzi and in Moto America, in exchange for 6,000,000 shares of common stock of Moto Guzzi Corp. In December 1996 and January 1997, Moto Guzzi Corp. consummated a private offering of convertible preferred stock and common stock purchase warrants which raised an aggregate of approximately $5,300,000 for Moto Guzzi Corp. net of expenses. The bulk of the proceeds were used to commence needed repairs and rehabilitation of production equipment at Moto Guzzi.

    REPURCHASE OF SHARES FROM FINPROGETTI. On November 7, 1996 the Company entered into two agreements with Finprogetti S.p.A. to resolve certain open matters deriving from the acquisition of the majority of Finprogetti's operating subsidiaries in July 1995. A balance due by Finprogetti of Lit. 763 million ($501,000) was settled by the Company repurchasing 46,000 shares at a value of Lit. 16,587 per share ($10.89 per share). Separately, Finprogetti S.p.A. also agreed to accept responsibility for a claim which was successfully brought against one of the subsidiaries acquired from Finprogetti for Lit. 2,120 million. In accordance with terms of the Company's agreement with Finprogetti, the Company would have paid such claim and received in compensation 105,440 of the shares issued to Finprogetti in July 1995. The Company and Finprogetti agreed that Finprogetti would assume the responsibility for payments resulting from the claim, which are payable in installments through June 1998, and that the Company would, on the request of Finprogetti, repurchase shares for cash at the dates and in the amounts of each installment payment. Pursuant to this agreement, the Company is obligated to repurchase shares, at Finprogetti's request, for Lit. 900 million in 1997, and Lit. 570 million in 1998.

FUTURE LIQUIDITY NEEDS

    The net proceeds of the Moto Guzzi Financing, and the expected net proceeds of this Offering, will not be sufficient to complete the needed rehabilitation and expansion program at Moto Guzzi. Further, the Company contemplates conducting a public offering of Moto Guzzi Corp. securities on or before June 30, 1998 to provide additional capital that the Company expects will be needed by Moto Guzzi. No assurance can be given, however, that such an offering will be made on acceptable terms or at all by such date. See "Risk Factors--Possible Loss of Control Over Principal Operating Subsidiary." The sales growth which Moto Guzzi hopes to achieve, in consequence of the application of proceeds of the Moto Guzzi Financing and of this Offering, is expected to provide additional capital to finance Moto Guzzi's rehabilitation and expansion program.

    If needed sources of capital are not available when needed, the Company may have to curtail its planned rehabilitation and expansion program for Moto Guzzi and decline opportunities for future investments.

                                    BUSINESS

OVERVIEW

    The Company owns Moto Guzzi, an Italian manufacturer of luxury and high-performance motorcycles, and L.I.T.A., an Italian manufacturer of welded steel tubes used principally in the automobile and furniture industries, and provides temporary management and capital and merchant banking services to troubled businesses located primarily in Italy.

    In connection with the Company's temporary management services, the Company earns fees from its management engagements (including the potential for negotiated bonuses in the form of cash or equity for achieving agreed upon results), and obtains the opportunity to make minority or controlling equity investments, alone or with other strategic or financial investors, in managed Portfolio Companies. The Company plans to realize income from (i) the operations of wholly or majority owned Portfolio Companies and (ii) the disposition of its equity interests in the Portfolio Companies and in managed companies in which it owns minority interests at enhanced values resulting from T.I.M.'s rendering of management services to these companies.

    Until 1993, the Company was primarily in the business of luxury automobile manufacture through its former Maserati S.p.A. subsidiary, and secondarily in the motorcycle business through Moto Guzzi. In 1993, after the Maserati sale, the Company's only operating subsidiary was Moto Guzzi, which the Company had acquired in 1972. At that time, Moto Guzzi was a manufacturer of medium and high priced motorcycles which for years had been both unprofitable and undercapitalized. The Company's Board of Directors was prepared to consider a capital investment by or joint venture with a third party, the sale of its interest in Moto Guzzi, or some other form of business combination to repair Moto Guzzi's capital deficiencies and financial condition.

    When those efforts proved unsuccessful, the Company, in May 1994, engaged the predecessor of T.I.M. to provide Moto Guzzi with critically needed temporary management in order to staunch losses and to design a capital plan for future growth or sale of the subsidiary. Management selected by T.I.M. continues to operate Moto Guzzi. Under T.I.M.'s direction, Moto Guzzi increased production and sales, reduced costs, and achieved, in 1995, nearly break-even results on an operating basis. Moto Guzzi today manufactures a high priced line of motorcycles under the trademark "Moto Guzzi-Registered Trademark-". Moto Guzzi motorcycles vary in engine displacement from 350cc to 1,100cc, although the subsidiary has determined to focus its future sales and development efforts on its larger motorcycles, having engines of 750cc or greater.

    L.I.T.A. was acquired in July 1995 and represents the Company's first merchant banking investment by the Company in a client arising out of a T.I.M. engagement. T.I.M. had been engaged by L.I.T.A.'s prior owners in 1994 to manage the company through an operational crisis and to prepare the company for sale. Since its acquisition by the Company, L.I.T.A. has expanded its customer base and has initiated an export program, though at present export sales are not material to its operations. L.I.T.A. produces welded steel tubes.

T.I.M.

    T.I.M. is a wholly-owned subsidiary of the Company, having been acquired in 1995 as part of the purchase of substantially all of the operating subsidiaries of Finprogetti (see "Recent Transactions-- Finprogetti Acquisition"). While the operations of T.I.M. to date have not been material to the consolidated results of operations of the Company, the acquisition of T.I.M. was an essential component of the Company's strategic redirection, as it permits the Company to combine T.I.M.'s skill and knowledge in providing capable management to troubled businesses with the Company's abilities in analyzing capital requirements and transaction structuring, and to apply such capabilities to investment opportunities arising out of T.I.M.'s management engagement.

    T.I.M. provides temporary management for companies facing special problems through a network of experienced and qualified managers which it makes available to operate all or strategic portions of the businesses of its clients. Managers are selected based on a client's specific needs and are supported by T.I.M.'s management and administrative resources. T.I.M. analyzes the client's businesses and develops strategic business plans based on the client's objectives which, upon agreement with the client, define the goals and standards which T.I.M.'s performance and incentive compensation will be measured at the end of each engagement. A significant component of T.I.M.'s compensation is performance related.

    A typical T.I.M. engagement requires the appointment of a T.I.M. manager as temporary Chief Executive Officer, or, less frequently, as Chief Financial Officer, Chief Operating Officer or as an executive responsible for a specific functional team or project. The engagement might require the adoption of a fundamental corporate restructuring, a sale or other divestiture of assets, the reorganization of marketing or distribution functions, a financial restructuring, or the management of technological innovation. T.I.M.'s strategic plans usually focus on reestablishing profitability and increasing net worth, achieving productivity growth and managing staff reductions, accelerating the decision-making process, and bridging cultural gaps which may have inhibited growth. Engagements are typically of a duration of 12 to 24 months.

    T.I.M. is compensated for its services by receiving a monthly fee. It also negotiates a success fee based on achievement of agreed-upon results. T.I.M. engagements normally continue for one to two years, beginning with an analysis phase and continuing with a business plan implementation and review phase.

    Among the management projects on which T.I.M. had been engaged recently are the following:

    - to plan for the complete operational and financial restructuring of a frozen fish and vegetable processing and distribution company with sales of Lit. 180,000 million ($118,000,000) which had experienced operating losses and an inability to meet the terms of a plan of debt restructuring.

    - to privatize a state-owned manufacturer of steel products with 1,000 employees and sales of Lit. 476,000 million ($310,000,000).

    - to manage a wine producer operating in liquidation and with sales of Lit. 39,500 million ($26,000,000).

    T.I.M.'s current engagements are for a company which manufactures tire mounting and small welding machinery, a manufacturer of raw materials for flexible packaging systems, a manufacturer of sewing machines and compressors.

    In November 1993, T.I.M.'s management services were engaged by Finprogetti, itself then a financially troubled, privately held Italian corporation, the capital of which was invested in real estate and financial services ventures. Albino Collini, T.I.M.'s founder, became Finprogetti's managing director in November 1993. Finprogetti acquired a 55% equity interest in T.I.M. in November 1994 by buying shares from Sig. Collini.

    SALES AND MARKETING. T.I.M. seeks new management engagements through marketing efforts directed at financial and legal professionals, and entrepreneurs, in Italy and elsewhere in Europe. The subsidiary conducts seminars and symposia and makes direct mail and telephone solicitations.

    The ability of T.I.M. to generate management services income and investment opportunities for the Company is in part dependent on the availability of and ability to attract suitably qualified managers to collaborate with T.I.M. The availability of suitably qualified managers will depend on, among other factors, the general economy in Italy and demand for managers, the actions of companies that seek to compete with T.I.M. or offer alternative employment options to such managers, and the ability of T.I.M. to negotiate attractive engagements and attractive engagement terms for potential manager candidates.

    The ability of the Company to achieve its broader long-term strategic goal of investing in troubled companies and enhancing their values will depend in large measure on the ability of T.I.M. to provide its services to troubled businesses in need of management intervention. While T.I.M. is not expected to earn substantial revenue or profits from such temporary management engagements in relation to the Company's consolidated revenues and earnings, such engagements are expected to provide a significant source of entrepreneurial investment opportunities for the Company, whether through acquisition or merchant banking. However, there can be no assurance that T.I.M.'s management engagements will prove to be a sufficient source of quality investment opportunities.

MOTO GUZZI

    OVERVIEW. The motorcycle segment continued to dominate the Company's reported consolidated results of operations in 1995, accounting through the third quarter of 1996 for approximately 77.6% of the Company's consolidated net sales. Moto Guzzi, the Company's 100%-owned motorcycle manufacturing subsidiary through its majority-owned Moto Guzzi Corp. subsidiary, was acquired by the Company in 1972. For 75 years, Moto Guzzi was a manufacturer of medium and high priced motorcycles. For many years it had been both unprofitable and undercapitalized.

    By 1994, after the Company had sold its majority interest in Maserati and turned its attention to Moto Guzzi's operational and financial problems, the Company was prepared to consider a capital investment by or joint venture with a third party, the sale of its interest in Moto Guzzi, or some other form of business combination to repair Moto Guzzi's capital deficiencies and financial condition.

    In 1994, following the engagement of T.I.M. to improve manufacturing and sales results, Moto Guzzi's overall unit sales improved by 28% and production of the Company's larger motorcycles (having engine displacements of at least 750cc) expanded to 3,048 units from 2,175 units in 1993. Unit sales grew approximately 23% in 1995, and in 1996, overall unit sales increased by a further 16.4% over 1995 to 6,050 units, of which 5,548 had engine displacements of 750cc or greater, compared to 4,690 in 1995. A portion of the Offering proceeds will be used to rehabilitate old production machinery and equipment to help Moto Guzzi increase production of these larger units.

    INDUSTRY GENERALLY Historically, the motorcycle had been an "entry level" form of transport which has been supplanted by the automobile. Over recent years, the industry has become established as a recognized leisure industry in developed markets and Moto Guzzi motorcycles, being larger and more expensive, are principally targeted at the leisure segment of the vehicular industry. The Company believes that the recent recognition of motorcycling as an acceptable leisure activity is one of the major factors behind the steady growth in Moto Guzzi's market segment over the last two years. The Company believes that this trend will continue in the short and medium term and that its markets will not be subject to violent demand changes, although no assurance can be provided that this will be the case.

    The Italian market today remains dominated by large, well-financed Japanese manufacturers. A number of Italian and foreign manufacturers, principally Cagiva, Honda, BMW, Yamaha, Kawasaki and Suzuki, sell their products in the Italian market. In 1996, through November 30, the latest period for which data from the Ministry of Transportation is available, the Italian market shares of the principal competitors of Moto Guzzi on a unit basis were as follows:

                                                                            ALL             LARGE
                                                                        MOTORCYCLES      MOTORCYCLES
                                                                      ---------------  ---------------
Honda...............................................................          26.8%            18.0%
Yamaha..............................................................          16.5%            14.2%
Aprilia.............................................................          10.2%           -
Suzuki..............................................................           9.8%             6.8%
BMW.................................................................           7.7%            19.7%
Kawasaki............................................................           7.7%            10.4%
Ducati..............................................................           4.6%             8.8%
Harley Davidson.....................................................           4.1%            15.7%
Cagiva..............................................................           3.8%           -
Moto Guzzi..........................................................           3.1%             3.2%
Triumph.............................................................         -                  2.2%

    MANUFACTURING. Moto Guzzi today manufactures a high priced line of motorcycles, and distributes spare parts, under the trademark "Moto Guzzi-Registered Trademark-." Moto Guzzi motorcycles vary in engine displacement from 350cc to 1,100cc, although Moto Guzzi has made a strategic decision to concentrate development and sales efforts on its largest motorcycles, having engines of 750cc or larger. Moto Guzzi spare parts are distributed through Centro Ricambi, a 100% owned subsidiary of Moto Guzzi. Moto Guzzi had also manufactured and sold smaller and lower priced cycles under the "Benelli" trademark, but ceased production of these vehicles in 1993.

    All motorcycle manufacturing is conducted at a factory in Mandello del Lario, Italy. Moto Guzzi manufactures certain power train components, acquires certain other components from outside suppliers, and performs finishing work and assembly into motorcycle bodies. Until 1994, Moto Guzzi internally produced a majority of the components of its motorcycles. As a result of its decision to increase outsourcing to increase production capacity, Moto Guzzi produced fewer than 40% of all motorcycle components in 1996.

    Because much of the production machinery at Moto Guzzi's facility is aged and in need of extensive modification, improvement or replacement, the Company expects that, over the next four years, significant additional capital will be required to complete the required overhaul. While anticipated increases in sales, if any, during that period would provide some of the needed capital, anticipated internally generated cash, and currently available bank financing, will not in the aggregate be sufficient to enable Moto Guzzi to increase production and sales rapidly enough to generate the remaining needed capital.

    SEASONAL NATURE OF BUSINESS. Moto Guzzi's business has been turned around to the point that again it is affected by seasonal factors. Retail market demand is highest in the spring and early summer, whereas most sales to the Italian government generally take place in the last quarter of the year. Moto Guzzi, like most Italian companies, traditionally shuts down production in August of each year and traditionally also has reduced production over the Christmas holidays and in the period immediately following, while inventory is being taken. Moto Guzzi is now seeking to reduce the production slowdown during this December-January period as part of its effort to increase overall production levels by not suspending production during the period of physical inventory taking.

    COMPLIANCE WITH GOVERNMENTAL REGULATIONS. Moto Guzzi, along with other motorcycle manufacturers, incurs substantial costs in designing and testing products to comply with safety and emissions requirements. Such standards have added, and will continue to add, substantially to the price of the vehicles while competitive pressures have kept export prices lower than domestic Italian sales prices.

    Motorcycles sold in the United States, the European Economic Community and all other countries are subject to environmental emissions regulations and safety standards with which Moto Guzzi must comply in order to expand its presence in such countries. All motorcycles produced for sale are manufactured with the intent to comply with all applicable safety standards. All 1997 Moto Guzzi models comply with all emission standards applicable in all countries in which they are sold. There can be no assurance, however, that Moto Guzzi will be able to cost effectively comply with any emissions or safety standards which the governments may hereafter adopt (though the design of new products seeks to conform with such standards as are believed likely to be introduced), in which event, Moto Guzzi may be unable to achieve the market growth that it desires.

    Moto Guzzi is subject to a number of governmental regulations relating to the use, storage, discharge and disposal of minerals and alloys used in their manufacturing processes and to the safety standards of its facilities and processes. Although neither the Company nor Moto Guzzi has been subject to material environmental or safety claims in the past and the Company believes that the activities of its operating subsidiaries conform in all material respects to presently applicable environmental and safety regulations, claims or the failure to comply with present or future regulations could result in the assessment of damages or imposition of fines against the Company, suspension of production or cessation of certain activities. New regulations could require the Company to acquire costly equipment or incur other significant expenses that could have an adverse effect on the results of operations. Any failure by the Company to control the use of, or adequately restrict the discharge of hazardous substances or comply with safety requirements and legislation could subject it to future liabilities.

    BACKLOGS. On January 1, 1996, Moto Guzzi had open orders for its entire 1996 production capacity. Orders for 1997 delivery also exceed production capacity and the Company expects it will again be unable fully to satisfy demand for its motorcycles in the current year. Such orders are subject to cancellation without penalty.

    RAW MATERIALS AND COMPONENTS. There are multiple reliable sources for most motorcycle raw materials, including aluminum for power train components. However, certain significant components are available from only one or two sources. In late November 1996, two of Moto Guzzi's suppliers were unable to make timely deliveries of needed components due to production problems incurred by such suppliers. All such delays adversely affect motorcycle production.

    The cost of imported raw materials is affected by variations in currency exchange rates. In 1994, the value of the Italian Lira had declined relative to the currency of Italy's primary trading partners which resulted simultaneously in an increase in the cost of imported raw materials and in an improvement in the price competitiveness of Italian-made finished goods, such as Moto Guzzi's motorcycles. In 1995 and 1996, as a result of greater stability, currency exchange rates had a less significant effect on costs and price competitiveness.

    RESEARCH AND DEVELOPMENT AND CONTINUING ENGINEERING. Moto Guzzi is continuously engaged in product improvement and development. Aggregate 1996 research and development expenditures by Moto Guzzi were approximately Lit. 1,500 million ($1,033,000) compared to Lit. 861 million in 1995, and Lit. 197 million in 1994. Of 1996 expenditures, approximately Lit. 809 million was in respect of development of models whose production is planned to commence in 1997. These on-going programs currently relate to developing more powerful two-cylinder air-cooled engines with improved performance and durability characteristics, superior braking systems, suspensions, frames, transmissions and other components applicable to two-wheeled vehicles.

    SALES AND MARKETING. Moto Guzzi primarily markets its products through advertising in trade publications, participation in promotional events and fairs, attendance at trade shows and from editorial coverage in trade and general circulation press. All sales are invoiced in Italian lire except sales to the United States which are invoiced in U.S. Dollars. Prices are customarily reviewed and are increased to cover increases in production costs at periodic intervals and in light of prevailing exchange rates. Italian prices for motorcycles traditionally have been higher than export prices. In 1996, Moto Guzzi increased prices of its various models twice, with such increases aggregating approximately 3% on average for domestic sales and for export sales invoiced both in lire and in dollars. Export sales continued to reflect lower margins than domestic Italian sales.

    Moto Guzzi is not affected by any unusual industry practices relating to returns of merchandise or extended payment. It is obliged to maintain 10 years' inventory of spare parts for all motorcycles sold to Italian government agencies and, in common with many other motor vehicle manufacturers, maintains significant spare parts inventories for commercial reasons.

    DISTRIBUTION. Moto Guzzi maintains a distribution network throughout Italy of over 150 independent dealers. No single Italian dealer accounted for more than 5% of the sales of Moto Guzzi in 1996. The Italian dealers who distribute Moto Guzzi motorcycles generally handle other brands as well.

    In 1996, a single importer-distributor acted as exclusive importer-distributor for Moto Guzzi in each of Argentina, Australia, Austria, Belgium, the Czech Republic, Denmark, Finland, France, Germany, Greece, Holland, Japan, Luxembourg, Malaysia, Malta, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom, and the United States.

    Moto America is Moto Guzzi's exclusive importer-distributor in the United States. Until 1996, when it was acquired by TRG and later transferred to Moto Guzzi Corp., Moto America was an independent business.

    In November 1996, Moto Guzzi replaced the independent French import-distributor with a newly created wholly-owned subsidiary of Moto Guzzi.

    Moto Guzzi also owns a 25% equity interest in MGI GmbH, a new German corporation which became the exclusive importer-distributor of Moto Guzzi motorcycles and spare parts on January 1, 1997. Moto Guzzi has the right to acquire up to a total of 90% of the equity interest within four years. Until December 1996, Moto Guzzi also owned a 25% equity interest in A+G Motorrad GmbH ("A+G"), a German corporation, the majority of the shares of which is owned by Aprilia S.p.A., another Italian manufacturer of motorcycles with small displacement engines. A+G distributed the motorcycles of both Moto Guzzi and Aprilia in the German market in 1996, but was replaced in 1997 by MGI GmbH.

    Moto Guzzi provides support to its worldwide dealer network by, among other things, operating a technical training and support facility at Mandello del Lario. All dealers are required to attend training courses at the inception of their relationship, and periodically thereafter.

    Set forth below is a chart illustrating percentage of motorcycle sales revenues attributable to various geographic areas in the three most recent fiscal years. Sales outside Italy in 1996 were Lit. 40,927 million ($26,873,000), 63% of total sales.

                                MOTO GUZZI SALES

                                                                                                     YEAR ENDED DECEMBER 31
                                                                                               -----------------------------------
GEOGRAPHIC AREAS                                                                                 1996        1995         1994
---------------------------------------------------------------------------------------------  ---------     -----        -----
Italy........................................................................................       37.3%         35%          38%
Europe (other than Italy)....................................................................       47.9%         49%          51%
United States................................................................................        7.3%          6%           5%
Elsewhere....................................................................................        7.5%         10%           6%

    COMPETITION. The sale of motorcycles is a highly competitive business, with competition typically coming from all powered passenger vehicles, as well as motorcycles. The overall market in Italy continued to contract slightly in 1996, through November 30th, the latest date for which data is available, with new vehicle registrations in Italy declining by approximately 2,300 units, or 4.4%, compared to the same period in 1995. The market in Italy for larger motorcycles, in which Moto Guzzi is concentrating its sales and production efforts, increased by 19.4% in the January to November period in 1996 compared to the same period in 1995, according to the Italian Ministry of Transportation. Moto Guzzi maintains an extremely small share of the world-wide motorcycle market, which is dominated by many of the same manufacturers that predominate in Italy. Many of such companies are far larger and better capitalized, with greater name recognition. Moto Guzzi competes principally through such intangible qualities as performance, reputation and quality of manufacture, areas in which its competitors also excel. See "Risk Factors--Competition-- Moto Guzzi".

    PRODUCT LIABILITY. Moto Guzzi is engaged in a business which exposes it to possible claims for personal injury from the use of its products. Moto Guzzi maintains liability insurance with a per-occurrence limit of Lit. 2,000 million. Although no claims have been made against the subsidiary in excess of insurance coverage, there can be no assurance that such claims will not arise in the future or that the insurance coverage will be sufficient to pay such claims. A partially or completely uninsured claim, if successful and of significant magnitude, could have a material adverse effect on the Company.

    PATENTS AND TRADEMARKS. Except as described below, the business of Moto Guzzi is not and has not been in any material respect dependent upon patents, licenses, franchises or concessions. The component parts of motorcycles are manufactured pursuant to well known techniques and include components which are not unique to its products, although some of these components are specially styled and designed. Management believes that the registered trade name "Moto Guzzi-Registered Trademark-" and the related trademarks are well known and highly regarded throughout the world, and appropriate steps have been taken to protect Moto Guzzi's rights in these trade names and trademarks in 67 countries, including those countries representing significant markets.

    EMPLOYEES AND EMPLOYEE RELATIONS. Relations with Moto Guzzi employees are considered by management to be excellent. At December 31, 1996, Moto Guzzi had 344 employees, compared to 338 at December 31, 1995, of whom approximately 72% were engaged in factory production and the balance in various supervisory, sales, purchasing, administrative, design, engineering and clerical activities. Moto Guzzi workers each received bonuses aggregating Lit. 377,000 ($247) for reaching 1996 production targets. Additionally, because the national metal workers union contract is still under negotiation, it is possible, based on past practice, that a resolution will result in a one-time payment which will be made to workers in respect of periods prior to the date of the new agreement. Management cannot currently predict the scope of such payment or its effect on overall 1996 labor costs. An increase in Moto Guzzi's use of outsourced components reduced overtime hours to 7.7% of total hours in 1996 compared to 9.6% in 1995. At December 31, 1996, the Company's Centro Ricambi parts subsidiary had 14 employees who are engaged in various warehouse and shipping, purchasing, administrative and clerical activities.

    Moto Guzzi was subjected to strikes totaling 2-1/2 production days in 1996, all concerning the negotiation of a national contract for all workers in metal working industries. Moto Guzzi was not subjected to any local work stoppages or strikes in 1996. The national strikes resulted in the loss of approximately four production days because of additional time needed to restart production after each strike. Moto Guzzi's "company" contract was renegotiated early in 1996. The "national" contract is currently being negotiated. The terms of the renegotiation are not expected to have a significant impact on labor costs in 1997 above the overall inflation rate.

    Under Italian law, persons in a company acquire the right to severance pay based upon salary and years of service. At September 30, 1996, Moto Guzzi was obligated to pay employees an aggregate of Lit. 7,418 million ($4,871,000), and Lit. 7,301 million at December 31, 1995. See Note 2 of Notes to Consolidated Financial Statements of the Company.

L.I.T.A.

    BACKGROUND. On July 25, 1995, in the first application of its new business plan following its acquisition of Finprogetti's operating subsidiaries, the Company, through one of its Italian subsidiaries, acquired L.I.T.A. T.I.M. had been retained to manage L.I.T.A. after a material decline in L.I.T.A.'s operations, and to oversee its sale to a third party to be identified by T.I.M. The physical and operational presence of T.I.M. at L.I.T.A., its ability to examine and comprehensively analyze the managed company's operational and capital needs and T.I.M.'s ability to help its client to meet its strategic objective of selling L.I.T.A. represents an example of an investment opportunity arising from T.I.M.'s management business. The stock of L.I.T.A. was acquired at a cost of Lit. 615 million ($404,000), representing a discount of approximately Lit. 1,600 million ($1,050,000) from the book value of L.I.T.A.'s assets Lit. 2,264 million ($1,487,000).

    MANUFACTURING. L.I.T.A. manufactures plain and perforated welded specialty steel tubes used principally in the automotive and furniture industries. The subsidiary's 10,000 square meters factory in Torino has a two-shift production capacity of approximately 15,000 tons. In 1996, following the installation of T.I.M. management, L.I.T.A.'s production equaled 80% of capacity; in prior years, however, production rarely reached 60% of capacity.

    IMPACT OF CHANGING PRICES AND CURRENCY MOVEMENTS. Steel prices have a material effect on the business of L.I.T.A. Finished product prices are affected by the cost of steel; market and competitive pressures are such that selling prices react quickly to changes in the price of steel. From January to June 1996, the prices of various qualities of steel used by L.I.T.A. decreased, on average, by approximately 22%. Finished product selling prices fell in response and margins were burdened by losses on inventories of steel. The negative effect on margins over the first six months of 1996 has been estimated as approximately Lit. 600 million. Steel prices stabilized in the fourth quarter of 1996. To the extent permitted by competition, L.I.T.A. seeks to pass increased costs from changing prices on to its customers by increasing selling prices.

    Exchange rates historically did not have a significant effect on the business of L.I.T.A., as export sales were not significant to overall sales. However, as export sales are expected to increase in 1997 and thereafter, L.I.T.A. will become more sensitive to exchange rates between Italy and the countries of export.

    PLANT AND MACHINERY. L.I.T.A.'s plant and machinery were acquired many years ago. When the Company acquired L.I.T.A. in July 1995, the fair value of the assets acquired was in excess of the price paid. This excess, in accordance with generally accepted accounting principles, was applied to reduce the carrying values of long-term assets and fixed assets. Depreciation expenses are therefore significantly lower than if they were based on current prices. Plant and machinery will be replaced over many years at higher costs with higher depreciation charges which, in many cases, may be offset by technological improvements.

    RESEARCH AND DEVELOPMENT. Because L.I.T.A. manufactures according to a well-known and relatively uncomplicated process, L.I.T.A.'s actual annual and forecast research and development expenditure is approximately Lit. 150 million, less than 1% of actual and projected revenues.

    SALES AND MARKETING. L.I.T.A. distributes its products directly in all countries except in the U.K., where it distributes through exclusive agents, (which represents approximately 5% of net sales) and in certain regions of Italy (which represent approximately 20% of net sales).

    CUSTOMERS. L.I.T.A. has begun developing a market in the low-cost furniture industry, which provides a steadier flow of production and demand than the automotive industry. L.I.T.A. currently has a number of customers representing between 5% and 9% of net sales. As a consequence of the current and planned expansion of the business, including expansion of export sales and expansion in markets other than the automobile market, it is expected that in the medium term the importance of any single customer will decrease.

    BACKLOGS. L.I.T.A. has no long-term contracts with customers and orders typically reflect the requirements of customers for the following one to two months. Its largest customer has placed a cancellable order for 1,200 tons of exhaust tubing for 1997 delivery.

    EXPORT SALES. L.I.T.A. did not have significant export sales prior to 1996. In 1996, 90% of net sales were made in Italy, 7% elsewhere in Europe, and 3% elsewhere in the world.

    SUPPLIERS. There are multiple suppliers of the special clad and coated steels used by L.I.T.A. L.I.T.A. does not have written long-term contracts with such suppliers except in respect of a particular steel quality which is not significant to net sales. L.I.T.A. is seeking to formalize its arrangements with major suppliers to reduce the business risks associated with its planned expansion and to reflect the fact that close collaboration with the steel suppliers is required to ensure consistent quality and to shorten lead times for significant change in supply levels, which currently can run from 12 to 18 months.

    COMPETITION. L.I.T.A.'s principal competitors are principally larger companies, many of them subsidiaries of Italian steel manufacturers, including Profilmec, S.p.A., Ispadue S.p.A., Lombarda Tubi (a division of the Marcegaglia Group) and ITAS, S.p.A. The size of these competitors and the support of their parent companies enable them to compete aggressively in the market. L.I.T.A. competes principally on quality, flexibility of service and timeliness of delivery, factors which its competitors also seek to offer to the market. L.I.T.A. is currently the leading supplier in Italy of aluminized steel tubes for automotive exhaust systems. While automotive original equipment manufacturers are increasing their usage of higher grade stainless steel, which L.I.T.A. does not currently supply in material quantities, the automotive aftermarket in Italy and elsewhere in Europe is increasing its purchases of aluminized steel tubing as a cost-effective compromise between lower-grade cold steel tubing and the higher priced stainless steel. Tubifici DiTermi S.p.A. is the largest supplier of stainless steel exhaust tubing in Europe.

    SEASONAL NATURE OF BUSINESS. L.I.T.A.'s operations historically have been characterized by seasonal factors due to the company's dependence on the automobile industry. Demand is lowest over the period from November to February and is also significantly reduced in the traditional holiday month of August. Since 1995, the Company has sought to reduce this seasonality by expanding its markets in the furniture industry, which is less seasonal, but which is more price sensitive and less profitable.

    NUMBER OF EMPLOYEES. Labor relations with L.I.T.A.'s employees are considered by management to be excellent. L.I.T.A. was not subjected to any strikes or work stoppages in 1996. As of December 31, 1996 L.I.T.A. had 34 employees, of which 28 are engaged in production and 6 in management, sales and administrative roles. At September 30, 1996, the amount of L.I.T.A.'s severance pay obligation to employees was Lit. 856 million ($562,000).

    COMPLIANCE WITH GOVERNMENTAL REGULATIONS. L.I.T.A. is subject to a number of governmental regulations relating to the use, storage, discharge and disposal of minerals and alloys used in its manufacturing processes and to the safety standards of its facilities and processes. L.I.T.A. has not been the subject of material environmental or safety claims in the past and its management believes that L.I.T.A.'s activities conform in all respects to presently applicable regulations. The anticipated costs of compliance with regulations are not expected to be significant to L.I.T.A.'s operations.

COMMERCIAL REAL ESTATE DEVELOPMENT SEGMENT

    The Company acquired, as part of the Finprogetti transaction, a real estate portfolio which it will seek to liquidate at opportune times.

    Commercial property at Cologne, Italy, has a book value of Lit. 16,000 million ($10,505,000) and outstanding loans secured on the property aggregating Lit. 10,935 million ($7,180,000) at September 30, 1996. The Cologne property is approximately 22,000 square meters, 80% of which is currently rented to a multinational company under an operating lease expiring in 1998. The remaining space can only be commercially exploited after repairs to the existing structure. The Company is seeking to sell this property and anticipates that, in current market conditions, it will recover the book value of the property, although there can be no assurance that such a recovery will eventuate.

    In June 1996, the Company sold its 66.7% equity interest in Immobiliare Broseta S.r.l. which owns industrial and commercial holdings and additional surrounding land aggregating approximately 66,000 square meters in Bergamo, Italy to its 25%-owned affiliate Domer S.r.l. The remaining 33.3% equity interest in Immobiliare Broseta S.r.l. is owned by Interim S.p.A., a subsidiary of Domer S.r.l. The Company had sought offers from third parties through an independent broker and the sale price of Lit. 5,200 million offered by Domer S.r.l. was the highest of the offers received. Domer S.r.l. issued a promissory note for Lit. 1,800 million of the sale price, due December 31, 1996, which note was subsequently extended for another year, bearing an interest rate equal to the official Lira discount rate plus 3%. The balance due of Lit. 3,400 million will be received from the sales of apartments which are being developed from the Immobiliare Broseta S.r.l. property or on June 30, 1999, whichever is the earlier. This amount of Lit. 3,400 million carries an interest rate of 6%, payable bi-annually, and has been accounted for at its estimated net present value of Lit. 2,908 million, applying a discount rate of 12%, considered to be a fair market rate for similar notes receivable. The book value of the 66.7% interest in Immobiliare Broseta S.r.l. was Lit. 4,708 million and no gain or loss was recorded on the transaction.

    The Company owns a minority interest in Interim S.p.A. (through a 25% indirect interest in Domer S.r.l., which, in turn, owns 68.2% of Interim S.p.A.). Interim S.p.A. is a property development company based in Brescia, Italy which has several projects under active development. This investment had a book value of Lit.1,630 million ($1,070,000) at September 30, 1996.

    The Company owns an 80% interest in unimproved land aggregating 2,539,020 square meters near Cagliari (Sardinia), Italy which had a book value at September 30, 1996 of Lit. 3,500 million ($2,298,000), net of reserves for risks connected with the permitted use of the land and its development. An option held by an unaffiliated third party to purchase the Company's interest in this land, for an amount above book value, expired unexercised on June 30, 1996. The land has development potential for tourism or residential purposes and the Company is exploring its disposition.

    The Company owns 100% of Pastorino S.r.l., which owns concession rights for 196 spaces in a municipal parking garage in Genoa, Italy. The book value of the concession rights is Lit. 4,511 million ($3,001,000) at September 30, 1996. The rights expire in the year 2041 and are being depreciated over the period from acquisition to this date. The Company has sub-contracted management of the parking spaces under a three-year contract and will consider disposition of the concession rights upon the termination of this contract or sooner, depending on market conditions. The interest in Pastorino is pledged as collateral for loans relating to the Cologne property.

    Unrelated to the real estate acquired from Finprogetti, the Company owned surplus property remaining after the Maserati sale and the winding down of the automobile spare parts operation. A parcel in Rome, Italy was sold in December 1996 for approximately Lit. 1,533 million ($1,000,000), and a parcel in Baltimore, Maryland in July 1996 for approximately $1,100,000.

RECENT TRANSACTIONS

    MOTO GUZZI FINANCING. The Company's newly-formed subsidiary, Moto Guzzi Corp., acquired all of the equity interest of the Company in Moto Guzzi and in Moto America, in exchange for 6,000,000 shares of common stock of Moto Guzzi Corp. In December 1996 and January 1997, Moto Guzzi Corp. consummated a private offering of convertible preferred stock and common stock purchase warrants which raised an aggregate of approximately $5,300,000 for Moto Guzzi Corp. net of expenses. The bulk of the proceeds were used to commence needed repairs and rehabilitation of production equipment at Moto Guzzi.

    Moto Guzzi issued 1,500,000 units, each consisting of one share of Class A Convertible Preferred Stock and one common stock purchase warrant exercisable for three years for the lesser of $4.00 or the initial public offering price of the common stock. The preferred stock is convertible at the option of the holder into an equal number of shares of common stock, subject to adjustment to protect against events of dilution, and is automatically converted upon consummation of an initial public offering of Moto Guzzi Corp. common stock which raises gross proceeds of at least $8 million. The conversion rate for the preferred stock in such event will be the lesser of the then applicable conversion rate or 75% of the per share initial public offering price. If such an initial public offering is not consummated by June 30, 1998, the holders of a majority of the shares of preferred stock will have the right to select a majority of the Moto Guzzi Corp. board of directors. GKN acted as placement agent for the Moto Guzzi financing. See "Underwriting."

    STOCK REPURCHASE PROGRAM. The Company initiated a stock repurchase program on September 25, 1996, which was completed on October 23, 1996. The program was initiated to accommodate a number of shareholders who held the view that the Company, following the sale of the Maserati business in 1993, was no longer engaged in the business activity which had initially led them to invest in the Company's shares. Two mutually exclusive alternative offers were made to shareholders. The first offer was to purchase up to 80% of a shareholder's common stock for a combination of cash and non-negotiable promissory notes having a face value aggregating $12.26 per share (the "80% offer") and the second offer was to purchase up to 50% of a shareholder's common stock for $12.26 cash (the "50% offer"). Of the 4,742,865 then-issued shares of the Company, shareholders representing 3,167,010 shares (66.8%) had agreed in advance not to participate.

    Of the remaining 1,575,855 shares, 506,359 were tendered under the 80% offer and 255,636 under the 50% offer, all of which were accepted by the Company. In consequence, the Company repurchased 761,995 shares for a total amount of $7,478,657.58 (Lit. 11,390 million) in cash and $1,863,401.12 (Lit. 2,838 million) in the form of non-negotiable two-year promissory notes, bearing interest at 8% per annum. An annual interest payment is due the first anniversary of the notes (or October 23, 1997) principal and accrued interest is due and payable on the second anniversary (or October 23, 1998).

    FINPROGETTI ACQUISITION. Effective July 1, 1995, the Company acquired substantially all of the operating subsidiaries of Finprogetti, including its Italian real estate interests, its T.I.M. subsidiary, a leasing and factoring company and certain Italian tax receivables aggregating Lit. 5,150 million ($3,381,000), in exchange for newly issued shares of the Company's Common Stock, valued at Lit. 20,106.73 per share ($12.26 at the then-prevailing exchange rate). As part of the transaction, Finprogetti committed to make itself or cause others to make up to Lit. 15,000 million ($9,849,000) in purchases of additional shares of Common Stock, at the same per-share price of Lit. 20,106.73. If less than Lit. 15,000 million of shares were purchased, the acquisition consideration would be adjusted. In total, 408,008 shares of Common Stock were purchased by various Finprogetti shareholders and affiliates the ("Finprogetti Affiliate Shareholders") for Lit. 8,204 million (approximately $5,000,000). Consequently, the number of shares issued in the merger was adjusted to 1,922,652. Of these 170,343 shares are being held in escrow pending realization by the Company of the tax receivable of Lit. 5,150 million that was included in the assets acquired.

    The total purchase price of Lit. 39,447 million reported in the balance sheet to effect the Finprogetti Acquisition reflects Lit. 38,223 million (Lit. 16,400 per share; $10.00 per share) assigned to the 2,330,660 shares issued (including the shares owned by the Finprogetti Affiliated Shareholders) plus costs of Lit. 1,224 million incurred in connection with the acquisition. The acquisition has been accounted for by the purchase method. Accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based on the fair values at the date of the acquisition. The purchase price was allocated as follows:

                                                                           US$'000     LIRE M.
                                                                          ----------  ---------
Cash....................................................................  $    5,166      8,204
Real estate interests...................................................      21,479     34,109
Concession rights over real estate......................................       2,960      4,700
Less: related long-term debt............................................     (12,238)   (19,431)
Trademark and other intangible assets...................................       3,148      5,000
Other assets and liabilities, net.......................................       3,355      5,329
Goodwill................................................................         967      1,536
                                                                          ----------  ---------
                                                                          $   24,837     39,447

    The former Finprogetti real estate assets acquired by the Company are not presently intended to be held long term. The Company either will seek a strategic partner to help manage the properties or will seek to dispose of them in due course and at maximally favorable values, although there can be no assurance that such will occur.

    On November 7, 1996 the Company entered into two agreements with Finprogetti to resolve certain open matters deriving from the Finprogetti acquisition. Pursuant to the first agreement, a balance due by Finprogetti to the Company of Lit. 763 million ($501,000) was eliminated by Finprogetti surrendering to the Company 46,000 shares at a value of Lit. 16,587 per share ($10.89 per share). Pursuant to the second agreement, Finprogetti agreed to accept responsibility for a claim for Lit. 2,120 million which was successfully brought against one of the Company's subsidiaries acquired from Finprogetti. Pursuant to this agreement, Finprogetti would assume the responsibility for payments resulting from the claim, which are payable in installments through June 1998, and, to facilitate those payments, the Company would, on the request of Finprogetti, repurchase an aggregate of 105,440 shares for cash at the dates and in the amounts of each installment payment, listed below.

November 8, 1996.......................              9,950 shares          Lit. 200 million
                                                                                 ($131,000)
December 31, 1996......................             22,380 shares          Lit. 450 million
                                                                                 ($295,000)
June 30, 1997..........................             22,380 shares          Lit. 450 million
                                                                                 ($295,000)
December 31, 1997......................             22,380 shares          Lit. 450 million
                                                                                 ($295,000)
June 30, 1998..........................             28,350 shares          Lit. 570 million
                                                                                 ($374,000)

    At September 30, 1996, the Company has reclassified outside of shareholders' equity these 105,440 shares thus subject to repurchase in the amount of the present value of the amounts payable, applying a discount rate of 10%. The resulting value of the 105,440 shares subject to repurchase is Lit. 1,940 million ($1,274,000) or Lit. 18,399 per share ($12.08 per share).

    REPURCHASE OF FORMER CHAIRMAN'S SHARES. On April 10, 1995, the Company entered into an agreement with Alejandro De Tomaso, then the Chairman of the Board of the Company, under which the Company would repurchase Mr. De Tomaso's 1,000,000 shares of preferred stock and 480,304 shares of Common Stock at a negotiated price of Lit. 18,400 per share, converted into dollars at the exchange rate in effect on the closing date of 1,637 lire per dollar. Mr. De Tomaso thereafter conveyed his stock to an individual who reconveyed such stock to two trusts, which assumed his obligations and rights under the agreement.

    Contemporaneously with the closing of the Finprogetti Acquisition 703,774 of the preferred and common shares formerly owned by Mr. De Tomaso were delivered to the Company in exchange for the Company's interests in the Hotel Canalgrande and the Hotel Roma, its two hotel properties, valued by the Board of Directors at Lit. 4,700 million ($3,086,000) in the aggregate based upon independent appraisals, a collection of Maserati vehicles and engines valued by the Board at Lit. 3,200 million ($2,101,000) and Lit.

5,000 million ($3,283,000) in cash. The transaction was accounted for at the assets' aggregate book value of Lit. 6,629 million and no gain or loss resulted. Contemporaneously with the repurchase of the initial block of shares formerly held by Mr. De Tomaso, Mr. De Tomaso resigned all directorships and offices which he had held in the Company and all of its subsidiaries.

    The remaining 776,530 preferred and common shares formerly held by Mr. De Tomaso were exchanged for an equal number of shares of newly issued Common Stock, which the Company is required to register for sale at the request of the holder. Each share of preferred and Common Stock was valued identically because Mr. De Tomaso agreed not to accept any premium for his preferred stock, despite its three-vote per share preference. The Company may purchase any or all of such 776,530 shares at $11.27 per share, at any time prior to the third anniversary of the Finprogetti Acquisition, subject to the holder's right to withdraw such shares from such purchase right. Furthermore, the Company is obligated to purchase all remaining shares on June 30, 1998, at $11.27 per share. A bank letter of credit has been obtained by the Company to guaranty payment of the repurchase price, secured by cash and certain investment securities owned by the Company. See also Note 3 of Notes to Consolidated Financial Statements. Management believes that the transaction with Mr. De Tomaso was on terms as favorable as those which would have been available from an independent third party.

    PROPOSED CAREY WINSTON ACQUISITION. On August 14, 1996, the Company and its wholly-owned subsidiary, DTI Acquisition Corporation ("Acquisition"), a Delaware corporation, entered into an Agreement and Plan of Merger (the "Merger Agreement") with The Carey Winston Company ("Carey Winston"), a commercial real estate services provider in the greater Washington D.C., Baltimore and northern Virginia metropolitan area. The Company had agreed to lend to Carey Winston $2 million of working capital at or before the merger closing, of which $1 million was funded to Carey Winston on September 17, 1996 as an interim loan. Carey Winston and the Company subsequently determined to terminate the Merger Agreement, with the Company's loan being repayable, with interest, over 14 months and the Company being entitled to liquidated damages in lieu of reimbursement for expenses of $200,000, and, if a change of control of Carey Winston occurs within 15 months, liquidated damages in lieu of potential claims for non-consummation of the merger of $500,000.

    PROPOSED TRANSFER OF CONTROLLING INTEREST. Finprogetti, the largest shareholder of the Company, is currently negotiating with Adzura, a limited partnership ("Adzura"), for the sale to Adzura of its 1,708,350 shares of Common Stock, as well as the sale of shares held by certain Finprogetti Affiliate Shareholders (the "Adzura Purchase"). If such negotiations are successful, it is expected that (i) upon the sale by Finprogetti of 1,000,000 such shares, the existing voting agreement with the Company which was entered into in July 1995 will terminate, (ii) of the five directors which had been designated by Finprogetti, four will resign, and three directors will be designated by Adzura,
(iii) upon the subsequent sale of the remaining shares, within two years following the initial sale, the remaining director designated by Finprogetti will resign and the size of the Board will be reduced to eight, and (iv) in consideration of Adzura's agreeing to not sell the shares so purchased for 18 months from the date of this Offering without the consent of the Representative of the Underwriters herein, the Company will grant to Adzura a warrant to purchase 1,250,000 Shares of Common Stock, exercisable at the Offering Price per share, exercisable for three years with the right to demand registration of the shares so purchased under the Securities Act of 1933.

STRUCTURE OF THE COMPANY

    The Company was incorporated under the laws of the State of Maryland in 1917. The following charts depict the current structure of the Company.

    [The following is a textual summary of the current organizational chart of the Company. The chart in graphical form is included in the paper version of this filing:

    The Company owns 100% of the equity interest in Temporary Intergrated Management, S.r.l., an Italian corporation, a 99.9% equity interest in Trident Rowan Servizi S.p.A. ("TRS"), an Italian corporation, a 20% equity interest in Moto Guzzi Corp., a Delaware corporation, and a 95.54% equity interest in Finproservice S.p.A., an Italian corporation.

    TRS owns an 83.92% equity interest in O.A.M. S.p.A. ("OAM"), an Italian corporation.

    OAM owns a 60% equity interest in Moto Guzzi Corp., a 100% equity interest in Finprogetti International Holdings, S.A., a Luxembourg corporation ("FIH"), and a 99.67% equity interest in Finprogetti Investimenti Immobiliari, S.p.A., an Italian corporation ("Immobiliari").

    Immobiliari owns a 99.9% equity interest in Pastorino Strade, S.r.l., a 25% equity interest in Domer S.r.l., and an 80% equity interest in Grand Hotel Bitia S.r.l. FIH owns the remaining .1% equity interest in Pastorino Strade. Domer owns a 68.19% equity interest in Interim S.p.A. and a 100% equity interest in Immobiliare Broseta S.r.l., all Italian entities. Interim S.p.A. owns a 100% equity interest in Villa Giosis S.r.l.

    FIH owns a 99.6% equity interest in L.I.T.A. S.p.A. O.A.M. owns the remaining 0.4% interest in L.I.T.A.

    Moto Guzzi Corp. owns a 100% equity interest in Moto Guzzi S.p.A. ("Moto Guzzi"), an Italian corporation and 100% of the equity interest in Moto America, Inc., a North Carolina corporation.

    Moto Guzzi owns a 100% equity interest in Centro Ricambi S.r.l., an Italian corporation, a 25% equity interest in MGI GmbH, a German corporation, and a 100% equity interest in Moto Guzzi France, S.A., a French corporation.

PROPERTIES

    The following facilities were in 1996, and unless so indicated, are presently, leased or owned by the Company in the active conduct of its business:

        (a) 1,700 square feet of office space at Two Worlds Fair Drive, Franklin Township, Somerset, NJ 08873, in which are located the United States administrative office of the Company, and which is occupied under a five-year lease expiring in 2001, at a monthly rental of approximately $2,200.

        (b) Factory and office facilities owned in fee and located in Mandello del Lario, Italy in a group of one, two and three story buildings aggregating 54,550 square meters, and which is used by Moto Guzzi. This facility is currently operating at approximately 55% of production capacity calculated as a percentage of available space.

        (c) Centro Ricambi's spare parts distribution facility is located at a 3,683 square meter facility in Modena, Italy, under a six-year lease expiring in 2002. The current year lease obligation is Lit. 239 million ($157,000), and is subject to incremental annual increases.

        (d) Offices aggregating 480 square meters in Milan, Italy, used by Finprogetti Servizi, Trident Rowan Servizi, Finprogetti Investimenti Immobiliari and T.I.M. are leased from an entity affiliated with Francesco Pugno Vanoni, the Chairman of the Board of the Company, and his brother, at a cost of Lit. 148 million ($97,000) in 1996 under a lease expiring on August 31, 2000. The rental is believed to be comparable to rents paid for similar facilities elsewhere in Milan.

        (e) Warehouse, offices and surrounding land aggregating 63,874 square meters in Cologne, Italy. Approximately 80% of the 28,122 square meter office and warehouse space is rented to a single tenant at an annual rental of Lit. 1,280 million ($806,000) and negotiations are proceeding to rent the remainder of the space to the tenant. The Company is negotiating the disposition of the property, which is encumbered by a Lit. 10,935 million ($7,180,000) mortgage.

        (f) Unimproved land aggregating 2,539,020 square meters in Cagliari, Italy. The Company, through Finprogetti Immobiliari, owns an 80% interest therein, and is exploring its disposition. An unaffiliated third party had an option to purchase the Company's interest, which expired unexercised on June 30, 1996 for Lit. 10,600 million ($6,675,000), less outstanding debt.

        (g) Offices aggregating 150 square meters in Brescia, Italy used by Finproservice S.p.A. at an annual rental of Lit. 16 million ($9,901) under a six-year lease expiring in 2001.

        (h) Factory and related commercial facility aggregating approximately 10,000 square meters in Torino, Italy leased by L.I.T.A., at an annual rental of Lit. 510 million in 1996 and used at approximately 80% of present production capacity, based in present equipment in place.

LEGAL PROCEEDINGS

    The Company and its subsidiaries are involved in litigation in the normal course of business. Management does not believe, based on the advice of its legal advisors, that the final disposition of such litigation will have a material adverse effect on the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following information concerns the directors, officers, key employees of and consultants to the Company.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------

Francesco Pugno Vanoni*..............................          67   Chairman of the Board and member of the Executive
                                                                    Committee

Mario Tozzi-Condivi..................................          71   Vice Chairman, Director and member of the Executive
                                                                    Committee

Howard E. Chase......................................          60   President, Chief Executive Officer, Director and
                                                                    member of the Executive Committee

Albino Collini.......................................          55   Executive Vice President, Chief Operating Officer,
                                                                    Director and member of the Executive Committee

Carlo Previtali......................................          52   Secretary and Treasurer

Giovanni Avallone*...................................          54   Director and member of the Executive Committee

Roberto Corradi*.....................................          59   Director

Santiago De Tomaso...................................          40   Director

Carlo Garavaglia*....................................          52   Director

Maria Luisa Ruzzon*..................................          49   Director

------------------------

* Upon the consummation of the Adzura Purchase, these directors have agreed to resign from their positions with the Company.

    FRANCESCO PUGNO VANONI has served as Chairman of the Board since October 1995 and as President and director of Finprogetti S.p.A. for more than five years prior thereto. He is also, and has been for more than the past five years, the President and Director of Ceccato, S.p.A., which is a major European manufacturer of vehicle washing equipment and systems and air compressors, which are sold internationally.

    MARIO TOZZI-CONDIVI has served as Director of the Company since 1993, and as Vice Chairman since October 1995. He has also served as Director of Moto Guzzi, S.p.A. since July 1995; President of Maserati Automobiles Incorporated, the Company's former subsidiary, from February 1989 until 1996; Chairman of the Board of Maserati U.K. Ltd., 1986 to 1987; and has been an independant consultant to automobile importers, distributors and dealers in England, Italy, Singapore and South Africa, since 1984.

    HOWARD E. CHASE has served as Director of the Company since 1971, as Secretary of the Company and Company counsel from 1971 until September 1995 and President and Chief Executive Officer of the Company since October 1995. He has also served as Vice-President of the Company from 1986 to October 1995; a partner of Morrison Cohen Singer & Weinstein, LLP from April 1984 until September 1995; and a director of Thoratec Laboratories, Inc., a Nasdaq-traded company since 1987.

    ALBINO COLLINI has served as Director of the Company since 1995, and Executive Vice President and Chief Operating Officer of the Company since October 1995. He has also served as a Director of Moto Guzzi since July 1995; founder and President of T.I.M. S.p.A. and predecessors since 1987; Managing

Director of Finprogetti S.p.A. from July 1995 until May 1996; and Director of Finprogetti International Holding, S.A. since October 1993.

    CARLO PREVITALI is Secretary and Treasurer of the Company. He has also served as Director of Finprogetti International Holding, S.A. from November 1988 to December 1994; Director of Nolan S.r.l., a manufacturer of motorbike helmets, from May 1989 to November 1990; Chief Executive Officer of Profin S.p.A., an investment company from January 1990 to December 1995; Director of Cem S.p.A., a manufacturer of compressors, from March 1990 to January 1991; Chief Executive Officer of Unifin, S.r.l., an investment company from March 1990 to October 1991; Director of Progetti Cosmetics S.r.l. from June 1991 to June 1994; Director of Oikos S.r.l., an investment company from September 1991 to March 1993; Director of Team Finanziaria S.r.l., an investment company from October 1991 to July 1993; Chief Executive Officer of Finprogetti Investimenti Immobiliare, S.p.A. from February 1993 to October 1995; Director of Finproservice, S.p.A. from March 1993 to September 1994; Director of O.A.M., S.p.A. since July 1995; Director of American Finance, S.p.A. since July 1995; Director of Opticos S.r.l., a manufacturer of sport glasses, from May 1983 to July 1991; San Giorgio S.r.l., in which Mr. Previtali held a non-executive post until he resigned in November 1993, has been in "controlled administration" in Italy since 1995. Controlled Administration is roughly analogous to United States bankruptcy reorganization. He served as an officer of Finprogetti S.p.A. from 1983 until June 1996.

    GIOVANNI AVALLONE has served as Director of the Company since July 1995 and has served as Director of Finprogetti from February 1993 until June 1996. He has also served as Director and President of L.I.T.A. S.p.A. since February 1995; a Director of T.I.M. since December 1994 and Director of Interim S.p.A. since April 1993. Mr. Avallone has served as a director of financial and strategic planning at Ori Martin S.p.A., a steel mill, since 1990. Since 1990 he has served in a similar capacity at Finoger S.p.A. which is engaged in investment finance. Mr. Avallone served as President of Comadepur, a water purification joint venture from 1990 to 1994, and served as the manager responsible for mergers and acquisitions at Viveco S.r.l. from 1990-1995.

    ROBERTO CORRADI has served as Director of the Company since 1989, and as Chairman of Progetto S.a.A. di Roberto Corradi & Co., an architectural firm, since 1987.

    SANTIAGO DE TOMASO has served as Director of the Company since 1993 and President and Chief Operating Officer of the Company from 1993 to October 1995; as Sales and Promotion Manager and Member of the Board of Directors of De Tomaso Modena S.p.A., an unrelated company, for more than the past five years; Vice President of Immobiliare Canalgrande S.p.A. for more than the past five years; Administratore Unico of Storm S.r.l. since May 1992; and as a Director of Moto Guzzi S.p.A. and of Trident Rowan Servizi S.p.A., each for more than the past five years.

    CARLO GARAVAGLIA has served as Director of the Company since 1995, and as a Member of Studio Legale Tributario Associates, a law firm in Milan, for more than five years. He has also served as a Director of Trident Rowan Servizi since May 1994 and Chairman of its board of directors since July 1995; Director and President of Moto Guzzi since July 1995; Director of O.A.M. since May 1994; Chairman of the Board of O.A.M. since July 1995; Director of Finprogetti Investimenti Immobiliare S.p.A. since October 1993; Director of Grand Hotel Bitia S.r.l. since March 1994; Director of TIM since December 1994; Director of Tridents Financiere S.r.l. since December 1990; and Director of Finprogetti S.p.A. from September 1993 until June 1996.

    MARIA LUISA RUZZON has served as Director of the Company since July 1995 and had served as Director of Finprogetti from February 1993 until June 1996. She was the sole Director of Filatura di Novana, a textile mill, from 1990 until 1992, has been a Director of Metano Parese S.p.A., a natural gas distributor, since 1990, and a General Manager of Maglificio Giovanni Brugnoli S.p.A. since
      .

    Each of Finprogetti, Mario Tozzi-Condivi, Albino Collini, Howard E. Chase and Francesco Pugno Vanoni have agreed to vote all shares he or it may hold in favor a slate of nominees consisting of five persons designated by Finprogetti and five persons designated by management. Upon the distribution by Finprogetti to its shareholders of its shares of Common Stock of the Company, or upon the sale of such shares to a third party the voting agreement will terminate.

    None of the directors of the Company except Mr. Chase is a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or of any company registered as an Investment Company under the Investment Company Act of 1940. There is no family relationship among any of the members of the Board of Directors or the officers of the Company.

    The Board of Directors established an Audit Committee in 1995, which currently consists of the following: Howard E. Chase, Carlo Garavaglia and Carlo Previtali. The Audit Committee is charged with the responsibility to review the performance of the independent accountants as auditors for the Company, discuss and review the scope and the fees of the prospective annual audit, review with the auditors the corporate accounting practices and policies and recommend to whom reports should be submitted within the Company, review their final report with the auditors, review with the auditors overall accounting and financial controls, and be available to the auditors during the year for consultation purposes. The Board of Directors also authorized, but has not yet appointed members of, a Compensation Committee, charged with the responsibility to review and make recommendations to the Board regarding salaries, compensation and benefits of executive officers and key employees of the Company.

EXECUTIVE COMPENSATION

    The following table shows, for the three years ended December 31, 1996, 1995 and 1994, the cash compensation paid or accrued for those years to the President of the Company and each of the four most highly compensated executive officers of the Company other than the President whose aggregate annual salary and bonus exceeded $100,000 for the Company's last year in all the capacities in which they served with respect the year ended December 31, 1996 ("Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                    LONG-TERM COMPENSATION
                                                                                                 ----------------------------
                                                                                                            AWARDS
                                                                                                 ----------------------------
NAME AND                                          ANNUAL COMPENSATION              OTHER           RESTRICTED      OPTIONS/
PRINCIPAL                                    -----------------------------        ANNUAL              STOCK          SARS
POSITION                            YEAR     SALARY(LIT./$)(1) BONUS(LIT./$)    COMPENSATION        AWARDS($)         (#)
--------------------------------  ---------  ---------------  ------------  -------------------  ---------------  -----------
Santiago De Tomaso..............       1994  Lit.100,000,000/         -0-              -0-                -0-            -0-
  President of the Company until                   ($65,703)
  October 28, 1995
                                       1995  Lit.76,500,000/          -0-              -0-                -0-         30,000
                                                   ($50,263)
Howard E. Chase.................       1995  Lit.155,737,000/         -0-              -0-                -0-        300,000
  President and Chief Executive        1996       ($102,324)          -0-              -0-                -0-            -0-
  Officer since October 28, 1995             Lit.573,750,000/
                                                  ($376,971)
Albino Collini..................       1995  Lit.186,700,000/  50,000,000              -0-                -0-        150,000
  Executive Vice President since       1996       ($122,668)     ($31,486)
  October 28, 1995                           Lit.458,994,000/
                                                  ($301,573)
Mario Tozzi-Condivi(2)..........       1995  Lit.93,414,000/          -0-              -0-                -0-        200,000
  Vice Chair since October 28,                     ($61,376)
  1995
Domenico Costa..................       1995  Lit.237,850,000/         -0-              -0-                -0-         60,000
  President of T.I.M.                  1996       ($156,275)          -0-              -0-                -0-            -0-
                                             Lit.240,000,000/
                                                  ($157,687)
Arnolfo Sacchi..................       1994  Lit.192,000,000/         -0-              -0-                -0-            -0-
  Administrative Delegato of           1995       ($126,150)          -0-              -0-                -0-            -0-
  Moto Guzzi since 1994                1996  Lit.223,519,700/         -0-              -0-                -0-            -0-
                                                  ($146,859)
                                             Lit.240,000,000
                                                  ($156,863)
Carlo Previtali.................       1996  Lit.240,000,000          -0-              -0-                -0-            -0-
  Treasurer and Secretary                         ($156,863)

                                      PAYOUTS
NAME AND                          ---------------
PRINCIPAL                              LTIP            ALL OTHER(3)
POSITION                            PAYOUTS($)        COMPENSATION($)
--------------------------------  ---------------  ---------------------
Santiago De Tomaso..............           -0-
  President of the Company until
  October 28, 1995
                                           -0-
Howard E. Chase.................           -0-
  President and Chief Executive            -0-
  Officer since October 28, 1995
Albino Collini..................           -0-
  Executive Vice President since
  October 28, 1995
Mario Tozzi-Condivi(2)..........           -0-
  Vice Chair since October 28,
  1995
Domenico Costa..................           -0-
  President of T.I.M.                      -0-
Arnolfo Sacchi..................           -0-
  Administrative Delegato of               -0-
  Moto Guzzi since 1994                    -0-
Carlo Previtali.................           -0-
  Treasurer and Secretary

------------------------------

(1) Lire amounts have been converted to dollars at the rate of 1,522 lire per U.S. Dollar, the approximate rate in effect on December 31, 1996.

(2) In 1996, $185,000 plus expenses was paid to Como Consultants Limited, an Isle of Jersey company, which provides the Company with the services of Mr. Tozzi-Condivi. No other form of compensation was paid to Como Consultants or to Mr. Tozzi-Condivi

(3) The aggregate amount of all perquisites and other personal benefits paid to each of the Named Executive Officers did not exceed the greater of $50,000 or 10% of such Officer's salary.

STOCK OPTION PLANS

    In order to attract and retain employees, the Board of Directors adopted, and the shareholders approved, the 1995 Non-Qualified Stock Option Plan ("1995 NQ Plan") and the 1995 Stock Option Plan for Outside Directors ("1995 Directors Plan"). The 1995 NQ Plan and the 1995 Directors Plan are referred to collectively as the "1995 Plans". Options to purchase an aggregate of 2,150,000 shares of common stock (subject to antidilution adjustments under certain circumstances) may be awarded under the 1995 Plans.

    1995 NQ PLAN

    The Board of Directors has authorized the grant of 2,000,000 options under the 1995 NO Plan. In connection with the execution of employment agreements, a total of 982,500 such options were granted in 1995, each at an exercise price of $12.26 per share to ten officers and key employees, six of whom are also members of the Board of Directors, and an additional 22,500 options in 1996. The options vest over three or five years in equal proportions. See "Option Grants."

    The 1995 NQ Plan is administered by a committee consisting of two members of the Board, neither of whom for at least one year prior to such member's commencement of service, received any discretionary grant of options under the 1995 NQ Plan or otherwise. Members of the committee are not entitled to receive grants under the 1995 NQ Plan. The maximum number of options which any optionee may receive is 350,000 per calendar year.

    All officers and employees who, in the opinion of the committee have made or are expected to make key contributions to the success of the Company are eligible to receive options under the Plan. The committee may determine, subject to the terms of the 1995 NQ Plan, the persons to whom options will be awarded, the number of shares and the specific terms of each option granted. Officers and key employees of companies acquired or operated by the Company or its subsidiaries may also be option recipients. Specific performance or other criteria governing the granting of the remaining options have not yet been established by the committee. Options may not be granted at an exercise price below the fair market value on the date of grant.

    If an option expires unexercised, is surrendered by the grantee for cancellation, is canceled or otherwise becomes nonexercisable, the shares underlying the grant will again become available for the granting of new options under the 1995 NQ Plan.

    The plan is subject to amendment by a majority of those members of the Board of Directors who are ineligible to receive options, but the Board may not (i) change the total number of shares of stock available for options; (ii) increase the maximum number of options; (iii) extend the duration of the plan; (iv) decrease the minimum option price or otherwise materially increase the benefits accruing to recipients; or (v) materially modify the eligibility requirements.

    1995 DIRECTORS' PLAN

    All non-employee directors, who were never previously employed by the Company or eligible to receive options, will annually receive, on each January 2 beginning in 1996, options to purchase 5,000 shares under the 1995 Directors Plan. Newly appointed or elected non-employee directors receive a grant upon taking office.

    A total of 20,000 options under the plan was granted in each of 1996 and 1997. Options granted in 1996 are exercisable at $12.26 per share and options granted on January 2, 1997 are exercisable at $9.313 per share. Options to be granted in future years will be exercisable at the reported closing price of the stock on January 2 of the year of grant. Options are not be exercisable until the later of January 2 of the year succeeding the date of grant or six months following the date of grant.

    The authority to grant options under 1995 Directors Plan will terminate on the earlier of December 31, 2005 or upon the issuance of the maximum number of shares of stock reserved for issuance under the plan.

    The plan may be amended by the Board of Directors except that provisions thereof concerning granting of options may not be amended more than once every six months unless necessary to comply with the Internal Revenue Code or the Employee Retirement Income Security Act.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

    No stock options or SARs were granted in the fiscal year ended December 31, 1996 to any of the Named Executive Officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                                               VALUE(2) OF
                                                                                                               UNEXERCISED
                                                                                   NUMBER OF SECURITIES       IN-THE-MONEY
                                                                                  UNDERLYING UNEXERCISED     OPTIONS/SARS AT
                                               SHARES                                OPTIONS/SARS AT         FISCAL YEAR-END
                                              ACQUIRED                             FISCAL YEAR-END (#)             ($)
                                                 ON                VALUE       ----------------------------  ---------------
NAME                                       EXERCISE(#)(1)       REALIZED($)     EXERCISABLE   UNEXERCISABLE    EXERCISABLE
---------------------------------------  -------------------  ---------------  -------------  -------------  ---------------
Howard E. Chase, CEO...................          --                 --              60,000        240,000          --
Mario Tozzi Condivi....................          --                 --              40,000        160,000          --
Albino Collini.........................          --                 --              30,000        120,000          --
Santiago De Tomaso.....................          --                 --              10,000         20,000          --
Domenico Costa.........................          --                 --              20,000         40,000          --
Arnolfo Sacchi.........................          --                 --              20,000         40,000          --


NAME                                        UNEXERCISABLE
---------------------------------------  -------------------
Howard E. Chase, CEO...................          --
Mario Tozzi Condivi....................          --
Albino Collini.........................          --
Santiago De Tomaso.....................          --
Domenico Costa.........................          --
Arnolfo Sacchi.........................          --

------------------------

(1) None of the Named Executive Officers exercised any stock options in the 1996 fiscal year.

(2) Based on the fair market value per share of the Common Stock of $9.125, which was the closing price of the Common Stock on the Nasdaq SmallCap Market on December 31, 1996.

COMPENSATION OF DIRECTORS

    Non-employee members of the Board of Directors of the Company will each be paid $4,000 per year from the Company for services rendered in their capacity as such and will receive automatic grants of stock options. Officers of the Company or its subsidiaries who are members of the Board of Directors of the Company and employees receive compensation for services rendered in their capacities as officers only, and may be entitled to discretionary grants of stock options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's Board of Directors established a compensation committee on October 28, 1995, but it has not convened. The Company and each of its subsidiaries has, to date, addressed all compensation issues through its or their respective boards of directors. All members of the Board of Directors other than Ms. Ruzzon and Mr. Corradi served as executive officers and/or employees of the Company and/or one or more of the Company's subsidiaries in 1996.

    Messrs. Tozzi-Condivi, Chase, Pugno Vanoni, Garavaglia and Previtali engaged in transactions with the Company during 1996 in addition to serving as a director and/or officer of the Company. See "Certain Transactions."

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The compensation policy implemented by the Company and its subsidiaries for the compensation of executive officers calls for consideration of the nature of each executive officer's work and responsibilities, unusual accomplishments or achievements on the Company's behalf, the time expended in connection with that executive officer's duties, years of service, and the Company's (or subsidiary's) financial condition generally. Historically, overall corporate performance has not been a significant factor in establishing compensation. However, as a result of the Finprogetti Acquisition and the many changes to the Company's governing structure, including the creation of an Executive Committee and Compensation Committee of the Board of Directors, other and additional factors are likely to be included in compensation policies, including overall corporate performance, and performance of individual units of the Company.

EMPLOYMENT CONTRACTS

    In November 1995, the Company entered into employment agreements with each of Howard E. Chase, Albino Collini, Giovanni Avallone, Domenico Costa and Carlo Previtali, an agreement for limited services with Francesco Pugno Vanoni, and a consulting Agreement with Como Consultants, Limited, a corporation which will provide the services of Mario Tozzi-Condivi. The agreements with Messrs. Chase Collini, and Pugno Vanoni and with Como Consultants are for a term of five years, and all other agreements are for a term of three years, subject, in all cases, to early termination under certain conditions. Pursuant to such agreements Mr. Chase serves as President and Chief Executive Officer at a base salary of $375,000 per year, Mr. Collini serves as Chief Operating Officer at a base salary of $250,000 per year and Mr. Tozzi-Condivi serves as Vice-Chairman of the Board and Chairman of the Executive Committee at a base compensation of $185,000 per year. All such agreements include cost-of-living increases and non-competition provisions for a period of two years after termination of employment. The three-year agreement with Mr. Previtali provides for his serving as Treasurer of the Company at a salary of Lit. 240 million ($157,584) per year, the agreement with Mr. Avallone provides for his serving on a part-time basis as Director of Special Projects and Merchant Banking at an annual salary of Lit. 60 million ($39,396), and the agreement with Mr. Pugno Vanoni provides that in any year in which he serves on the Company's Executive Committee, he will receive a salary of Lit. 80 million ($52,528) for such year. Mr. Costa is employed as Managing Director of T.I.M. for three years at a salary of Lit. 240 million ($157,584) per year.

    The compensation of the Named Executive Officers in 1996 was the result of the negotiated employment agreements described above, and not the implementation of a compensation policy.

COMPARATIVE STOCK PERFORMANCE GRAPH

    The following is a graph comparing the annual percentage change in the cumulative total shareholder return of the Company's common stock with the corresponding returns of the published Dow Jones Equity Market Index and Dow Jones Automobile Manufacturers Index and the Nasdaq Non-Financial Index compiled by Research Data Group for the Company's five years ended December 31, 1992 to 1996, inclusive.

                                                                                                   TOTAL RETURN--DATA
                                                                                                        SUMMARY
                                                                                                ------------------------
                                                                                          CUMULATIVE TOTAL RETURN
                                                                                   -------------------------------------
RESEARCH DATA GROUP                                                       TRGI        12/91        12/92        12/93
----------------------------------------------------------------------  ---------     -----        -----        -----
Trident Rowan Group, Inc..............................................  TRGI              100          100           57
DJ EQUITY MARKET......................................................  IDOW              100          109          119
DJ OTHER RECREATIONAL PRODUCTS........................................  IREQ              100          119          137
NASDAQ NON-FINANCIAL..................................................  INNF              100          109          126


RESEARCH DATA GROUP                                                        12/94        12/95        12/96
----------------------------------------------------------------------     -----        -----        -----
Trident Rowan Group, Inc..............................................         264          296          261
DJ EQUITY MARKET......................................................         120          167          206
DJ OTHER RECREATIONAL PRODUCTS........................................         144          190          228
NASDAQ NON-FINANCIAL..................................................         121          169          206

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information concerning the beneficial ownership** of capital stock of the Company as of the date of this Prospectus by
(i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, and (iii) all directors and officers as a group:

                                                                                                      PERCENTAGE
                                                                                               ------------------------
                                                                            NUMBER OF SHARES
                                                                              BENEFICIALLY       BEFORE        AFTER
NAME                                                                              OWNED         OFFERING     OFFERING
--------------------------------------------------------------------------  -----------------  -----------  -----------
Finprogetti, S.p.A........................................................       1,708,350(1)        43.8%        33.2%
  Via Fieno 8
  Milan, Italy 20123
Pirunico Trustees (Jersey)(2).............................................         776,530           19.9         15.1%
  Limited Account 282
  44 Esplanade House
  St. Helier, Jersey
  Channel Islands
Howard E. Chase(3)........................................................          70,000
Albino Collini(4).........................................................         165,972            4.3          3.2
Francesco Pugno Vanoni(4).................................................          32,971          *            *
Mario Tozzi-Condivi(5)....................................................          40,000          *            *
Santiago De Tomaso(6).....................................................          10,000          *            *
Domenico Costa(7).........................................................          20,000          *            *
Arnolfo Sacchi(7).........................................................          20,000          *            *
Giovanni Avallone.........................................................         -0-
Roberto Corradi...........................................................         -0-
Carlo Garavaglia..........................................................         -0-
Maria Luisa Ruzzon........................................................         -0-
All officers and directors as a Group.....................................         398,943(8)         9.7%         7.4%

------------------------

*   Less than 1%.

** Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("Commission") and generally includes voting or investment power with respect to securities. Shares of Common Stock upon the exercise of options, warrants currently exercisable, or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.

(1) Of such amount, 170,343 shares are held in escrow pending satisfaction of a condition precedent and may not be voted by Finprogetti. Finprogetti therefore may vote 39.2% of all votes entitled to be cast prior to the Offering. Such amount excludes 165,972 shares owned beneficially by Albino Collini. Such amount includes 73,110 shares which are subject to repurchase pursuant to an agreement with the Company. See "Recent Transactions--Proposed Transfer of Controlling Interest" for a description of the proposed sale of shares not subject to such repurchase agreement.

(2) Pirunico Trustees (Jersey) Limited is the trustee of the Tail Trust, which acquired by gift shares formerly owned by the Company's former principal shareholder and Chairman.

(3) Includes 60,000 shares purchasable upon exercise of options.

(4) Mr. Collini is a former officer of, and Mr. Pugno Vanoni is a former officer and director and a current shareholder, of Finprogetti, S.p.A., which beneficially owns 1,708,350 shares. Neither has authority to dispose of or vote the shares of Finprogetti, and disclaims beneficial ownership thereof. Of the shares owned beneficially by Mr. Collini, 135,972 are held of record by Tairona, S.A., a Luxembourg corporation affiliated with Mr. Collini, and 30,000 represent options exercisable within 60 days. Of the shares owned by Mr. Pugno Vanoni, 8,000 represent options exercisable within 60 days.

(5) Includes 40,000 shares purchasable upon exercise of options.

(6) Includes 10,000 shares purchasable upon exercise of options.

(7) Includes 20,000 shares purchasable upon exercise of options.

(8) Includes 228,000 shares purchasable upon exercise of options.

                              CERTAIN TRANSACTIONS

    In 1995, the Company repurchased shares previously owned by its former Chairman of the Board, and agreed to repurchase the remaining 776,530 shares formerly so held. See "Business--Recent Transactions--Repurchase of Former Chairman's Shares." The Company has also agreed to repurchase 73,110 shares from Finprogetti currently a 43.8% shareholder, at a specified time and price. See "Repurchase of Shares from Finprogetti."

    The law firm of Morrison Cohen Singer & Weinstein, LLP is counsel to the Company. Howard E. Chase, a Director of the Company and its Chief Executive Officer, was a member of such firm until September 1, 1995, and he is now of counsel to such firm. Fees paid by the Company and subsidiaries to Morrison Cohen Singer & Weinstein, LLP in 1996 did not exceed 5% of such firm's gross revenues for that period.

    Como Consultants Limited, an Isle of Jersey company which employs Mario Tozzi-Condivi, a Director of the Company and its Vice-Chairman, was paid an aggregate of $207,594 in 1996 for consulting services rendered to the Company and to its former Maserati Automobiles Incorporated subsidiary by Mr. Condivi.

    Mr. Carlo Garavaglia, a Director of the Company, is a member of a law firm which was paid by the Company and its subsidiaries in 1996 for legal and statutory auditing services rendered, an amount less than 5% of such firm's gross revenues in such period.

    Mr. Pugno Vanoni and his brother own offices in Milan which are leased to certain subsidiaries of the Company acquired from Finprogetti at a rental of Lit 148 million ($97,000) per year.

    Upon consummation of the Adzura Purchase, Tamarix Capital Corporation, an affiliate of Adzura will be retained by the Company as a financial advisor for a period of two years at an annual fee of $200,000.

    All transactions between the Company and its officers, directors, principal shareholders or other affiliates have been on terms no less favorable than those that are generally available from unaffiliated third parties. Any such future transactions will be on terms no less favorable to the Company than could be obtained from an unaffiliated third party on an arm's-length basis and will be approved by a majority of the Company's independent and disinterested directors.

                           DESCRIPTION OF SECURITIES

    As of the date of this Prospectus, the authorized capital stock of the Company consisted of 50,000,000 shares of Common Stock, par value $0.01 per value, 3,902,540 of which are outstanding. The securities offered hereby consist of 1,250,000 shares of Common Stock and 1,250,000 Warrants.

COMMON STOCK

    The issued and outstanding shares of Common Stock are, and the shares of Common Stock being offered hereby by the Company, when sold and issued in accordance herewith will be, validly issued, fully paid and non-assessable. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. See "Dividends" and "Risk Factors--Absence of Dividends."

    All shares of Common Stock have equal voting rights and, when validly issued and outstanding, the holders of shares of Common Stock are entitled to one vote for each share held on record on all matters to be voted on by the stockholders. Cumulative voting in the election of directors is not allowed, which means that the holders of more than 50% of the outstanding shares can elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors.

    Holders of shares of Common Stock have no preemptive, subscription, or redemption rights and there are no conversion provisions applicable to the Common Stock. Upon liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution to stockholders, unless there are outstanding shares of preferred stock with priority rights. Currently, there is no class of preferred stock authorized to be issued by the Company.

WARRANTS

    Each Warrant will entitle the registered holder thereof to purchase one share of Common Stock at an exercise price of 120% of the offering price per share of Common Stock for four years commencing one year from the date of this Prospectus. The Company may redeem the Warrants at a price of $.01 per Warrant at any time after they become exercisable if notice of not less than 30 days is given and the last sale price of the Common Stock has been at least 133 1/3% of
the then exercise price of the Warrants (initially $         ) on all 20 trading
days ending on the third day prior to the day on which notice is given.

    Unless extended by the Company at its discretion, the Warrants will expire at 5:00 p.m., New York time, on the fifth anniversary of the date of this Prospectus. In the event a holder of Warrants fails to exercise the Warrants prior to their expiration, the Warrants will expire and the holder will have no further rights with respect to the Warrants.

    The exercise price of the Warrant and the number of shares of Common Stock to be obtained upon exercise of the Warrants are subject to adjustment in the event of a stock dividend on or a split of the Common Stock, or in the event of a reorganization or recapitalization of the Company or of the merger or consolidation of the Company or in the event of distributions (other than cash dividends) to stockholders of the Company. No assurance can be given that the market price of the Company's Common Stock will exceed the exercise price of the Warrants at any time during the exercise period.

    No Warrants will be exercisable unless at the time of exercise there is a current prospectus covering the shares of Common Stock issuable upon exercise of such Warrants under an effective registration statement filed with the Commission and such shares have been qualified for sale or are exempt from qualification under the securities laws of the state of residence of the holder of such Warrants. Although the Company intends to have all shares so qualified for sale in those states where the Securities are being offered and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement, there can be no assurance that the Company will be able to do so.

    Fractional shares will not be issued upon exercise of Warrants and, in lieu thereof, a cash adjustment based on the market price of the Common Stock on the date of exercise will be made. The Warrants do not confer upon the holder thereof any voting or preemptive rights, or any other rights of a stockholder of the Company. The Company is required to reserve a sufficient number of authorized shares of Common Stock to permit the exercise of the Warrants.

    A Warrant may be exercised upon the surrender of a duly completed certificate on or prior to its expiration at the office of the Warrant Agent, accompanied by cash or a certified or official bank check payable to the order of the Warrant Agent for the exercise price.

    See "Business--Recent Transactions--Proposed Transfer of Controlling Interest" for a description of certain other warrants that may be granted.

MARYLAND TAKEOVER STATUTE

    Under Section 3-602 of the Maryland General Corporation Laws, which prevents an "interested stockholder" (defined in Section 601, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a publicly held Maryland corporation for five years following the date such person became an interested stockholder, unless:
(i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 80% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exceptions); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66% of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the interested stockholder. The Company is not currently subject to such statute.

INDEMNIFICATION OF DIRECTORS

    A Maryland corporation may indemnify any director or officer made a party to any proceeding by reason of service in that capacity unless it is established that:

        (1) The act or omission of the director was material to the matter giving rise to the proceeding; and (a) was committed in bad faith; or (b) was the result of active and deliberate dishonesty; or

        (2) The director received an improper personal benefit in money, property, or services; or

        (3) In the case of any criminal proceeding, the director has reasonable cause to believe that the act or omission was unlawful.

    Under most circumstances, a court may order indemnification as it deems proper if it determines that the director or officer is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or nor the director has met the foregoing standards. A determination that a director has met the foregoing standards can be made by a majority of the Board of Directors who are not parties to the proceeding, by special legal counsel selected by the Board of Directors, or by the stockholder. Such director shall be reimbursed for reasonable expenses incurred by a director in connection with the proceeding, the determination of what constitutes reasonable expenses is made at the same proceeding that authorized the indemnification. Neither the articles of incorporation nor by-laws of the Company contain any provision which varies or amplifies the provision of the Maryland GCL. Certain officers and employees are entitled to indemnification by the Company pursuant to existing employment agreements.

TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

    American Stock Transfer and Trust Company, New York, New York, is the transfer agent, Warrant agent and registrar for the Company's Common Stock and Warrants.

                        SHARES ELIGIBLE FOR FUTURE SALE

    SHARES ELIGIBLE FOR FUTURE SALE. Future sales of substantial amounts of Common Stock in the public market following this Offering could adversely affect the market price of the Common Stock. Upon completion of this Offering, the Company will have 5,152,540 shares of Common Stock outstanding, assuming no exercise of the Warrants, the Underwriters' over-allotment option or 1,045,000 currently outstanding options. The 1,250,000 shares of Common Stock being sold pursuant to this Offering (plus any additional shares of Common Stock sold upon exercise of the Underwriters' over-allotment option) will be, and an additional 843,680 outstanding shares are freely transferable as of the date of this Prospectus without restriction under the Securities Act, unless they are held by "affiliates" of the Company as that term is used under the Securities Act and the regulations promulgated thereunder. The remaining 3,088,860 shares of Common Stock currently outstanding ("Restricted Shares") were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted securities" under the Securities Act. Subject to lock-up restrictions and other contractual restrictions described below, 3,058,860 of such Restricted Shares are now eligible for sale and the remaining 30,000 restated Shares will be eligible for sale beginning January 1, 1998, pursuant to Rule 144 of the Securities Act.

    In addition to the possibility of such Restricted Shares being sold freely now or after certain time periods pursuant to Rule 144, the Company is required to register 776,530 Restricted Shares under the Securities Act, at the expense of the Company, if demanded by the holder of such shares and to maintain the effectiveness of such registration statement until June 30, 1998 (or the earlier sale of all such shares). The Company is obligated to purchase on June 30, 1998 all of such shares not theretofore sold by the holder, at $11.27 per share, and with respect to which the holder did not reject an earlier offer, by the Company if any, to purchase same at such price. The Company is also required to register upon demand, at any time after June 30, 1997, 2,252,330 Restricted Shares on up to two occasions. 1,844,322 of such Restricted Shares were issued in the Finprogetti Acquisition (after repurchases of certain of such Restricted Shares from Finprogetti under the November 7, 1996 agreement) and 408,008 of such Restricted Shares were issued to certain investors in connection with the Finprogetti acquisition. The Company is also obligated to purchase 73,110 shares from Finprogetti under the November 7, 1996 agreement.

    Finprogetti and other persons holding in the aggregate 2,282,330 Restricted Shares, have agreed, subject to certain limited exceptions, not to sell or otherwise dispose of any of the shares held by them prior to June 30, 1997. See however "Business--Recent Transactions--Proposed Transfer of Controlling Interest" for a description of the possible sale of certain of such shares and the grant of registration rights to the purchaser thereof. In addition, pursuant to the Underwriting Agreement, all of the officers, directors of the Company and existing stockholders of the Company each holding one percent or more of the shares outstanding as of the date of this Prospectus have agreed not to sell any of their shares of Common Stock until eighteen months from the date of this Prospectus without obtaining the prior written consent of the Representative.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed an "affiliate" of the Company, who has beneficially owned any restricted securities for at least two years is entitled to sell within any three-month period a number of restricted securities that does not exceed the greater of 1% of the then outstanding shares of Common Stock and the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding such sale, provided that at least two years have elapsed since such shares were acquired from the Company and certain manner of sale, notice requirements and requirements as to the availability of current public information about the Company are satisfied. Any person who is deemed to be an affiliate of the Company must comply with the provisions of Rule 144 (other than the two-year holding period requirement) in order to sell shares of Common Stock which are not restricted securities (such as shares acquired by affiliates in this offering). In addition, under Rule 144(k), a person who is deemed not to be an affiliate of the Company, and who is deemed not to have been an affiliate of the Company at any time during the 90 days preceding any sale, is entitled to sell such shares without regard to the foregoing limitations, provided at least three years have elapsed since the shares were acquired from the Company.

    No predictions can be made of the effect, if any, that future sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect the then prevailing market price.

                                  UNDERWRITING

    The Underwriters named below ("Underwriters") for whom GKN Securities Corp. ("Representative") is acting as Representative, have agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company a total of 1,250,000 shares of Common Stock and 1,250,000 Warrants.

    The number of securities which each such Underwriter has agreed to purchase is set forth opposite its name:

UNDERWRITERS                                                          COMMON STOCK     WARRANTS
-------------------------------------------------------------------  ---------------  -----------

Total..............................................................

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to the approval of certain legal matters by counsel to the Underwriters and various other conditions precedent, and the Underwriters are obligated to purchase all of the Securities offered by this Prospectus (other than the Securities covered by the over-allotment option described below), if any are purchased.

    The Representative has advised the Company that the Underwriters propose to offer the Securities to the public at the public offering prices set forth on the cover page of this Prospectus and to certain dealers, who are members of the National Association of Securities Dealers, Inc. ("NASD"), at those prices less
a concession not in excess of $         per share of Common Stock and $
per Warrant, of which not in excess of $         per share of Common Stock and
$         per Warrant may be further reallowed to other dealers who are also members of the NASD. After this Offering, the offering price and other selling terms may be changed by the Representative.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liability under the Securities Act. The Company has agreed to pay to the Representative a non-accountable expense allowance of 3% of the aggregate gross proceeds of the Offering (including the Underwriters' over-allotment option, if exercised) in connection with the Offerings, of which $60,000 has been paid to date. The Company has also agreed to pay all expenses in connection with qualifying the Securities offered hereby for sale under the laws of such states as the Representative may designate and for obtaining the clearance of this Offering with the NASD including fees and expenses of counsel retained for such purposes by the Representative and the costs of investigative searches of the Company's executive officers. The Company has also agreed to sell to the Representative, for $100, an option ("Representative's Purchase Option") to purchase 125,000 shares of Common Stock and/or 125,000 Warrants. The Representative's Purchase Option is exercisable for four years commencing one
year from the date of this Prospectus, at an exercise price of    % of the
public offering price of the Common Stock or Warrants, as the case may be. The Securities purchasable upon the exercise of the Representative's Purchase Option are identical to those offered hereby. The Representative's Purchase Option grants to the holders thereof certain "piggyback" rights and one demand right for a period of seven and five years, respectively, from the date of this Prospectus with respect to registration thereof under the Securities Act of the securities directly and indirectly issuable upon exercise of the Representative's Purchase Option. The Representative's Purchase Option cannot be transferred, sold, assigned or hypothecated during the one-year period following the date of this Prospectus, except to officers of the Representative and to the Underwriters and selected dealers and their officers or partners.

    The Company has also granted to the Underwriters an option exercisable during the 45-day period after the date of this Prospectus, to purchase from the Company at the offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions, up to an additional 187,500 shares of

Common Stock and an additional 187,500 Warrants for the sole purpose of covering over-allotments, it any.

    The Company has engaged the Representative, on a non-exclusive basis, as its agent for the solicitation of the exercise of the Warrants. Other NASD members may be engaged by the Representative in its solicitation efforts. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Commission, the Company has agreed to pay the Representative for bona fide services rendered a commission equal to 5% of the exercise price for each Warrant exercised if the exercise was solicited by the Representative. In addition to soliciting, either orally or in writing, the exercise of the Warrants, such services may also include disseminating information, either orally or in writing, to warrant holders about the Company or the market for the Company's securities, and assisting in the processing of the exercise of the Warrants. No compensation will be paid to the Representative in connection with the exercise of the Warrants if the market price of the underlying shares of Common Stock is lower than the exercise price, the Warrants are held in a discretionary account, the Warrants are exercised in an unsolicited transaction, or the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise. In addition, unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, while it is soliciting exercise of the Warrants, the Representative will be prohibited from engaging in any market activities or solicited brokerage activities with regard to the Company's securities unless the Representative has waived its right to receive a fee for the exercise of the Warrants.

    Pursuant to the Underwriting Agreement, all of the officers, and directors of the Company and existing shareholders of the Company each holding less than one percent or more of the shares outstanding as of the date of this Prospectus ("Insiders") have agreed not to sell any of their shares of Common Stock until eighteen months from the date of this Prospectus without obtaining the prior written consent of the Representative. Additionally, the Underwriting Agreement provides that for a period of five years from the date of this Prospectus, the Company will use its best efforts to elect as members up to two representatives of the Representative to its Board of Directors. If the Representative does not exercise its option to designate at least one member of the Company's Board of Directors, it shall nevertheless be entitled to send a representative to observe each meeting of such Board of Directors. GKN has not yet selected a designee or representative.

    During the three-year period following the Effective Date, GKN shall have the right to purchase for GKN's account or to sell for the account of the Insiders any securities sold by the Insiders (or by any family member or affiliate of any of the Insiders) pursuant to Rule 144 under the Securities Act. Each Insider will agree to consult with GKN with regard to any such sales and will offer GKN the exclusive opportunity to purchase or sell such securities on terms at least as favorable to the Insiders as they can secure elsewhere. If GKN fails to accept in writing any such proposal for sale by the Insiders within 24 hours after receipt of a notice containing such proposal, then GKN shall have no claim or right with respect to any such sales contained in any such notice. If, thereafter, such proposal is modified in any material respect, the Insiders shall adopt the same procedure as with respect to the original proposal.

    The prices of the Securities offered hereby have been determined by negotiations between the Company and the Representative. Among the factors to be considered in such negotiations, in addition to prevailing market price of the Common Stock immediately prior to the effective date of the Offering and other market conditions, will be certain financial information of the Company, an assessment of the Company's management, estimates of the business potential and earnings prospects of the Company, the current state of the Company's development and operations, the current state of the industry in which the Company will compete, the Company's capital structure, and the above factors in relation to market values of other companies engaged in activities similar to the Company. The offering price set forth on the cover page of this Prospectus should not, however, necessarily be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors.

    In December 1996 and January 1997, the Representative acted as placement agent for the Moto Guzzi Financing and was paid commissions and expenses of $570,000.

                                 LEGAL MATTERS

    The validity of the Securities offered hereby and certain legal matters will be passed upon for the Company by Morrison Cohen Singer & Weinstein, LLP, New York, New York. Graubard, Mollen & Miller, New York, New York, has acted as counsel for the Underwriters in connection with this Offering.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been included herein and in the Registration Statement in reliance upon the report of Reconta Ernst & Young, independent auditors, appearing elsewhere herein, given upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered by this Prospectus and such omitted information, reference is hereby made to the Registration Statement and such exhibits, amendments and schedules filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, upon payment of prescribed fees.

    Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are of necessity brief descriptions thereof and are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the copy of the document filed as an exhibit for a more complete description of the matter involved, each such statement being qualified in its entirety by such reference.

    The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by an independent accounting firm and quarterly reports containing unaudited consolidated financial information for each of the first three fiscal quarters of each fiscal year of the Company following the end of such quarter and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                           TRIDENT ROWAN GROUP, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

AUDITED FINANCIAL STATEMENTS AT DECEMBER 31, 1995

Balance Sheets.............................................................................................        F-3

Statements of Operations...................................................................................        F-5

Statements of Stockholders' Equity (deficit)...............................................................        F-6

Statements of Cash Flows...................................................................................        F-7

Notes to Financial Statements..............................................................................        F-9

UNAUDITED INTERIM FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

Balance Sheets.............................................................................................       F-29

Statements of Operations...................................................................................       F-31

Statements of Cash Flows...................................................................................       F-33

Notes to Interim Financial Statements......................................................................       F-34

                         REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
De Tomaso Industries, Inc.

    We have audited the consolidated balance sheets of De Tomaso Industries, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995, all expressed in Italian Lire. Our audits also included the financial statement schedule listed in the index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and related schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of De Tomaso Industries, Inc. and subsidiaries at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                           RECONTA ERNST & YOUNG

April 3, 1996
Milan, Italy

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES
              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)
                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                                         DECEMBER 31    DECEMBER 31    DECEMBER 31
                                                                             1995          1995           1994
                                                                NOTE       US$'000        LIRE M.        LIRE M.
                                                              ---------  ------------  -------------  -------------
                                               ASSETS
Cash and cash equivalents...................................                  15,200          24,137          5,286
Marketable securities, at cost..............................                  --            --                5,000
Receivables.................................................                  25,016          39,726         48,259
  Trade, less allowance of Lit. 1,268 in 1995 and Lit. 571
    in 1994.................................................                  14,940          23,725         14,416
  Finance receivables, less allowance of Lit. 2,200.........                   4,784           7,597       --
  Receivables from related parties..........................         13        2,282           3,624          1,521
  Other receivables.........................................                   3,010           4,780          5,322
  Installment receivable from sale of subsidiary............                  --            --               27,000
Inventories.................................................                  19,343          30,717         20,174
  Raw materials, spare parts and work-in-process............                  13,520          21,469         17,609
  Finished products.........................................                   5,824           9,248          2,565
Prepaid expenses............................................                     698           1,109          1,322
                                                                         ------------  -------------  -------------
TOTAL CURRENT ASSETS........................................                  60,257          95,689         80,041
                                                                         ------------  -------------  -------------
Property, plant and equipment...............................                   4,855           7,709         12,954
  Land......................................................                     679           1,078          1,123
  Buildings.................................................                   2,782           4,418         10,346
  Machinery and equipment...................................                  19,136          30,388         29,790
                                                                         ------------  -------------  -------------
                                                                              22,597          35,884         41,259
  Less allowances for depreciation..........................                 (17,742)        (28,175)       (28,305)
                                                                         ------------  -------------  -------------
Trademarks and other intangible assets net of amortization
  of Lit. 250 million.......................................                   2,991           4,750       --
Goodwill....................................................                     919           1,459       --
Real estate for sale........................................          4       21,554          34,227       --
Investments in unconsolidated companies.....................                   1,389           2,205            259
Marketable and other securities and investments.............                  10,816          17,176         14,759
Other assets................................................          5       12,352          19,615         10,648
                                                                         ------------  -------------  -------------
TOTAL ASSETS................................................              $  115,133    Lit. 182,830   Lit. 118,661
                                                                         ------------  -------------  -------------
                                                                         ------------  -------------  -------------

                 See Notes to Consolidated Financial Statements

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES
              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)
                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                                         DECEMBER 31    DECEMBER 31    DECEMBER 31
                                                                             1995          1995           1994
                                                                NOTE       US$'000        LIRE M.        LIRE M.
                                                              ---------  ------------  -------------  -------------
                                                    LIABILITIES
Advances from banks.........................................          6       11,674          18,538         15,784
Advances from banks for finance activities..................          6        5,429           8,621       --
Accounts payable............................................                  14,843          23,570         12,838
Accrued expenses............................................          7        5,725           9,092         11,981
Amounts due to related and affiliated parties...............         13          321             509             35
Income taxes payable........................................         10          389             617       --
Current portion of long-term real estate debt...............          8        6,014           9,550       --
Current portion of other long-term debt.....................          8        1,175           1,866          5,681
                                                                         ------------  -------------  -------------
TOTAL CURRENT LIABILITIES...................................                  45,570          72,363         46,319
                                                                         ------------  -------------  -------------
Long-term real estate debt, less current portion............          8        6,116           9,712       --
Other long-term debt, less current portion..................          8        5,281           8,386          5,004
Termination indemnities.....................................                   5,183           8,231          7,137
Provision for claims........................................                   2,264           3,595          3,195
Minority interests..........................................                  10,562          16,773         13,849
Common Stock subject to repurchase..........................      3, 16        7,902          12,549       --
SHAREHOLDERS' EQUITY........................................                  32,255          51,221         43,157
Voting preferred stock, convertible share for share into
  common stock par value $2.50 per share:
Authorized 2,000,000 shares; 1,000,000 shares issued and
  outstanding in 1994.......................................                  --            --                1,453
Common stock, par value $2.50 per share:
Authorized 10,000,000 shares; 4,714,332 (1994-- 2,057,446)
  shares issued and outstanding less 776,530 subject to
  repurchase................................................                   4,247           6,744          2,988
Additional paid in capital..................................                  44,919          71,332         47,543
Treasury stock, at cost.....................................                  (7,447)        (11,826)             0
Deficit.....................................................                 (10,030)        (15,926)        (8,946)
Equity adjustment from translation..........................                     448             711            119
Accretion expense and related exchange gains................                     118             186       --
                                                                         ------------  -------------  -------------
                                                                          $  115,133    Lit. 182,830   Lit. 118,661
                                                                         ------------  -------------  -------------
                                                                         ------------  -------------  -------------

                 See Notes to Consolidated Financial Statements

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

                            STATEMENT OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                 1995        1995         1994          1993
                                                               US$'000      LIRE M.      LIRE M.      LIRE M.
                                                              ----------  -----------  -----------  ------------
Net sales...................................................      45,499       72,253       51,994        41,919
Cost of sales...............................................     (39,931)     (63,410)     (46,256)      (36,060)
                                                              ----------  -----------  -----------  ------------
                                                                   5,568        8,843        5,738         5,859
Selling, general and administrative expenses................     (10,220)     (16,230)     (10,818)      (12,439)
Rental income...............................................         485          770      --            --
Other income, net...........................................         323          513          990         1,117
                                                              ----------  -----------  -----------  ------------
                                                                  (3,844)      (6,104)      (4,090)       (5,463)
Interest expense............................................      (2,801)      (4,448)      (3,874)       (8,033)
Interest income.............................................       2,797        4,442        5,536         6,772
                                                              ----------  -----------  -----------  ------------
Loss from continuing operations before income taxes and
  minority interests........................................      (3,848)      (6,110)      (2,428)       (6,724)
Income taxes................................................        (264)        (420)         (39)          (12)
                                                              ----------  -----------  -----------  ------------
Loss from continuing operations before minority interest....      (4,112)      (6,530)      (2,467)       (6,736)
Minority interests..........................................        (283)        (450)        (810)            0
                                                              ----------  -----------  -----------  ------------
Loss from continuing operations.............................      (4,395)      (6,980)      (3,277)       (6,736)
Discontinued operations.....................................      --          --           --            160,233
Loss from operations........................................      --          --           --            (22,885)
Gain on disposal (net of minority interest of Lit.
  13,039)...................................................      --          --           --            183,118
                                                              ----------  -----------  -----------  ------------
Net (loss)/income...........................................  $   (4,395) Lit. (6,980) Lit. (3,277) Lit. 153,497
                                                              ----------  -----------  -----------  ------------
                                                              ----------  -----------  -----------  ------------

EARNINGS/(LOSS) PER SHARE                                        US$         LIRE         LIRE          LIRE
                                                              ----------  -----------  -----------  ------------
Loss from continuing operations per share...................  $    (1.30) Lit. (2,065) Lit. (1,593) Lit.  (2,203)
Disposed operations.........................................  $   --      Lit.--       Lit.--       Lit.  52,407
                                                              ----------  -----------  -----------  ------------
Net income/(loss) per share.................................  $    (1.30) Lit. (2,065) Lit. (1,593) Lit.  50,204
                                                              ----------  -----------  -----------  ------------
                                                              ----------  -----------  -----------  ------------
Average number of common shares and equivalents outstanding
  during the year...........................................   3,380,441    3,380,441    2,057,446     3,057,446
Earnings per share if preferred shares had been converted
  and repurchased January 1, 1995...........................       (1.25) Lit. (1,978)
                                                              ----------  -----------
                                                              ----------  -----------

                 See Notes to Consolidated Financial Statements

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                           VOTING                  ADDITIONAL    RETAINED
                                                          PREFERRED     COMMON       PAID-IN     EARNINGS/   TREASURY   TRANSLATION
LIRE MILLION                                                STOCK        STOCK       CAPITAL     (DEFICIT)     STOCK    ADJUSTMENT
--------------------------------------------             -----------  -----------  -----------  -----------  ---------  -----------
AT JANUARY 1, 1993..........................       Lit.       1,453        2,988       47,453     (159,166)     --             695
Net income for the year.....................                 --           --           --          153,497      --          --
Translation adjustment......................                 --           --           --           --          --          (1,129)
                                                         -----------  -----------  -----------  -----------  ---------  -----------
AT DECEMBER 31, 1993........................       Lit.       1,453        2,988       47,453       (5,669)     --            (434)
Net loss for the year.......................                 --           --           --           (3,277)     --          --
Translation adjustment......................                 --           --           --           --          --             553
                                                         -----------  -----------  -----------  -----------  ---------  -----------
AT DECEMBER 31, 1994........................       Lit.       1,453        2,988       47,453       (8,946)     --             119
Net loss for the year.......................                 --           --           --           (6,980)     --          --
Translation adjustment......................                 --           --           --           --          --             592
Conversion of shares........................                 (1,453)       1,453       --           --          --          --
Repurchase of shares (A)....................                 --           --           --           --         (11,826)     --
Shares subject to repurchase (B)............                 --           (1,128)     (11,607)      --          --          --
Issues of shares............................                 --            3,431       35,396       --          --          --
                                                         -----------  -----------  -----------  -----------  ---------  -----------
AT DECEMBER 31, 1995........................       Lit.      --            6,744       71,332      (15,926)    (11,826)        711
                                                         -----------  -----------  -----------  -----------  ---------  -----------
AT DECEMBER 31, 1995........................      $'000      --            4,247       44,919      (10,030)     (7,447)        448
                                                         -----------  -----------  -----------  -----------  ---------  -----------
                                                         -----------  -----------  -----------  -----------  ---------  -----------

                                                ACCRETION
                                                EXPENSE,
LIRE MILLION                                       NET         TOTAL
--------------------------------------------  -------------  ---------
AT JANUARY 1, 1993..........................                  (106,487)
Net income for the year.....................       --          153,497
Translation adjustment......................       --           (1,129)
                                                      ---    ---------
AT DECEMBER 31, 1993........................       --           45,881
Net loss for the year.......................       --           (3,277)
Translation adjustment......................       --              553
                                                      ---    ---------
AT DECEMBER 31, 1994........................       --           43,157
Net loss for the year.......................       --           (6,980)
Translation adjustment......................       --              592
Conversion of shares........................
Repurchase of shares (A)....................       --          (11,826)
Shares subject to repurchase (B)............          186      (12,549)
Issues of shares............................       --           38,827
                                                      ---    ---------
AT DECEMBER 31, 1995........................          186       51,221
                                                      ---    ---------
AT DECEMBER 31, 1995........................          118       32,255
                                                      ---    ---------
                                                      ---    ---------

------------------------

(A) Treasury stock represents 703,774 shares recorded at cost.

(B) Shares subject to repurchase relate to 776,530 shares subject to repurchase under certain conditions on July 17, 1998, as described in Note 3. Such shares were recorded at the date of the contingent repurchase agreement at their estimated market value of $10.00 (Lit. 16,400) per share. Accretion expense represents amortization over the period through July 17, 1998 of the difference between market value and the agreed repurchase price of $11.27, net of exchange movements.

                 See Notes to Consolidated Financial Statements

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                        DECEMBER 31, 1995, 1994 AND 1993

                                                                   1995         1995          1994            1993
                                                                  US$'000     LIRE M.        LIRE M.        LIRE M.
                                                                 ---------  ------------  -------------  --------------
Net (loss)/income..............................................     (4,395)       (6,980)        (3,277)        153,497
Adjustments to reconcile net (loss)/income to net Cash
  (used)/provided by operating activities:
  Depreciation and amortization................................      1,883         2,990          1,907           5,886
  Gain on sales of operating assets............................       (154)         (244)        (2,841)       --
  Minority interests in net income.............................        283           450            810          13,039
  Gain on sale of stock of subsidiary..........................     --           --            --              (196,157)
  Provision for termination indemnities........................        753         1,196          1,027           1,058
  Payments of termination indemnities..........................       (638)       (1,013)        (1,135)           (561)
  Provision for inventory obsolescence.........................        990         1,572            669           1,261
  Other operating activities...................................      1,316         2,089          1,512          (1,067)
Changes in operating assets and liabilities:
  Trade and other receivables..................................        766         1,217         (1,103)            781
  Related party receivables....................................       (857)       (1,361)           903           4,689
  Inventories..................................................     (5,702)       (9,055)           509          (8,314)
  Prepaid expenses.............................................        269           427           (546)           (667)
  Accounts payable and accrued expenses........................      2,083         3,308          2,170          (4,591)
  Related party payables.......................................       (495)         (786)          (178)             64
                                                                 ---------  ------------  -------------  --------------
Net cash (used)/provided by operating activities...............     (3,898)       (6,190)           427         (31,082)
                                                                 ---------  ------------  -------------  --------------
Investing activities:
  Net Decrease/(Increase) in investments.......................      2,038         3,236        (14,468)       --
  Purchase of subsidiaries, net of cash acquired...............       (751)       (1,193)      --              --
  Proceeds on disposal of operating assets.....................        679         1,079          2,911        --
  Deferred receipts from sale of Maserati......................     17,003        27,000         23,750        --
  Purchases of property, plant and equipment...................     (1,747)       (2,775)        (1,131)         (1,369)
                                                                 ---------  ------------  -------------  --------------
  Net cash provided/(used) by investing activities.............     17,222        27,347         11,062          (1,369)
Financing activities
  Net increase/(decrease) in advances from banks...............     (2,374)       (3,770)        (7,211)          5,192
  Proceeds from share issues...................................      5,166         8,204       --
  Repurchase of shares.........................................     (3,149)       (5,000)      --              --
  Advances for sale of Maserati................................     --           --            --                28,500
  Proceeds from long-term debt.................................        247           392       --              --
  Principal payments of long-term debt.........................     (1,317)       (2,091)        (1,654)         (2,028)
                                                                 ---------  ------------  -------------  --------------
Net cash provided/(used) by financing activities...............     (1,427)       (2,265)        (8,865)         31,664
                                                                 ---------  ------------  -------------  --------------
Increase/(decrease) in cash and cash equivalents...............     11,897        18,892          2,624            (787)
Exchange movement on opening cash balances.....................        (26)          (41)      --              --
Cash and cash equivalents, beginning of period.................      3,329         5,286          2,662           3,449
                                                                 ---------  ------------  -------------  --------------
Cash and cash equivalents, end of period.......................  $  15,200  Lit.  24,137  Lit.    5,286  Lit.    12,662
                                                                 ---------  ------------  -------------  --------------
                                                                 ---------  ------------  -------------  --------------

                 See Notes to Consolidated Financial Statements

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                        DECEMBER 31, 1995, 1994 AND 1993

      SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING AND FINANCING ACTIVITIES

    In connection with the Finprogetti acquisition, the Company issued shares for Lit. 38,223 million in exchange for cash of Lit. 8,204 million and assets with a fair value of Lit. 29,707 million, net of advances from banks of Lit. 12,572 million and long-term debt of Lit. 19,431 million. Cash acquired amounted to Lit. 631 million. The Company also paid costs, included in the total purchase price, of Lit. 1,224 million in this transaction. See Note 3--Acquisition and Purchase of Treasury Stock.

    In connection with the repurchase of stock formerly owned by the ex Chairman, also described in Note 3, the Company gave assets with a book value of Lit. 6,629 million as part of the consideration for the stock repurchased.

    The Company issued stock with a value of Lit. 603 million to purchase the minority shareholding in its motorcycle subsidiary, GBM S.p.A.

    The Company assumed advances from banks of Lit. 3,425 million in connection with the acquisition of Lita. S.p.A. and acquired each of Lit. 15 million.

                         OTHER SUPPLEMENTAL INFORMATION

    Interest paid in 1995 amounted to Lit. 4,416 million and Lit. 4,051 million and Lit. 14,379 million in 1994 and 1993 respectively.

                 See Notes to Consolidated Financial Statements

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1. BACKGROUND AND ORGANIZATION

    Trident Rowan Group, Inc. is incorporated in the United States but operates primarily in Italy, managing troubled and underperforming Italian companies. It provides temporary management services to third parties and its subsidiaries which operate in three industry segments: the manufacture and distribution of "Moto Guzzi" brand motorcycles in Italy, Europe and elsewhere in the world; the manufacture and distribution of steel tubes for the automotive and furniture markets; and the development and sale of commercial real estate property. Information on the Company's operations by segment and geographic area are included in Notes 14 and 15 to the Financial Statements.

    The primary financial statements are shown in Italian lire because all of the Company's material operating entities are based and operate entirely in Italy. Translation of lire amounts into U.S. Dollar amounts is included solely for the convenience of the readers of the financial statements and has been made at the rate of Lit. 1,588 to US $1, the approximate exchange rate at December 31, 1995. It should not be construed that the assets and liabilities, expressed in US dollar equivalents, can actually be realized in or extinguished by US dollars at that or any other rate.

    In these Financial Statements, the word "Company" is used to denote Trident Rowan Group, Inc. and its subsidiaries.

2. SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. Significant intercompany accounts and transactions have been eliminated on consolidation.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these assumptions.

    FOREIGN CURRENCY TRANSLATION

    The financial statements of non Italian entities have been translated from the applicable functional currency to Italian lire using the year-end exchange rate for balance sheet items and the average exchange rate for the year for statement of operation items. The translation differences resulting from the change in exchange rate from year to year have been reported separately as a component of shareholder's equity.

    FOREIGN CURRENCY TRANSACTIONS

    Transactions, receivables and payables denominated in currencies other than the functional currency are recorded at the exchange rate in effect on the transaction date. Such receivables and payables are adjusted to current exchange rates as of the date paid or the balance sheet date, whichever is earlier. Gains and losses are included in the statement of operations.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

    REVENUE RECOGNITION

    Revenues from sale of products are recorded upon shipment, which is when title passes.

    RESEARCH AND DEVELOPMENT

    The Company's motorcycle business is continuously engaged in company-sponsored programs of product improvement and development. Other businesses do not conduct research and development activities. Research and development costs are expensed as they are incurred.

    Aggregate 1995 research and development expenditures were Lit. 861 million ($542,000) compared to Lit. 197 million in 1994, and Lit. 409 million in 1993. Of the 1995 expenditure, approximately Lit. 602 million ($379,000) was in respect of the development of models whose production is planned to commence in 1996.

    INVENTORIES

    Inventories are stated at the lower of cost or market with cost being determined principally by the last in, first out (LIFO) method applying average cost of the year to increases in inventory quantities. If inventories had been determined by the lower of cost or market value using the first in, first out
(FIFO) methods, which approximates current cost, inventories would have been greater by approximately Lit. 2,000 million in 1995 and Lit. 4,900 million in 1994.

    Valuation reserves included in the inventory balances were Lit. 6,612 million ($4,164,000) and Lit. 5,451 million as of December 31, 1995 and 1994, respectively.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets.

    GOODWILL AND OTHER INTANGIBLES

    On the purchases of businesses or other assets, the excess of purchase cost over fair value of assets acquired is accounted for as goodwill and is amortized on a straight line basis over a period determined by the Company taking into consideration the nature of the business or assets acquired. Goodwill in the balance sheet as at December 31, 1995 relative to the Finprogetti acquisition is being amortized over 10 years. Where the fair value of assets acquired is higher than the purchase price, then the excess is applied to reduce firstly the long-term intangible assets acquired, then other long-term assets and fixed assets.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Trademarks and other intangibles, in respect of the Company's temporary management subsidiary, are being amortized over 10 years. Concession rights, included in other assets (Note 5), are amortized over the life of the concession.

    REAL ESTATE FOR SALE

    It is the Company's intention to sell its real estate portfolio. Properties are valued at estimated market value, allowing for depreciation through to the expected dates of sales. In the absence of definite contracts for sale, no amounts have been included in current assets at December 31, 1995.(1)

    MARKETABLE AND OTHER SECURITIES AND INVESTMENTS

    Marketable and other securities and investments consist primarily of fixed income investments which cannot be readily sold using established markets. Securities as at December 31, 1995 are held available for sale and are represented by Italian government-backed securities: CFIFR 2004 floating rate for Lit. 9,410 million, CCT 12.5% 1998 for Lit. 4,901 million and CDEFI floating rate December 28, 1996 for Lit. 2,207 million. Such securities are carried at fair value which approximates cost plus accrued interest. Lit. 15,000 million of such amounts are deposited as security in respect of the Company's commitment to repurchase the shares which were previously owned by its former Chairman (see Notes 3 and 15). At December 31, 1994, there were marketable securities included for Lit. 5,000 million in respect of government bonds which could be readily sold using established markets and which were valued at cost plus accrued interest which approximated market value.

    TERMINATION INDEMNITIES

    All employees of the Company's Italian subsidiaries are entitled to receive severance pay in accordance with the terms of applicable national labor law and contracts. The liability for severance pay is accrued for service to date and is payable immediately on termination. The liability is calculated in accordance with the individual employee's length of service, employment category and compensation and is adjusted annually by a cost of living index provided by the Italian Government. There is no vesting period or funding requirement associated with the liability. The liability recorded in the balance sheet is the amount that the employee would be entitled to if the employee separates immediately.

    INCOME TAXES

    Income taxes are provided by each entity included in the consolidation in accordance with local laws. Deferred income taxes have been provided using the liability method in accordance with FASB Statement No. 109 Accounting for Income Taxes.

------------------------

(1) See Note 20--Events subsequent to the date of the audit report (Unaudited) and the Unaudited Condensed Interim Financial Statements as at September 30, 1996.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    STATEMENTS OF CASH FLOW

    The cash flows for the roll-over of maturing fixed-term securities into new securities is included in the caption "Net Decrease/(Increase) in Investments" in the Consolidated Statement of Cash Flows. Advances from banks arise primarily under the Company's short-term lines of credit with its banks. These short-term obligations are payable on demand. The cash flows for these items are included in the caption "Net increase/(decrease) in advances from bank" in the Consolidated Statements of Cash Flow.

    NET INCOME/(LOSS) PER COMMON SHARE

    Net income/(loss) per common share is based on the average number of shares of common stock and dilutive common stock equivalents outstanding during the years. All outstanding convertible preferred stock of the Company (which were converted during 1995) were considered to be common stock equivalents and were considered anti-dilutive for 1994.

    RECLASSIFICATIONS

    Comparative figures for 1994 and 1993 have been reclassified to conform with 1995 presentation.

    IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of.

    The Company will adopt Statement 121 in the first quarter of 1996 and, based on current circumstances, does not believe that the effects of adoption will be material.(1)

3. ACQUISITIONS AND PURCHASE OF TREASURY STOCK

    FINPROGETTI ACQUISITION

    On July 17, 1995, effective July 1, 1995, pursuant to the terms of the "Finprogetti Agreement" the Company acquired from Finprogetti S.p.A. (an Italian entity) all of that company's equity interests in its principal operating subsidiaries and a tax receivable of Lit. 5,150 million in exchange for shares of the Company. The operating subsidiaries comprised TIM, a temporary management company specialized in the "turnaround" of troubled and underperforming Italian and foreign companies, subsidiaries holding Italian real estate buildings and concession rights and a leasing/factoring company, Finproservice. As part of the same transaction, the Company acquired the minority interest in TIM from Dott. Albino Collini, its founder and CEO. Under the terms of the Finprogetti Agreement, the final number of the Company's shares to be issued was conditional on the purchase before September 30, 1995 by Finprogetti S.p.A., or its

------------------------

(1) See Note 20--Events subsequent to the date of the audit report (Unaudited) and the Unaudited Condensed Interim Financial Statements as at September 30, 1996.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

3. ACQUISITIONS AND PURCHASE OF TREASURY STOCK (CONTINUED) shareholders or third parties directed by it, of a specified number of shares in the Company at a stipulated price of Lit. 20,106.73 ($12.26 at then current exchange rates) per share. After the receipt of cash of Lit. 8,204 million (approximately U.S. $5,000,000) for the subscription to 408,008 shares, the Company adjusted the number of shares to be given so that 1,922,652 shares were issued to effect the acquisition from Finprogetti S.p.A., in addition to the shares issued in exchange for cash. Of the total number of shares issued of 2,330,660 for the acquisition from Finprogetti, including the subsequent purchase of 408,008 shares, 248,673 are to be held in escrow pending realization by the Company of the tax receivable of Lit. 5,150 million that was included in the assets acquired.

    The Lit 39,447 million total purchase price reported in the balance sheet to effect the Finprogetti Agreement reflects Lit. 38,223 million (Lit. 16,400 per share; U.S.$10.00 per share) assigned to the 2,330,660 shares issued plus costs of Lit. 1,224 million incurred in connection with the acquisition. The value of $10.00 per share represents the fair value of the shares issued, approximating the trading price of the Company's shares at the date of the acquisition and supported by the Company's estimate of the fair values of assets and liabilities acquired. The acquisition has been accounted for by the purchase method. Accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based on the fair values at the date of the acquisition. The purchase price was allocated as follows:

                                                                            US$'000    LIRE M.
                                                                           ---------  ---------
Cash.....................................................................      5,166      8,204
Real estate interests....................................................     21,479     34,109
Concession rights over real estate.......................................      2,960      4,700
Less: related long-term debt.............................................    (12,238)   (19,431)
Trademark and other intangible assets....................................      3,148      5,000
Other assets and liabilities, net........................................      3,355      5,329
Goodwill.................................................................        967      1,536
                                                                           ---------  ---------
                                                                              24,837     39,447
                                                                           ---------  ---------
                                                                           ---------  ---------

    The excess of the purchase price paid over the fair values of the net assets acquired has been recorded as goodwill, which is being amortized in accordance with the Company's policy. Results of the Finprogetti companies are included in operations from July 1, 1995 and the amount of goodwill amortization for fiscal year 1995 was Lit. 77 million.

    LITA ACQUISITION

    On July 25, 1995, the Company acquired Lita S.p.A., an Italian manufacturer of steel tubes for the motor and furniture industries for cash in the amount of Lit. 615 million ($387,000). The fair value of the assets received was Lit. 1,649 million ($1,038,000) in excess of the purchase price. This excess has been allocated to reduce the carrying value of property, plant and equipment by Lit. 1,482 million ($933,000) and other non-current assets by Lit. 167 million ($105,000). A valuation allowance was established against the deferred tax asset arising from the adjustment of the book basis of the assets. When realized the tax benefit will be credited to income.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

3. ACQUISITIONS AND PURCHASE OF TREASURY STOCK (CONTINUED)
    PURCHASE OF TREASURY STOCK

    In April 1995, the Company entered into an agreement with Mr. Alejandro De Tomaso (DeTomaso Agreement), the then Chairman of the Board, under which the Company would repurchase Mr. De Tomaso's 1,000,000 shares of preferred stock and 480,304 shares of common stock at a negotiated price of Lit. 18,400 per share, converted into dollars at the exchange rate in effect on closing date of Lit. 1,637.

    Prior to the closing of that transaction, Mr. De Tomaso conveyed such shares, subject to the DeTomaso Agreement, by gift. The shares are currently held by a trust.

    Performance under the De Tomaso Agreement was conditional upon the consummation of the Finprogetti acquisition. Contemporaneously with the closing of that transaction, 703,774 of the preferred and common shares formerly owned by Mr. De Tomaso were delivered to the Company in exchange for cash of Lit. 5,000 million and properties (a hotel valued by the Board of Directors based upon independent appraisals of Lit. 4,700,000,000 ($2,960,000) and a museum collection of Maserati vehicles and engines valued by the Board of Directors at Lit. 3,200,000,000 ($2,015,000)) that had a book carrying value of Lit. 6,629 million. The remaining preferred and common shares formerly owned by Mr. De Tomaso have been exchanged for an equal number of shares of newly issued common stock, which the Company is required to register for sale at the request of the holder.

    The value of Lit. 11,826 million (Lit. 16,804 per share; $10.26 per share) placed on the Treasury stock acquired in 1995 pursuant to the DeTomaso Agreement represents the book value of the consideration, including taxes payable of Lit 197 million, given in exchange for the treasury stock and no net gain or loss has been recognized on the transaction.

    Under the terms of the De Tomaso Agreement, if the remaining 776,530 shares are not sold by their current owner prior to July 17, 1998 (the third anniversary of the Finprogetti transaction), the Company is committed to acquire the shares at $11.27 per share. The Company has obtained a letter of credit to guarantee payment of the repurchase price which is collateralized by certain investment securities owned by the Company and reported in the balance sheet in the amount of Lit. 16,518 million. The agreement also provides that (a) at any time prior to July 17, 1998, the Company may offer to buy any part or all of such shares at $11.27 per share and (b) if such an offer made by the Company is not accepted, the Company's commitment to buy the remaining 776,530 shares is reduced by the number of shares stipulated in the offer that was not accepted. These 776,530 shares were recorded on the balance sheet at July 17, 1995 at estimated market value of $10.00 (Lit. 16,400 per share) as shares subject to repurchase and are not included in shareholders' equity. The difference between $10.00 and the redemption price of $11.27 is being amortized over the period to July 17, 1998.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

3. ACQUISITIONS AND PURCHASE OF TREASURY STOCK (CONTINUED)
    PROFORMA INFORMATION

    The pro forma unaudited results of operations for the years ended December 31, 1995 and 1994, assuming the Finprogetti and Lita acquisitions and the repurchase of shares from the former Chairman had been consummated as at January 1, 1994, are as follows:

                                                                                 1995          1995          1994
                                                                                US$'000      LIRE M.       LIRE M.
                                                                              -----------  ------------  ------------
Net sales...................................................................      51,891         82,403        66,870
Rental income...............................................................       1,242          1,972         4,640
Finance income..............................................................       1,032          1,639         2,686
Net loss....................................................................      (4,848)        (7,699)       (7,021)
Net loss per common share...................................................   $   (1.03)  Lit.  (1,369) Lit.  (1,499)

    It cannot be inferred that the proforma operating results as shown above would have resulted had the acquisitions and repurchase of shares been consummated as at January 1, 1994 as transactions between the entities acquired and their then parent companies may not have occurred or may have occurred on different terms and conditions.

4. REAL ESTATE FOR SALE

                                                                               1995        1995
                                                                              US$'000     LIRE M.
                                                                            -----------  ---------
Building ready for sale...................................................      10,249      16,276
Real estate under development
  Buildings...............................................................       5,568       8,842
  Industrial areas........................................................       1,959       3,109
  Undeveloped land........................................................       3,778       6,000
                                                                            -----------  ---------
                                                                                21,554      34,227
                                                                            -----------  ---------
                                                                            -----------  ---------

    All of the real property was acquired as part of the Finprogetti transaction. Part of one building ready for sale is rented to a third party under an operating lease agreement expiring in 1998. A mortgage over the building and a lien over the rentals received has been given as security for this loan (see Note 8). The Company is seeking to dispose of this property by the end of the second quarter of 1996. Alternatively, a sale of a significant interest in the property with proceeds sufficient to cover all debt repayments on related loans in 1996 is being examined, again with the objective of completion within the end of the second quarter of 1996.(1)

    A building and contiguous industrial areas under development are mortgaged in favor of a financial institution as collateral for a loan facility of Lit. 6,000 million, which has not yet drawn upon. Bank advances from another institution of Lit. 4,716 million have been drawn down, secured by such loan facility

------------------------

(1) See Note 20--Events subsequent to the date of the audit report (Unaudited) and the Unaudited Condensed Interim Financial Statements as at September 30, 1996.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

4. REAL ESTATE FOR SALE (CONTINUED)
and are included in the short-term portion of real estate debt (see Note 8). The Company has agreed in principle to sell its 66.7% interest in this property to its 25% affiliate, Domer S.p.A. at book value. Closing of this transaction is expected before the end of the second quarter.(1)

    Undeveloped land represents an area in Sardinia for development of hotel and leisure facilities and is owned by the Company through an 80% interest in Grand Hotel Bitia S.r.l. The minority shareholder has an option, expiring on June 30, 1996, to purchase the Company's interest at a price above carrying value. The Company will examine disposal of this property following the exercise or expiry of the outstanding option.(1)

    None of the proposed disposals have been finalized and, accordingly, no amounts in respect of real estate are included in current assets.

5. OTHER ASSETS

                                                                                          1995        1995       1994
                                                                                         US$'000     LIRE M.    LIRE M.
                                                                                       -----------  ---------  ---------
Concession rights net of amortization of Lit. 59.....................................       2,923       4,641     --
Tax receivables......................................................................       9,160      14,546     10,292
Other................................................................................         269         428        356
                                                                                       -----------  ---------  ---------
                                                                                           12,352      19,615     10,648
                                                                                       -----------  ---------  ---------
                                                                                       -----------  ---------  ---------

    A mortgage over the concession rights has been granted as collateral for certain loans (see Note 8). The concession rights expire in February, 2041 and are being amortized on a straight line basis. Tax receivables represent amounts for which reimbursement has been requested. Current tax balances for value added and other taxes to be utilized against future liabilities are included in current assets. The times for reimbursement in Italy have, in the recent past, invariably been in excess of 12 months and, accordingly, amounts for which reimbursement has been requested are not classified as current assets. Interest accrues on these/ receivables at rates set from time to time by the Italian Government.

6. ADVANCES FROM BANKS AND CREDIT ARRANGEMENTS

    The operating subsidiaries of the Company have lines of credit arrangements with a number of Italian banks. Under these, the Company, at December 31, 1995, could have borrowed up to Lit. 18,550 million ($11,681,000). The line of credit arrangements do not have termination dates and are periodically reviewed. At the end of March 1996, facilities totalling Lit. 23,570 million had been arranged. The average interest rate on advances from banks was approximately 12.75% and 12.9% at December 31, 1995 and 1994. Advances from banks for finance activities relate to factoring and leasing activities of a company acquired in the Finprogetti acquisition and are partly secured by guarantees given by Finprogetti S.p.A. The average interest rate on these borrowings was approximately 12.75% as at December 31, 1995. No

------------------------

(1) See Note 20--Events subsequent to the date of the audit report (Unaudited) and the Unaudited Condensed Interim Financial Statements as at September 30, 1996.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

6. ADVANCES FROM BANKS AND CREDIT ARRANGEMENTS (CONTINUED) significant new finance transactions will be entered into and these activities and relative facilities will gradually expire as individual positions are closed.

7. ACCRUED EXPENSES

                                                                                          1995         1995        1994
                                                                                         US$'000      LIRE M.     LIRE M.
                                                                                       -----------  -----------  ---------
Salaries, wages and related items....................................................       2,186        3,471       4,717
Value added and other non income taxes...............................................       1,001        1,590       1,550
Other accrued expenses...............................................................       2,538        4,031       5,714
                                                                                            -----        -----   ---------
                                                                                            5,725        9,092      11,981
                                                                                            -----        -----   ---------
                                                                                            -----        -----   ---------

8. LONG-TERM DEBT

LONG-TERM DEBT FROM REAL ESTATE ACTIVITIES:

                                                                               1995        1995
                                                                              US$'000     LIRE M.
                                                                            -----------  ---------
Mortgage note payable secured on land and buildings. Interest at a rate of
  11.95%, payable in semi-annual installments, final installment due in
  1998....................................................................       5,668       9,000
Mortgage note payable secured on land, buildings, concession rights and lien on rents. 12.55%, payable in semi-annual installments, final
  installment due in 1999.................................................       3,492       5,546
Advances in respect of mortgage loan granted but not drawn down (see
  below)..................................................................       2,970       4,716
                                                                            -----------  ---------
                                                                                12,130      19,262
Less current portion......................................................      (6,014)     (9,550)
                                                                            -----------  ---------
                                                                                 6,116       9,712
                                                                            -----------  ---------
                                                                            -----------  ---------

    All of the above long-term debt was acquired as part of the Finprogetti transaction (see Note 3). The Company has in place a mortgage loan facility of Lit. 6,000 million secured on land and buildings and has drawn down advances from another financial institution, secured by this facility, of Lit. 4,716 million ($2,970,000) which are included above. The mortgage loan, when drawn down, will be repayable in installments.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

OTHER LONG-TERM DEBT:

                                                                                          1995        1995       1994
                                                                                         US$'000     LIRE M.    LIRE M.
                                                                                       -----------  ---------  ---------
Mortgage note payable, collateralized by substantially all property, plant and equipment of the motorcycle operations. 10.08% interest p.a., payable in
  semi-annual installments, including interest.......................................       1,834       2,913      3,255
Notes payable, collateralized by second mortgage over properties of the motorcycle operations. 12.40% interest p.a., payable in semi-annual installments, including
  interest...........................................................................       3,305       5,248      4,151
12.36% interest p.a., payable in semi-annual installments, including interest               1,301       2,066      2,443
Unsecured note payable denominated in Swiss Francs at 5.15% interest, p.a............      --          --            796
Sundry notes payable.................................................................          16          25         40
                                                                                       -----------  ---------  ---------
                                                                                            6,456      10,252     10,685
Less current portion.................................................................      (1,175)     (1,866)    (5,681)
                                                                                       -----------  ---------  ---------
                                                                                            5,281       8,386      5,004
                                                                                       -----------  ---------  ---------
                                                                                       -----------  ---------  ---------

    As at December 31, 1994 a loan of one of the Company's subsidiaries of Lit. 4,151 million ($2,613,000) was technically in default and was classified as a current liability. During 1995, the Company renegotiated this loan, including accrued interest and unrealized exchange losses on a portion denominated in ECU, in a new facility repayable over five years.

    Maturities of long-term debt over the next five years are as follows:

                                                                              REAL ESTATE LOANS          OTHER LOANS
                                                                            ----------------------  ----------------------
                                                                              US$'000     LIRE M.     US$'000     LIRE M.
                                                                            -----------  ---------  -----------  ---------
1996......................................................................       6,014       9,550       1,175       1,866
1997......................................................................       3,147       4,998       1,234       1,959
1998......................................................................       2,132       3,386       1,294       2,055
1999......................................................................         837       1,328       1,361       2,162
2000......................................................................      --          --           1,008       1,601
Subsequent to 2000........................................................      --          --             384         609
                                                                            -----------  ---------       -----   ---------
                                                                                12,130      19,262       6,456      10,252
                                                                            -----------  ---------       -----   ---------
                                                                            -----------  ---------       -----   ---------

    As discussed in Note 4, the Company is seeking to dispose of its real estate interests. Disposals, planned to be completed before the end of the second quarter of 1996, would eliminate the related real estate loans above.(1)

------------------------

(1) See Note 20--Events subsequent to the date of the audit report (Unaudited) and the Unaudited Condensed Interim Financial Statements as at September 30, 1996.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

9. OTHER INCOME

    Other income from continuing operations comprised the following:

                                                                                  1995        1995        1994        1993
                                                                                  $'000      LIRE M.     LIRE M.     LIRE M.
                                                                                ---------  -----------  ---------  -----------
Currency exchange gain/(loss).................................................       (279)       (443)     (1,022)        786
Gain on sales of assets.......................................................        202         321       2,841      --
Finance income................................................................        616         978      --          --
Finance expense...............................................................       (560)       (890)     --          --
Other.........................................................................        344         547        (829)        331
                                                                                      ---         ---   ---------       -----
                                                                                      323         513         990       1,117
                                                                                      ---         ---   ---------       -----

    Finance income and expense represent the residual finance activities of Finproservice, acquired as part of the Finprogetti acquisition in July 1995, and whose operations are being wound down. The gain on sale of assets in 1994 derived principally from the sale of an electric power generating plant by the motorcycle subsidiary, Moto Guzzi.

10. INCOME TAXES

    Loss from continuing operations before income taxes, minority interests and extraordinary items consisted of the following:

                                                                                1995       1995       1994       1993
                                                                                $'000     LIRE M.    LIRE M.    LIRE M.
                                                                              ---------  ---------  ---------  ---------
United States...............................................................     (3,742)    (5,942)      (413)    (1,650)
Italy.......................................................................       (106)      (168)    (2,015)    (5,074)
                                                                              ---------  ---------  ---------  ---------
                                                                                 (3,848)    (6,110)    (2,428)    (6,724)
                                                                              ---------  ---------  ---------  ---------
                                                                              ---------  ---------  ---------  ---------

    The provisions/(credit) for income taxes from continuing operations consisted of the following:

                                                                                    1995         1995         1994         1993
                                                                                    $'000       LIRE M       LIRE M.      LIRE M.
                                                                                    -----     -----------  -----------  -----------
Current taxation
  United States................................................................      --           --           --           --
  Italy........................................................................         264          420           39           12
                                                                                                                   --           --
                                                                                        ---          ---
                                                                                        264          420           39           12
                                                                                                                   --           --
                                                                                                                   --           --
                                                                                        ---          ---
                                                                                        ---          ---
Deferred taxation
  United States................................................................      --           --           --           --
  Italy........................................................................      --           --           --           --
                                                                                                                   --           --
                                                                                        ---          ---
                                                                                        264          420           39           12
                                                                                                                   --           --
                                                                                                                   --           --
                                                                                        ---          ---
                                                                                        ---          ---

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

10. INCOME TAXES (CONTINUED)
purposes. Valuation allowances have been recorded for the deferred tax assets as management believes it more likely than not that these assets will not be realized. Significant components of the Company's deferred tax assets as of December 31, 1995 are as follows:

                                                                                      1995       1995       1994
                                                                                      $'000     LIRE M.    LIRE M.
                                                                                    ---------  ---------  ---------
Short-term reserves...............................................................      2,666      4,234      6,574
Carrying values of fixed assets...................................................      2,023      3,212     --
Net operating loss carryforwards..................................................      8,004     12,710     21,503
Other.............................................................................        120        191     --
                                                                                    ---------  ---------  ---------
                                                                                       12,813     20,347     28,077
    Valuation allowance                                                               (12,813)   (20,347)   (28,077)
                                                                                    ---------  ---------  ---------
Net deferred tax assets...........................................................     --         --         --
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

    The effective provision/(credit) for income taxes from continuing operations varied from the income taxes at the statutory US federal income tax rates as follows:

                                                                                1995       1995        1994        1993
                                                                                $'000     LIRE M.     LIRE M.     LIRE M.
                                                                              ---------  ---------  -----------  ---------
Computed tax/(credit) at U.S. federal rate..................................     (1,347)    (2,138)       (850)      2,353
Losses for which valuation allowance has been provided......................      2,004      3,181         889      (2,341)
Utilization of tax losses...................................................       (491)      (780)     --          --
Elimination of intercompany profit..........................................        312        496      --          --
Other.......................................................................       (213)      (339)     --          --
                                                                              ---------  ---------         ---   ---------
                                                                                    264        420          39          12
                                                                              ---------  ---------         ---   ---------
                                                                              ---------  ---------         ---   ---------

    At December 31, 1995 the Company had net operating loss carryforwards for Italian income tax purposes of approximately Lit. 25,340 million ($15,958,000) which expires as follows:

                                                                               1995        1995
                                                                              US$'000     LIRE M.
                                                                            -----------  ---------
1996......................................................................          61          97
1997......................................................................       2,159       3,428
1998......................................................................      10,814      17,172
1999......................................................................       2,218       3,522
2000......................................................................         706       1,121
                                                                            -----------  ---------
                                                                                15,958      25,340
                                                                            -----------  ---------
                                                                            -----------  ---------

    For US Federal income tax purposes, the Company has net operating loss carryforwards of approximately US$ 6,000,000 at December 31, 1995. These losses expire from 2003 through 2010.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

10. INCOME TAXES (CONTINUED)
    United States income taxes have not been provided on unremitted earnings of subsidiaries located outside the United States as such earnings are considered to be permanently reinvested. Approximately Lit. 4,800 million of earnings of foreign subsidiaries cannot be distributed under local laws.

11. CAPITAL STOCK

    248,673 common stock shares issued as part of the Finprogetti acquisition (see Note 3) do not have a right to vote until receipt of a Lit. 5,150 million tax receivable that was included in the assets acquired.

    The Company has entered into a commitment to repurchase shares from its ex-Chairman in respect of 776,530 shares as described in Note 3 and 16.

12. STOCK OPTIONS

    The Board of Directors of the Company have approved two share options plans for 1,300,000 shares in total, to be submitted to the forthcoming shareholder's meeting for their approval.

    The "1995 Non-Qualified Plan" provides for the grant of non-qualified stock options for officers and key employees. Options over a total of 1,150,000 shares have been authorized by the Board. Grants were made in 1995 (subject to approval of the plans) of a total of 960,000 options at an exercise price of $12.26. The options granted can be exercised as follows:

1996...............................................................    228,000
1997...............................................................    228,000
1998...............................................................    228,000
1999...............................................................    138,000
2000...............................................................    138,000

    Under the "1995 Director's Plan", 5,000 options will be granted annually to each non-employee Director of the Company for each full year of service, reduced PRO RATA for incomplete years of service. The exercise price is fixed as at a price of $12.26 for 1995 and, for years after 1995, at the reported closing price of the stock on January 2 of the following year.

    When shareholders' approval is obtained, the Company will account for stock options in accordance with APB No. 25 which requires recognition of compensation expense when the fair value of the stock exceeds the exercise price.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

13. RELATED PARTY TRANSACTIONS

RECEIVABLES FROM RELATED PARTIES AND AFFILIATED COMPANIES

                                                                                          1995         1995         1994
                                                                                         US$'000      LIRE M.      LIRE M.
                                                                                       -----------  -----------  -----------
A+G Motorad GmbH.....................................................................       1,739        2,761        1,506
Finprogetti S.p.A....................................................................         533          847       --
Other................................................................................          10           16           15
                                                                                            -----        -----        -----
                                                                                            2,282        3,624        1,521
                                                                                            -----        -----        -----
                                                                                            -----        -----        -----

    The amounts due from A+G Motorad GmbH, a 25% owned entity (1994--45% owned) accounted for using the equity method, resulted from the purchase of products and services from the Company. Sales to A+G Motorad GmbH, consisting primarily of motorcycles and parts were Lit. 7,660 million ($4,823,000) in 1995 and Lit. 4,736 million and Lit. 5,169 million in 1994 and 1993 respectively.

    The balance with Finprogetti S.p.A. results principally from balances in existence at the date of acquisition of the Finprogetti subsidiaries.

    AMOUNTS DUE TO RELATED PARTIES AND AFFILIATED COMPANIES

                                                                      1995         1995         1994
                                                                     US$'000      LIRE M.      LIRE M.
                                                                   -----------  -----------  -----------
Finprogetti S.p.A................................................         217          345       --
Interim S.p.A....................................................          98          155       --
Other............................................................           6            9           35
                                                                                                     --
                                                                          ---          ---
                                                                          321          509           35
                                                                                                     --
                                                                                                     --
                                                                          ---          ---
                                                                          ---          ---

    Amounts due to Finprogetti S.p.A. are in respect of balances arising from a group value added tax system in effect prior to the acquisition by the Company, personnel of Finprogetti S.p.A. who worked for the Company from the July 17, 1995 but who become employees of the Company as at December 31, 1995 and for office machinery and furniture sold to the Company. Amounts due to Interim S.p.A. are in respect of real estate consulting and management services rendered to the Company's real estate subsidiaries.

    Various guarantee arrangements between the acquired Finprogetti companies and their former parent company have expired before or shortly after December 31, 1995, with the exception of guarantees by Finprogetti S.p.A. of part of the bank advances in respect of finance activities (see Note 6)

    TRANSACTIONS AND ARRANGEMENTS WITH FORMER CHAIRMAN

    The repurchase of shares formerly owned by the ex-Chairman and commitment of the Company to acquire the remaining shares formerly owned by him are detailed in Notes 3 and 16. The repurchase has been accounted for at cost.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

13. RELATED PARTY TRANSACTIONS (CONTINUED)

    MORRISON COHEN SINGER & WEINSTEIN, LLP

    The law firm of Morrison Cohen Singer & Weinstein, LLP, of which Howard E. Chase, a Director of the Company and its Chief Executive Officer, was a member until September 1, 1995, and to which he is now of counsel, was paid by the Company and its subsidiaries in 1995 an aggregate of Lit. 1,327 million ($816,000 at the actual dollar amounts invoiced) in legal fees and disbursements for services rendered.

    The law firm of which Mr. Garavaglia, a Director of the Company, is a member was paid an aggregate of Lit. 268 million ($169,000) by the Company and its subsidiaries in 1995 for legal, statutory audit and tax consulting services rendered.

    RENTAL AGREEMENTS

    Currently, rent is being paid in the amount of Lit. 108 million ($68,000) annually by Centro Ricambi, the spare parts distribution subsidiary, to DeTomaso Modena for the 2,800 square meter distribution facility owned by the affiliate of Mr. DeTomaso. Management believes this rate of rental conforms with prevailing market rates. The Company plans to vacate the facility and move to other available space.

    Mr. Francesco Pugno Vanoni, a Director of the Company, and his brother own offices in Milan which are leased to certain subsidiaries of the Company acquired from Finprogetti at a rental of Lit. 130 million ($82,000) per year. Management believes this rate of rental conforms with prevailing market rates.

14. EXPORT SALES AND GEOGRAPHIC INFORMATION

    The Company's sales by geographic destination were as follows:

                                                                       1995         1994         1993
                                                                      LIRE M.      LIRE M.      LIRE M.
                                                                    -----------  -----------  -----------
Italy.............................................................          35%          38%          35%
Europe other than Italy...........................................          49%          51%          41%
United States.....................................................           6%           5%           6%
Elsewhere.........................................................          10%           6%          18%

    Sales to Germany represented approximately 14% of motorcycle sales in 1995. No other country represented over 10% of motorcycle sales. As at December 31, 1995 all operating subsidiaries of the Company were located in Italy. The Company has assets in the Unites States in respect of offices which deal with regulatory matters and the remaining assets of a previous distribution company which have yet to be sold. Identifiable assets in the United States are not significant.

15. INDUSTRY SEGMENT ANALYSIS

    The following tables shows net sales, operating profit and identifiable assets for the Company's industry segments:

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

15. INDUSTRY SEGMENT ANALYSIS (CONTINUED)
    NET SALES

                                                           1995       1995       1994       1993
                                                           $'000     LIRE M.    LIRE M.    LIRE M.
                                                         ---------  ---------  ---------  ---------
Motorcycles............................................     45,878     72,854     54,961     43,593
Steel tubing...........................................      3,675      5,836     --         --
Other:
  Management services..................................        961      1,526     --         --
  Corporate services and other.........................        587        932      2,305      3,408
Disposed hotel operations--Hotel Roma..................     --         --          1,073      1,027
                                                         ---------  ---------  ---------  ---------
                                                            51,101     81,148     58,339     48,028
Intersegment eliminations..............................     (5,602)    (8,895)    (6,345)    (6,109)
                                                         ---------  ---------  ---------  ---------
Total net sales........................................     45,499     72,253     51,994     41,919
                                                         ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------
Real Estate--rentals...................................        485        770     --         --
                                                         ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------

    Intersegment sales represent sales of spare parts by the Company's motorcycle production subsidiary to its spare part distribution subsidiary, management services provided by the Company's temporary management subsidiary and corporate administrative services. They are accounted for at prices comparable to unaffiliated customers.

    OPERATING PROFIT/(LOSS)

                                                            1995       1995       1994       1993
                                                            $'000     LIRE M.    LIRE M.    LIRE M.
                                                          ---------  ---------  ---------  ---------
Motorcycles.............................................        (28)       (45)      (632)      (846)
Steel tubing............................................        148        235     --         --
Real estate.............................................        (58)       (92)    --         --
                                                          ---------  ---------  ---------  ---------
OPERATING PROFIT/(LOSS).................................         62         98       (632)      (846)
Corporate expenses less other income....................     (4,189)    (6,652)    (4,368)    (4,617)
Interest, net...........................................         (4)        (6)     1,662     (1,261)
Income taxes............................................       (264)      (420)       (39)       (12)
                                                          ---------  ---------  ---------  ---------
Loss from continuing operations.........................     (4,395)    (6,980)    (3,277)    (6,736)
                                                          ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------

    Operating profit/(loss) is total revenues less operating expenses, excluding interest, corporate expenses and other income/(expense).

    Capital expenditure and depreciation expense recorded in the financial statements relate primarily to the Company's motorcycle segment in 1995, 1994 and 1993.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

15. INDUSTRY SEGMENT ANALYSIS (CONTINUED)
    Identifiable assets

                                                                 1995       1995       1994
                                                                 $'000     LIRE M.    LIRE M.
                                                               ---------  ---------  ---------
Motorcycles..................................................     36,937     58,656     47,206
Steel tubing.................................................      5,547      8,808     --
Real estate..................................................     26,388     41,904     --
Corporate....................................................     46,261     73,462     71,475
                                                               ---------  ---------  ---------
                                                                 115,133    182,830    118,681
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    Identifiable assets for operating industry segments are those identifiable assets used by those industry segments. There are no shared assets. Corporate assets are represented by cash, investments, tax and other receivables, financing of the operating industry segments and other assets in the course of realization following the sale of the Company's Maserati business, disposed of in 1993.

16. COMMITMENTS AND CONTINGENCIES

    PLANNED SELF-TENDER OFFER(1)

    The Company plans to conduct a redemption offer to purchase up to 80% of the shares held of record by each of its public shareholders at $12.26 per share. Such shareholders own approximately 33.45% of the Company's outstanding stock at December 31, 1995. Shareholders owning 66.55% of the outstanding stock as at such date have agreed not to participate. The Company also has a commitment to purchase the shares formerly owned by Mr. De Tomaso and now held by a trust, as described in Note 3.

    The following proforma analysis shows the effects on cash, investments and shareholder's equity if the planned redemption offer is all cash, is accepted by 100% of those shareholders entitled to participate and the commitment to purchase the shares formerly owned by Mr. De Tomaso were effected as at December 31, 1995:

LIT. M                                                                            CASH     INVESTMENTS    EQUITY
------------------------------------------------------------------------------  ---------  -----------  ----------
Financial Statements..........................................................     24,137      17,176       51,221
Shares subject to repurchase..................................................     --         (13,897)(1)     (1,348)
Redemption (assuming all cash)................................................    (24,564)     --          (24,564)(2)
                                                                                ---------  -----------  ----------
Proforma......................................................................       (427)      3,279       25,309
                                                                                ---------  -----------  ----------
                                                                                ---------  -----------  ----------

------------------------

(1) 776,530 shares are subject to repurchase at $11.27 per share (Lit. 13,897 million at exchange rate in effect on December 31, 1995).

(2) A maximum of 1,261,714 shares may be offered for repurchase at $12.26 per share (Lit. 24,564 million at exchange rate in effect on December 31, 1995).

------------------------

(1) See Note 20--Events subsequent to the date of the audit report (Unaudited) and the Unaudited Condensed Interim Financial Statements as at September 30, 1996.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

16. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company is seeking to dispose of certain of its real estate interests, which depending on the timing thereof, could provide additional cash for the planned redemption offer, to meet its obligations arising in the ordinary course of business and to provide funds for further investment.

    The Company is required to deposit investments in the amount of Lit. 15,000 million as security for the repurchase of shares formerly owned by Mr. De Tomaso. As at December 31, 1995, investments for a total of Lit. 16,215 million are held as security for the repurchase. The Company, by switching the form of the security from cash into zero coupon bonds or similar investments, should be able to release approximately Lit. 2,000 million in available cash.

    The completion of the planned redemption offer, assuming 100% acceptance of an all cash offer, will be dependant on realizing sufficient proceeds from the sale of fixed assets and/or arranging adequate credit facilities.

    OTHER COMMITMENTS

    The Company has no other material commitments other than for purchases of goods for production or resale in the ordinary course of business.

    LITIGATION

    The Company and its subsidiaries are involved in litigation in the normal course of business. Management does not believe, based on the advice of its legal advisors, that the final settlement of such litigation will have an adverse effect on the Company's consolidated financial statements as of December 31, 1995.

17. CONCENTRATION OF CREDIT RISKS

    Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities in the customer base. Sales to governmental bodies in Italy are significant as a whole, but no single government body represents more than 10% of net sales.

    The Company is reducing the level of its finance activities acquired from Finprogetti and does not intend to take on any significant new contracts.

    The Company maintains cash and cash equivalents, short and long investments with various financial institutions of national standing in Italy and the United States.

18. FINANCIAL INSTRUMENTS

    The Company does not normally enter into foreign exchange contracts in the normal course of its business. In 1995, the Company entered into a domestic currency swap through March 1996 for US $10,000,000 in respect of its intention to conduct a redemption offer, payable in US dollars, as discussed in Note 16.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

18. FINANCIAL INSTRUMENTS (CONTINUED)
    OFF BALANCE SHEET RISK

    Unrealized losses arising through December 31, 1995 on the domestic currency swap above, have been included in the financial statements as at December 31, 1995. In view of the imminence of the planned redemption offer, the Company is not planning to enter into any new arrangements.

    As described in Notes 3 and 16, the Company has a commitment denominated in US Dollars to repurchase shares formerly owned by its ex-Chairman, Mr. De Tomaso. At the exchange rate at December 31, 1995, this commitment amounts to Lit. 13,897 million.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used by the Company in estimating its fair value disclosure for financial instruments.

    Cash and cash equivalents: the carrying amount of cash and cash equivalents reported by the Company approximates their fair value.

    Short and long term debt: the carrying amount of the Company's borrowings under its short-term credit arrangements, approximates their fair value. The fair values of the Company's long-term debt are estimated using cash flow analyses, based on the Company's incremental borrowing rates for similar types of borrowing arrangements.

    Fixed interest securities which have maturities from one to three years: fair value for marketable quoted securities is based on market price and for non marketable securities, is estimated using discounted cash flow analysis based on similar investments available as at the balance sheet date.

    There are no significant differences between fair value and carrying value for any of the Company's financial instruments as at December 31, 1995.

    The Company accrued unrealized gains and losses on domestic currency swaps in accordance with ruling exchange rates at period ends. As at December 31, 1995, unrealized losses of Lit. 400 million were accrued and the contract recorded in the financial statements at its fair value (determined as the amount the Company would have received or paid to terminate the contract at the reporting date) as a payable of approximately Lit. 400 million.

19. SUBSEQUENT EVENTS

    The Company has agreed to purchase the outstanding stock of Moto America Inc., the sole distributor of Moto Guzzi motorcycles in the United States. The acquisition is not material and will be consummated by issue of stock by the Company. It is expected that the results of Moto America, Inc. will be included in operations from April 1, 1996. See below, Note 20.

20. EVENTS SUBSEQUENT TO THE DATE OF THE AUDIT REPORT (UNAUDITED)

    The information reported below does not form part of the audited financial statements.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

20. EVENTS SUBSEQUENT TO THE DATE OF THE AUDIT REPORT (UNAUDITED) (CONTINUED)
    As described in Note 1 to the financial statements, the Company adopted Statement 121, Accounting for Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of, in the first quarter of 1996. The effects of adoption were not material.

    Notes 1, 4 and 8 to the financial statements make reference to the Company's plan to dispose of certain real estate and consequent reduction of real estate debt. In June 1996, the Company sold its 66.7% interest in Immobiliare Broseta S.r.l. to its 25% affiliate Domer S.r.l. The remaining 33.3% of Immobiliare Broseta S.r.l. is owned by Interim S.p.A., a subsidiary of Domer S.r.l. The Company had sought offers from third parties through an independent broker and the sale price Lit. 5,200 million offered by Domer S.p.A. was the highest of the offers received. Lit. 1,800 million of the sale price was settled by a loan note of Domer S.r.l , bearing an interest rate equal to the official Lire discount rate plus 3% and the balance of Lit. 3,400 million will be received pro-quota from the sales of apartments which are being developed from the Immobiliare Broseta S.r.l. property or on June 30, 1999, whichever is the earlier. This amount of Lit. 3,400 million carries an interest rate of 6% payable six-monthly and has been accounted for at its estimated net present value of Lit. 2,908 million applying a discount rate of 12%, considered to be a fair market rate for similar notes receivable. The book value of the 66.7% interest in Immobilaire Broseta S.r.l. was Lit. 4,708 million and no gain or loss has been recorded on the transaction. The principal effects of this disposal, with reference to the balance sheet as at December 31, 1995, were to remove Lit. 11,951 million of real estate, Lit. 4,716 million of related debt and to eliminate minority interests of Lit. 2,364 million.

    The option held by a third party over the Company's 80% interest in Grand Hotel Bitia S.r.l. , also discussed in Note 4 to the financial statements, expired unexercised on June 30, 1996.

    The planned redemption offer, discussed in Note 16 to the financial statements, was initiated in September 1996 and closed on October 23, 1996.The program was initiated to accommodate a number of shareholders who held the view that the Company, following the sale of the Maserati business in 1993, was no longer engaged in the business activity which had initially led them to invest in the Company's shares. Two mutually exclusive alternative offers were made to shareholders. The first offer was to purchase up to 80% of a shareholder's common stock for a combination of cash and non-negotiable promissory notes having a face value aggregating $12.26 per share ("the 80% offer") and the second offer was to purchase up to 50% of shareholder's common stock for $12.26 cash (the "50% offer"). Of the 4,742,865 issued shares of the Company, shareholders representing 3,167,010 shares (66.8%) had agreed in advance not to participate.

    Of the remaining 1,575,855 shares, 506,359 were tendered under the 80% offer and 255,636 under the 50% offer, all of which were accepted by the Company. In consequence the Company will repurchase 761,995 shares for a total amount of $7,478,657.58 (Lit. 11,390 million) in cash and $1,863,401.12 (Lit. 2,838 million) in the form of non-negotiable promissory notes, bearing interest at 8% per annum.

    The acquisition of Moto America Inc., referred to in Note 19 to the financial statements, was completed in April 1996 with effective date January 1, 1996.

                           TRIDENT ROWAN GROUP, INC.
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                               SEPTEMBER 30, 1996

                                                                              SEPT. 30     SEPT. 30     DEC. 31
                                                                                1996         1996        1995
                                                                               US$'000      LIRE M.     LIRE M.
                                                                              UNAUDITED    UNAUDITED     NOTE
                                                                             -----------  -----------  ---------
                                                     ASSETS
Cash and cash equivalents..................................................      13,511       20,578      24,137
Marketable securities, at cost.............................................          --           --          --
Receivables................................................................      22,764       34,670      39,726
Trade, less allowance of Lit. 1,729 (1995--1,268)..........................      13,277       20,221      23,725
Finance receivables, less allowance of Lit. 2,050..........................       2,953        4,498       7,597
  Receivables from related parties.........................................       4,073        6,203       3,624
  Other receivables........................................................       2,461        3,748       4,780
Inventories................................................................      26,407       40,218      30,717
  Raw materials, spare parts and work-in-process...........................      17,987       27,394      21,469
  Finished products........................................................       8,420       12,824       9,248

Prepaid expenses...........................................................         970        1,477       1,109
                                                                             -----------  -----------  ---------
TOTAL CURRENT ASSETS.......................................................      63,652       96,943      95,689
                                                                             -----------  -----------  ---------
Property, plant and equipment..............................................       6,625       10,088       7,709
  At cost..................................................................      23,289       35,468      35,884
  Less allowances for depreciation.........................................     (16,664)     (25,380)    (28,175)
Trademarks and other intangible assets, net of amortization of Lit. 625
 (1995--250)...............................................................       2,873        4,375       4,750
Goodwill, net of amortization of Lit. 231 (1995--77).......................       1,029        1,567       1,459
Real estate for development, net of reserve of Lit. 2,500..................       2,298        3,500          --
Real estate for sale.......................................................      10,508       16,004      34,227
Investments in unconsolidated companies....................................       1,438        2,190       2,205
Receivables from related parties...........................................       1,909        2,908          --
Marketable & other securities and investments, at cost.....................      10,711       16,313      17,176
Other assets...............................................................       9,063       13,803      19,615
                                                                             -----------  -----------  ---------
TOTAL ASSETS...............................................................   $ 110,106 Lit    167,691 Lit   182,830
                                                                             -----------  -----------  ---------
                                                                             -----------  -----------  ---------

Note: The balance sheet as at December 31, 1995 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles.

            See Notes to Consolidated Condensed Financial Statements

                           TRIDENT ROWAN GROUP, INC.
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                               SEPTEMBER 30, 1996

                                                                              SEPT. 30     SEPT. 30     DEC. 31
                                                                                1996         1996        1995
                                                                               US$'000      LIRE M.     LIRE M.
                                                                              UNAUDITED    UNAUDITED     NOTE
                                                                             -----------  -----------  ---------
                                                  LIABILITIES
Advances from banks........................................................      18,517       28,201      18,538
Advances from banks for finance activities.................................       3,334        5,078       8,621
Accounts payable...........................................................      13,557       20,647      23,570
Accrued expenses and other payables........................................       7,400       11,269      10,218
Current portion of long-term real estate debt..............................       3,253        4,955       9,550
Current portion of other long-term debt....................................       1,339        2,039       1,866
                                                                             -----------  -----------  ---------
TOTAL CURRENT LIABILITIES..................................................      47,400       72,189      72,363
                                                                             -----------  -----------  ---------
Long-term real estate debt, less current portion...........................       3,926        5,980       9,712
Other long-term debt, less current portion.................................       4,778        7,277       8,386
Termination indemnities....................................................       5,462        8,319       8,231
Provision for claims.......................................................       2,098        3,195       3,595
Minority interests.........................................................       9,780       14,895      16,773
Common stock subject to repurchase.........................................       9,450       14,392      12,549

SHAREHOLDERS' EQUITY.......................................................      27,212       41,444      51,221
  Common stock, par value $0.01 per share (1995--$2.50):
  Authorized 10,000,000 shares; 4,742,865 (1995--4,712,865) shares issued
   and outstanding less 881,970 (1995--776,530) subject to repurchase......          45           69       6,744
  Additional paid in capital...............................................      50,254       76,538      71,332
  Treasury stock, at cost..................................................      (7,765)     (11,826)    (11,826)
  Deficit..................................................................     (16,915)     (25,761)    (15,926)
  Equity adjustment from translation.......................................       1,405        2,141         711
  Accretion expense and related exchange gains.............................         186          283         186
                                                                             -----------  -----------  ---------
                                                                              $ 110,106 Lit    167,691 Lit   182,830
                                                                             -----------  -----------  ---------
                                                                             -----------  -----------  ---------

Note: The balance sheet as at December 31, 1995 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles.

            See Notes to Consolidated Condensed Financial Statements

                           TRIDENT ROWAN GROUP, INC.
           UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                   9 MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                                                        SEPT. 30          SEPT. 30           DEC. 31
                                                                          1996              1996              1995
                                                                         US$'000           LIRE M.           LIRE M.
                                                                        ---------         ---------         ---------
Net sales.............................................................     43,364            66,043            47,001
Cost of sales.........................................................    (37,711)          (57,434)          (44,114)
                                                                        ---------         ---------         ---------
                                                                            5,653             8,609             2,887
Selling, general and administrative expenses..........................     (9,310)          (14,179)          (10,271)
Rental income.........................................................        721             1,098               365
Reserve for value of real estate properties...........................     (1,937)           (2,950)               --
Other income, net.....................................................        149               227               442
                                                                        ---------         ---------         ---------
                                                                           (4,724)           (7,195)           (6,577)
Interest expense......................................................     (3,206)           (4,882)           (3,227)
Interest income.......................................................      2,179             3,318             2,968
                                                                        ---------         ---------         ---------
Loss from continuing operations before income taxes and minority
 interests............................................................     (5,751)           (8,759)           (6,836)
Income taxes..........................................................       (394)             (600)             (121)
                                                                        ---------         ---------         ---------
Loss from continuing operations before minority interests.............     (6,145)           (9,359)           (6,957)
Minority interests....................................................       (313)             (476)             (390)
                                                                        ---------         ---------         ---------
Net (loss)............................................................     (6,458)           (9,835)           (7,347)
                                                                        ---------         ---------         ---------
                                                                        ---------         ---------         ---------

LOSS PER SHARE                                                          US $                   LIRE              LIRE
Net loss per share....................................................  $   (1.36) Lit.      (2,073) Lit.      (2,499)
                                                                        ---------         ---------         ---------
                                                                        ---------         ---------         ---------

Average number of common shares and equivalents outstanding during the
 period...............................................................  4,742,865         4,742,865         2,939,842
                                                                        ---------         ---------         ---------
                                                                        ---------         ---------         ---------

            See Notes to Consolidated Condensed Financial Statements

                           TRIDENT ROWAN GROUP, INC.
           UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                   3 MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                                                           SEPT. 30    SEPT. 30    SEPT. 30
                                                                             1996        1996        1995
                                                                           US$'000     LIRE M.     LIRE M.
                                                                          ----------  ----------  ----------
Net sales...............................................................      11,190      17,042      17,535
Cost of sales...........................................................     (10,053)    (15,311)    (17,148)
                                                                          ----------  ----------  ----------
                                                                               1,137       1,731         387
Selling, general and administrative expenses............................      (2,864)     (4,362)     (4,441)
Rental income...........................................................         228         348         365
Reserve for value of real estate properties.............................      (1,937)     (2,950)         --
Other income, net.......................................................         206         314         442
                                                                          ----------  ----------  ----------
                                                                              (3,230)     (4,919)     (3,247)
Interest expense........................................................      (1,120)     (1,705)     (1,642)
Interest income.........................................................         840       1,279       1,305
                                                                          ----------  ----------  ----------
Loss from continuing operations before income taxes and minority
 interests..............................................................      (3,510)     (5,345)     (3,584)
Income taxes............................................................          (5)         (8)       (121)
                                                                          ----------  ----------  ----------
Loss from continuing operations before minority interests...............      (3,515)     (5,353)     (3,705)
Minority interests......................................................         (83)       (127)       (131)
                                                                          ----------  ----------  ----------
Net loss................................................................      (3,598)     (5,480)     (3,836)
                                                                          ----------  ----------  ----------
                                                                          ----------  ----------  ----------


LOSS PER SHARE                                                               US $        LIRE        LIRE
Net loss per share......................................................  $    (0.76)     (1,155)       (814)
                                                                          ----------  ----------  ----------
                                                                          ----------  ----------  ----------
Average number of common shares and equivalents outstanding during the
 period.................................................................   4,742,865   4,742,865   4,712,865
                                                                          ----------  ----------  ----------
                                                                          ----------  ----------  ----------

            See Notes to Consolidated Condensed Financial Statements

                           TRIDENT ROWAN GROUP, INC.
           UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                   9 MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                                                                    SEPT. 30    SEPT. 30    SEPT. 30
                                                                                      1996        1996        1995
                                                                                     US$'000     LIRE M.     LIRE M.
                                                                                    ---------  -----------  ---------
Net loss..........................................................................     (6,458)     (9,835)     (7,347)
Adjustments to reconcile net loss to net cash (used)/provided by operating
 activities:                                                                           (1,158)     (1,764)      4,725
                                                                                    ---------  -----------  ---------
Net cash used by operating activities.............................................     (7,616)    (11,599)     (2,622)
                                                                                    ---------  -----------  ---------
Investing activities:
Net decrease/(increase) in investments and securities.............................      1,318       2,007     (12,092)
Purchase of subsidiaries, net of cash acquired....................................        360         548      (1,192)
Deferred receipts from sale of Maserati...........................................         --          --      27,000
Proceeds from disposal of fixed assets............................................      1,359       2,070          --
Purchases of property, plant and equipment........................................     (3,021)     (4,601)     (1,078)
                                                                                    ---------  -----------  ---------
Net cash provided by investing activities.........................................         16          24      12,638
                                                                                    ---------  -----------  ---------
Financing activities:
Increase/(decrease) in advances from banks........................................      4,120       6,275      (6,464)
Proceeds of share issue...........................................................         --          --       8,205
Repurchase of shares..............................................................         --          --      (5,000)
Receipt of tax receivable.........................................................      4,018       6,120          --
Proceeds from long-term debt......................................................        494         752          --
Principal payments of long-term debt..............................................     (3,261)     (4,967)       (786)
                                                                                    ---------  -----------  ---------
Net cash provided/(used) by financing activities..................................      5,371       8,180      (4,045)
                                                                                    ---------  -----------  ---------
Exchange movement on opening cash balances........................................       (108)       (164)          8
Cash and cash equivalents, beginning of period....................................     15,849      24,137       5,286
                                                                                    ---------  -----------  ---------
Cash and cash equivalents, end of period..........................................     13,512      20,578      11,265
                                                                                    ---------  -----------  ---------
                                                                                    ---------  -----------  ---------

            See Notes to Consolidated Condensed Financial Statements

                   TRIDENT ROWAN GROUP INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1996

NOTE 1  BASIS OF PRESENTATION

    The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. For a summary of the Registrant's accounting principles, and other footnote information, reference is made to the Registrant's 1995 Annual Report on Form 10-K. All adjustments necessary for the fair presentation of the results of operations for the interim periods covered by this report have been included. All of such adjustments are of a normal and recurring nature.

    The primary financial statements are shown in Italian lire because all of the Company's material operating entities are based and operate entirely in Italy. Translation of lire amounts into U.S. Dollar amounts is included solely for the convenience of the readers of the financial statements and has been made at the rate of Lire 1,523 to U.S. $1, the approximate exchange rate at September 30, 1996. It should not be construed that the assets and liabilities, expressed in US dollar equivalents, can actually be realized in or extinguished by U.S. dollars at that or any other rate.

NOTE 2  REDUCTION IN PAR VALUE OF COMMON STOCK TO $0.01 PER SHARE

    At the general meeting of shareholders held on August 22, 1996, the par value per share of the Company's common stock was reduced from $2.50 per share to $0.01 per share, or Lit. 15.1915 per share applying the approximate exchange rate at August 22, 1996.

NOTE 3  ACQUISITIONS AND DISPOSALS OF SUBSIDIARIES

    Effective January 1, 1996, the Company completed its acquisition of the outstanding shares of Moto America Inc., the sole distributor of Moto Guzzi motor cycles in the United States. The acquisition was consummated by the issuance of 30,000 shares of the Company and the purchase price of Lit. 471 million reflects the shares issued at a fair value of $10.00 per share (Lit. 15,710 per share). The acquisition has been accounted for as a purchase and the excess of the purchase consideration over the fair value of assets acquired has been accounted for as goodwill, determined in the amount of Lit. 262 million, which is being amortized over 5 years. The effects of the acquisition are not material to the operations of the Company and, accordingly, no proforma information as if the acquisition had been consummated on January 1, 1995 is presented.

    In June 1996, the Company sold its 66.7% equity interest in Immobiliare Broseta S.r.l. to its 25% owned affiliate Domer S.r.l. The remaining 33.3% equity interest in Immobiliare Broseta S.r.l. is owned by Interim S.p.A., a subsidiary of Domer S.r.l. The Company had sought offers from third parties through an independent broker and the sale price of Lit. 5,200 million offered by Domer S.p.A. was the highest of the offers received. Lit. 1,800 million of the sale price was evidenced by a promissory note of Domer S.r.l. due December 31, 1996, bearing an interest rate equal to the official Lire discount rate plus 3% and the balance of Lit. 3,400 million will be received pro-quota from the sales of apartments which are being developed from the Immobiliare Broseta S.r.l. property or on June 30, 1999, whichever is the earlier. This amount of Lit. 3,400 million carries an interest rate of 6% payable bi-annually and has been accounted for at its estimated net present value of Lit. 2,908 million applying a discount rate of 12%, considered to be a fair market rate for similar notes receivable. The book value of the 66.7% interest in Immobiliare Broseta S.r.l. was Lit. 4,708 million and no gain or loss has been recorded on the transaction.

NOTE 4  AGREEMENT TO ACQUIRE THE CAREY WINSTON COMPANY

    On August 14, 1996, the Company and the Carey Winston Company ("Carey Winston") entered into an agreement providing for the acquisition by the Company of Carey Winston for a purchase price valued

                   TRIDENT ROWAN GROUP INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1996

NOTE 4 AGREEMENT TO ACQUIRE THE CAREY WINSTON COMPANY (CONTINUED) at $7,600,000 (Lit. 11,575 million), subject to adjustment, and payable to the extent of at least 80% in common stock of the Company and not more than 20% in cash. As part of the agreement, the Company agreed to lend to Carey Winston, prior to closing, up to $2,000,000 (Lit. 3,046 million). The Company lent $1,000,000 (Lit. 1,523 million) to Carey Winston on September 17, 1996 in accordance with these arrangements. The closing of the agreement is conditioned upon, among other things, the Company completing a public offering resulting in proceeds to the Company, after underwriting discounts and commissions, of not less than $10,000,000. If the closing does not occur, for this or for any other reason, then the Company's loan will continue on a subordinated basis for a three year period.

    Carey Winston is engaged in the business of providing real estate management services in the Washington, D.C., Northern Virginia, and Baltimore, Maryland regions.

NOTE 5  COMPUTATION OF LOSS PER SHARE

    Net loss per share for the three months and nine months ended September 30, 1996 and September 30, 1995 is computed on the average number of common shares outstanding during such periods.

    In July 1995, convertible preference shares formerly held by the ex-President of the Company were exchanged for an equal number of common stock and 703,774 of the resulting total of 1,480,304 common stock formerly held by the ex-President were acquired by the Company. Had the exchange of voting preference shares and acquisition of common shares been consummated as at January 1, 1995, then the loss per share for the nine months to September 30, 1995 would have amounted to Lit. 2,342.

NOTE 6  SUBSEQUENT EVENTS

    STOCK REPURCHASE PROGRAM

    The Company completed its stock repurchase program on October 23, 1996. The program was initiated to accommodate a number of shareholders who held the view that the Company, following the sale of the Maserati business in 1993, was no longer engaged in the business activity which had initially led them to invest in the Company's shares. Two mutually exclusive alternative offers were made to shareholders. The first offer was to purchase up to 80% of a shareholder's common stock for a combination of cash and non-negotiable promissory notes having a face value aggregating $12.26 per share ("the 80% offer") and the second offer was to purchase up to 50% of shareholder's common stock for $12.26 cash (the "50% offer"). Of the 4,742,865 issued shares of the Company, shareholders representing 3,167,010 shares (66.8%) had agreed in advance not to participate.

    Of the remaining 1,575,855 shares, 506,359 were tendered under the 80% offer and 255,636 under the 50% offer, all of which were accepted by the Company. In consequence the Company will repurchase 761,995 shares for a total amount of $7,478,657.58 (Lit. 11,390 million) in cash and $1,863,401.12 (Lit. 2,838 million) in the form of non-negotiable promissory notes, bearing interest at 8% per annum. Proforma information showing the effects of the repurchase program are shown in Note 7.

    REPURCHASE OF SHARES FROM FINPROGETTI

    On November 7, 1996 the Company entered into an agreement with Finprogetti S.p.A. to resolve certain open matters deriving from the acquisition of the majority of Finprogetti's operating subsidiaries in July 1995. Reference is made to the Company's 1995 Annual Report on Form 10-K for a full description of such Finprogetti Acquisition. A balance due by Finprogetti of Lit. 763 million ($501,000) was settled by the Company taking back 46,000 shares at a value of Lit. 16,587 per share ($10.89 per share). Finprogetti S.p.A. also agreed to accept responsibility for a claim which was successfully brought against one of the subsidiaries acquired in the Finprogetti Acquisition for Lit. 2,120 million. In accordance with terms of the

                   TRIDENT ROWAN GROUP INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1996

NOTE 6  SUBSEQUENT EVENTS (CONTINUED)
Finprogetti Agreement, the Company would have paid such claim and received in compensation 105,440 of the shares issued to Finprogetti in July 1995. The Company and Finprogetti agreed that Finprogetti would assume the responsibility for payments resulting from the claim, which are payable in installments through June 1998, and that the Company would, on the request of Finprogetti, repurchase shares for cash at the dates and in the amounts of each installment payment.

    At September 30, 1996, the Company has reclassified the 105,440 shares thus subject to repurchase outside of shareholders' equity in the amount of the present value of the amounts payable under the repurchase commitment, applying a discount rate of 10%. The resulting value of the 105,440 shares subject to repurchase is Lit. 1,940 million ($1,274,000) or Lit. 18,399 per share ($12.08 per share). Immediately following the agreement, Finprogetti requested that the Company repurchase 9,950 shares for Lit. 200 million ($131,000) in respect of the first installment. The dates, number of shares and financial commitment for further possible repurchases of shares are as follows:

December 31, 1996         22,380 shares    Lit. 450 million ($295,000)
June 30, 1997             22,380 shares    Lit. 450 million ($295,000)
December 31, 1997         22,380 shares    Lit. 450 million ($295,000)
June 30, 1998             28,350 shares    Lit. 570 million ($374,000)

    PROPOSED PRIVATE PLACEMENT OF SHARES REPRESENTING FROM 17.2% TO 20% OF THE OUTSTANDING SHARES OF MOTO GUZZI CORP., A WHOLLY OWNED SUBSIDIARY OF THE COMPANY.

    In October, 1996 the Company entered into an agreement with GKN Securities Corp. whereby GKN would seek to sell, before December 20, 1996, on a best efforts basis, between 1,250,000 and 1,500,000 shares of convertible Preferred Stock and the same number of Warrants to purchase shares of Common Stock of Moto Guzzi Corp. at a price of $4.00 (Lit. 6,092) for each Unit consisting of one share of Preferred Stock and one Warrant. Moto Guzzi Corp., currently a wholly owned subsidiary of the Company, owns Moto Guzzi S.p.A., the manufacturer of Moto Guzzi motorcycles, its wholly owned spare parts distribution subsidiary Centro Ricambi S.r.l., both Italian companies, and Moto America Inc., the exclusive U.S. importer of Moto Guzzi motorcycles in the United States.

    Each share of Preferred Stock may be converted, at the option of the holder thereof, into shares of Common Stock ("Conversion Shares") at the rate of one share of Common Stock for each share of Preferred Stock, subject to adjustment to protect against events of dilution ("Conversion Price"). Each share of Preferred Stock shall be automatically converted into Conversion Shares upon the consummation by Moto Guzzi Corp. of an underwritten public offering of its Common Stock that raises gross proceeds of at least $8 million ("Qualified IPO"). The conversion rate in connection with the Qualified IPO ("IPO Conversion Price") will be the lesser of the then-applicable Conversion Price or 75% of the per share, Qualified IPO public offering price. If a Qualified IPO is not consummated by June 30, 1998, the then majority holders of the Preferred Stock shall have a right to elect a majority of Moto Guzzi Corp.'s board of directors. If not previously converted to Conversion Shares, each share of Preferred Stock outstanding shall be redeemed by Moto Guzzi Corp., solely at the option of the holder thereof at any time after the fifth anniversary of the Closing, at a price of $8.00, as adjusted for stock-splits or any distributions previously made. Each Warrant will entitle the holder thereof to purchase one share of Common Stock for the lesser of $4.00 or the initial public offering price of the Common Stock, exercisable during the three-year period commencing on the closing of the Offering ("Closing").

                   TRIDENT ROWAN GROUP INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1996

NOTE 6  SUBSEQUENT EVENTS (CONTINUED)
    If the Private Placement is completed in accordance with the terms currently envisaged and outlined above, holders of the Preferred Stock will acquire an interest between 17.2% (if 1,250,000 shares of Preferred Stock are sold), and 20% (if 1,500,000 shares of Preferred Stock are sold) and the Company will record a gain, net of expenses connected with the Private Placement, of between approximately Lit. 5,000 million ($3,275,000) and Lit. 5,800 million ($3,800,000).

    THERE CAN BE NO ASSURANCE THAT THE PRIVATE PLACING OF SHARES OF MOTO GUZZI CORP. OR THE ACQUISITION OF CAREY WINSTON WILL TAKE PLACE ON THE TERMS INDICATED ABOVE, OR AT ALL.

NOTE 7  PROFORMA INFORMATION

    The following summarized proforma financial information show the effects on the balance sheet at September 30, 1996 and on operations for the nine months ended September 30, 1996 and year ended December 31, 1995 if the stock repurchase program and the repurchase of shares from Finprogetti, all as described in Note 6, had been consummated on January 1, 1996 and 1995.

                             PROFORMA BALANCE SHEET

                                                                 SEPT. 30                 SEPT. 30    SEPT. 30
                                                                   1996     REPURCHASES     1996        1996
                                                                  ACTUAL     OF SHARES    PROFORMA    PROFORMA
                                                                ----------  -----------  ----------  ----------
                                                                 LIRE M.      LIRE M.     LIRE M.      $'000

Cash and marketable securities                                      20,578     (11,590)       8,988       5,902
Other current assets                                                76,365        (763)      75,602      49,640
                                                                ----------  -----------  ----------  ----------
Current assets                                                      96,943     (12,353)      84,590      55,542
Property, plant & equipment and other assets, excluding
 goodwill & intangibles                                             64,806                   64,806      42,552
                                                                ----------  -----------  ----------  ----------
Total assets excluding goodwill & intangibles                      167,691     (12,353)     149,396      98,094
Goodwill and intangibles                                             5,942                    5,942       3,902
Total assets                                                       169,691     (12,353)     155,338     101,996
Advances from banks                                                 33,279                   33,279      21,851
Current portion of loans                                             6,994                    6,994       4,592
Other current liabilities                                           31,916                   31,916      20,957
                                                                ----------  -----------  ----------  ----------
Current liabilities                                                 72,189                   72,189      47,400
Long term loans                                                     13,257       2,838       16,095      10,568
Other long term liabilities, minority interests                     26,409                   26,409      17,340
Shares subject to repurchase                                        14,392        (200)      14,192       9,318
Shareholders equity                                                 41,444     (14,991)      26,453      17,370
                                                                ----------  -----------  ----------  ----------
Total liabilities and equity                                       167,691     (12,353)     155,338     101,996
                                                                ----------  -----------  ----------  ----------
                                                                ----------  -----------  ----------  ----------
Book value per share in Lire/$                                  $   10,734                    8,665  $     5.69
Number of shares (note)                                          3,860,895                3,052,900   3,052,900
                                                                ----------  -----------  ----------  ----------
                                                                ----------  -----------  ----------  ----------

Note: The number of shares used to calculate book value per share excludes 881,970 shares subject to repurchase.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following summarized unaudited pro forma balance sheet as of September 30, 1996 and statements of operations for the nine months ended September 30, 1996 and for the year ended December 31, 1995 ("the pro forma financial statements") give effect to (i) the inclusion of L.I.T.A., acquired effective July 25, 1995 and the Finprogetti Acquisition, effective July 1, 1995, as if both transactions had occurred on January 1, 1995, (ii) the Company's stock repurchase program which closed on October 23, 1996 and the repurchase by the Company of shares from Finprogetti on November 7 and December 31, 1996, and
(iii) the sale by the Company of shares in its Moto Guzzi Corp. subsidiary, the final Closing of which occurred on January 17, 1997, as if all transactions occurred as of January 1, 1996 and 1995 in the pro forma combined statements of operations and as if they occurred as at September 30, 1996 in the pro forma combined balance sheet.

    The pro forma adjustments are based on currently available information and, on certain assumptions which management believes are reasonable.

    The pro forma financial statements are not necessarily indicative of either future results of operations or results that might have been achieved had the transactions been consummated as of the dates indicated. The pro forma financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company.

    Solely for the convenience of the reader, the Company has translated the balance sheet as at September 30, 1996 and the statement of operations for the nine months then ended at the conversion rate of 1,523 lire per U.S. Dollar, and the statement of operations for the year ended December 31, 1995 at the conversion rate of 1,588 lire per U.S. Dollar, each being the approximate rate at the end of the relevant periods.

                            TRIDENT ROWAN GROUP INC.

                  SUMMARIZED UNAUDITED PROFORMA BALANCE SHEET

                               SEPTEMBER 30, 1996

                                              SEPT. 30                  SALE OF    SEPT. 30   SEPT. 30
                                                1996     REPURCHASES    20% OF       1996       1996
                                               ACTUAL     OF SHARES     MGCORP.    PROFORMA   PROFORMA
                                              ---------  -----------  -----------  ---------  ---------
                                                         LIRE MILLION                          US$'000
Cash and marketable securities..............     20,578     (12,040)   (b)      2,742(c)    11,280     7,406
Other current assets........................     76,365        (763)(b)               75,602     49,640
                                              ---------  -----------  -----------  ---------  ---------
Current assets..............................     96,943     (12,903)       2,742      86,882     57,046
Property, plant & equipment and other
  assets, excluding goodwill & intangibles..     64,806                               64,806     42,552
                                              ---------  -----------  -----------  ---------  ---------
Total assets excl. goodwill & intangibles...    161,749     (12,353)       2,742     151,688     99,598
Goodwill and intangibles....................      5,942                                5,942      3,902
                                              ---------  -----------  -----------  ---------  ---------
Total assets................................    167,691     (12,353)       2,742     157,630    103,500
                                              ---------  -----------  -----------  ---------  ---------
                                              ---------  -----------  -----------  ---------  ---------

Advances from banks.........................     33,279                   (5,376)(c)    27,903    18,321
Current portion of loans....................      6,994                                6,994      4,592
Other current liabilities...................     31,916                               31,916     20,956
                                              ---------  -----------  -----------  ---------  ---------
Current liabilities.........................     72,189           0       (5,376)     66,813     43,869
Long term loans.............................     13,257       2,838(a)                16,095     10,568
Other long term liabilities.................     11,514                               11,514      7,560
Minority interests..........................     14,895                    2,231(d)    17,126    11,245
Shares subject to repurchase................     14,392        (650)(b)               13,742      9,023
Common stock................................         69                                   68         45
Additional paid in capital..................     76,538                    5,887(e)    82,425    54,120
Treasury stock..............................    (11,826)    (14,991)    (b)          (26,816)   (17,607)
Other reserves..............................      2,424                                2,424      1,592
Accumulated deficit.........................    (25,761)                             (25,761)   (16,916)
                                              ---------  -----------  -----------  ---------  ---------
Shareholders equity.........................     41,444     (14,991)       5,887      32,340     21,236
                                              ---------  -----------  -----------  ---------  ---------
Total liabilities and equity................    167,691     (12,803)       2,742     157,630    103,501
                                              ---------  -----------  -----------  ---------  ---------
                                              ---------  -----------  -----------  ---------  ---------
Tangible value per share in Lire/$..........      9,195                                8,647       5.68
                                              ---------                            ---------  ---------
                                              ---------                            ---------  ---------
Number of shares (note).....................  3,860,895                            3,052,900  3,052,900
                                              ---------                            ---------  ---------
                                              ---------                            ---------  ---------

Note: The number of shares used in calculating book value per share excludes shares subject to repurchase.

            See Notes to Summarized Unaudited Proforma Balance Sheet

         NOTES TO SUMMARIZED UNAUDITED PRO FORMA COMBINED BALANCE SHEET

    Repurchases of shares:

        (a) Reflects 761,995 shares repurchased under the Company's stock repurchase program which closed October 23, 1996 for $7,479,000 (Lit. 11,390 million) in cash and the Company's 8% promissory note payable in October 1998 for $1,863,000 (Lit. 2,838 million).

        (b) Reflects 9,950 shares repurchased from Finprogetti S.p.A. on November 7, 1996 for Lit. 200 million ($131,000) in cash, 22,380 shares repurchased December 31, 1996 for Lit. 450 million ($295,000) and 46,000 shares repurchased for the assignment of a receivable due from Finprogetti S.p.A. of Lit. 763 million ($501,000).

    See Note 6 to the Unaudited Interim Financial Statements as at September 30, 1996 for a full description of the Company's share repurchase program and other repurchases of shares subsequent to September 30, 1996.

    Sale of securities of Moto Guzzi:

        (c) Application of proceeds to temporarily reduce short-term debt and investments in short-term bank deposits pending application of proceeds of sale.

        (d) Recording of minority interests representing the 20% of the issued and outstanding shares of Moto Guzzi Corp. sold in the Private Placement.

        (e) Estimated gain on sale of shares of Moto Guzzi Corp., net of commissions and expenses payable by Moto Guzzi Corp.

    See Note 6 to the Unaudited Interim Financial Statements as at September 30, 1996 for a description of the sale by the Company of shares of its Moto Guzzi Corp. subsidiary and the circumstances under which Moto Guzzi Corp. may have to redeem the shares issued. The private placement of the shares was completed on January 17, 1996 raising a gross amount of $6,000,000 (Lit. 9,138 million) and an estimated amount net of commissions and expenses of $5,330,000 (Lit. 8,118 million).

                            TRIDENT ROWAN GROUP INC.
             SUMMARIZED UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                       FOR THE YEAR TO DECEMBER 31, 1995

                                                                   YEAR ENDED     INCLUDE       INCLUDE      ADJ. FOR LITA,
                                                                     DEC. 31     L.I.T.A.     FINPROGETTI      FINPROGETTI
                                                                      1995        FOR 12        FOR 12         AND RELATED
                                                                     ACTUAL       MONTHS        MONTHS        TRANSACTIONS
                                                                   -----------  -----------  -------------  -----------------
                                                                                        MILLIONS OF LIRE

Net sales........................................................      72,253        8,710         1,440
Total cost of sales..............................................     (63,410)      (8,337)       (1,339)             240(a)
                                                                   -----------  -----------       ------              ---
                                                                        8,843          373           101              240
Selling, general and administrative expenses.....................     (16,230)        (333)         (829)            (327)(b)
Rental income....................................................         770                        677
Other income/(expense)...........................................         513            5           320
                                                                   -----------  -----------       ------              ---
                                                                       (6,104)          45           269              (87)
Interest expense.................................................      (4,458)         (82)         (908)
Interest income..................................................       4,452            7
                                                                   -----------  -----------       ------              ---
Loss before income taxes and minority interests..................      (6,110)         (30)         (639)             (87)
Income taxes.....................................................        (420)                        (5)
Minority interests...............................................        (450)                        22
                                                                   -----------  -----------       ------              ---
Net loss.........................................................      (6,980)         (30)         (622)             (87)
                                                                   -----------  -----------       ------              ---
                                                                   -----------  -----------       ------              ---
Loss per share...................................................      (2,065)
                                                                   -----------
                                                                   -----------
Average number of shares.........................................   3,380,441
                                                                   -----------
                                                                   -----------

                                                                                                 YEAR ENDED   YEAR ENDED
                                                                     ADJ. FOR        SALE OF       DEC. 31      DEC. 31
                                                                    REPURCHASES      20% OF         1995         1995
                                                                     OF SHARES       MGCORP.      PROFORMA     PROFORMA
                                                                   -------------  -------------  -----------  -----------
                                                                                                                US$'000
Net sales........................................................                                    82,403       51,891
Total cost of sales..............................................                                   (72,846)     (45,873)
                                                                        ------          -----    -----------  -----------
                                                                                                      9,557        6,018
Selling, general and administrative expenses.....................                         (54)(f)    (17,773)    (11,192)
Rental income....................................................                                     1,447          911
Other income/(expense)...........................................           63(c)                       901          567
                                                                        ------          -----    -----------  -----------
                                                                            63            (54)       (5,868)      (3,696)
Interest expense.................................................         (242)(d)         915(g)     (4,775)     (3,007)
Interest income..................................................       (1,213)(e)                    3,246        2,044
                                                                        ------          -----    -----------  -----------
Loss before income taxes and minority interests..................       (1,392)           861        (7,397)      (4,659)
Income taxes.....................................................                        (148)(h)       (573)       (361)
Minority interests...............................................                         504(i)         76           48
                                                                        ------          -----    -----------  -----------
Net loss.........................................................       (1,392)         1,217        (7,894)      (4,972)
                                                                        ------          -----    -----------  -----------
                                                                        ------          -----    -----------  -----------
Loss per share...................................................                                    (2,047)       (1.29)
                                                                                                 -----------  -----------
                                                                                                 -----------  -----------
Average number of shares.........................................                                 3,855,788    3,855,788
                                                                                                 -----------  -----------
                                                                                                 -----------  -----------

Note: Results for Carey Winston are for the company's fiscal year to October 31, 1995

        See Notes to Summarized Unaudited Proforma Financial Statements

                            TRIDENT ROWAN GROUP INC.

             SUMMARIZED UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                                      ADJ. FOR
                                                         SEPT. 30      REPUR-        SALE OF      SEPT. 30       SEPT. 30
                                                           1996        CHASES        20% OF         1996           1996
                                                          ACTUAL      OF SHARES      MGCORP.      PROFORMA       PROFORMA
                                                         ---------  -------------  -----------  -------------  -------------
                                                                           MILLIONS OF LIRE
                                                                                                 US$    '000
Net sales..............................................     66,043                                    66,043         43.364
Total cost of sales....................................    (57,434)                                  (57,434)       (37,711)
                                                         ---------          ---         -----   -------------  -------------
                                                             8,609                                     8,609          5,653
Selling, general and administrative expenses...........    (14,179)                                  (14,179)        (9,310)
Rental income..........................................      1,098                                     1,098            721
Other income/(expense).................................     (2,723)         121(c)                    (2,602)        (1,708)
                                                         ---------          ---         -----   -------------  -------------
                                                            (7,195)         121             0         (7,074)        (4,644)
Interest expense.......................................     (4,882)        (173)(d)        709(g)       (4,346)       (2,854)
Interest income........................................      3,318         (801)(e)                    2,517          1,653
                                                         ---------          ---         -----   -------------  -------------
Loss before income taxes and minority interests........     (8,759)        (853)          709         (8,903)        (5,845)
Income taxes...........................................       (600)                      (115)(h)         (715)         (469)
Minority interests.....................................       (476)                       (12)(i)         (488)         (320)
                                                         ---------          ---         -----   -------------  -------------
                                                            (9,835)        (853)          582        (10,106)        (6,634)
                                                         ---------          ---         -----   -------------  -------------
                                                         ---------          ---         -----   -------------  -------------
Loss per share.........................................     (2,074)                                   (2,590)         (1.70)
                                                         ---------                              -------------  -------------
                                                         ---------                              -------------  -------------
Average number of shares...............................  4,742,865                                 3,902,540      3,902,540
                                                         ---------                              -------------  -------------
                                                         ---------                              -------------  -------------

    Note: Results included for Carey Winston are for the 9 months to October 31, 1996

        See Notes to Summarized Unaudited Proforma Financial Statements

              NOTES TO THE CONDENSED UNAUDITED PRO FORMA COMBINED

               STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED

            SEPTEMBER 30, 1996 AND THE YEAR ENDED DECEMBER 31, 1995

    L.I.T.A. and Finprogetti acquisitions and adjustments

    In the 1995 financial statements, the L.I.T.A. acquisition was accounted for effective July 25, 1995 and the Finprogetti Acquisition was accounted for effective July 1, 1995. The columns for L.I.T.A. and Finprogetti show the results of these companies for the periods in 1995 prior to their effective accounting dates. See Note 3 to the Financial Statements at December 31, 1995.

        (a) Reduced depreciation of fixed assets at L.I.T.A. resulting from purchase accounting and application of the excess of the fair value of assets acquired over the price paid to reduce long term intangible and tangible assets.

        (b) Depreciation of trademarks and other intangibles (250) and goodwill
    (77)

    Repurchases of shares:

        (c) Represents exchange differences on the Company's 8% promissory note in US Dollars, issued as part of the share repurchase program.

        (d) Represents interest payable on the promissory note.

        (e) Represents reduced interest income as a consequence of the cash payments to finance the repurchase program.

    See Note 6 to the Unaudited Interim Financial Statements as at September 30, 1996 for a full description of the Company's share repurchase program and other repurchases of shares subsequent to September 30, 1996.

    Sale of securities of Moto Guzzi Corp.:

        (f) Goodwill amortization arising in the year to December 31, 1995 from treating the acquisition of Moto America Inc, which was made effective for accounting purposes at January 1, 1996 as if it had been consummated and effective as of 1 January 1995.

        (g) Estimated reduction in interest payable on advances from banks.

        (h) Income tax effects of reduced interest payable in Moto Guzzi Corp.

        (i) Recording of minority interests in consolidated losses of Moto Guzzi Corp.

    See Note 6 to the Unaudited Interim Financial Statements as at September 30, 1996 for a description of the sale by the Company of securities of its Moto Guzzi Corp. subsidiary.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Summary.........................................          3
Risk Factors....................................          6
The Company.....................................         17
Use of Proceeds.................................         17
Market Price of Common Stock....................         18
Dividend Policy.................................         18
Capitalization..................................         19
Exchange Rates..................................         20
Management's Discussion and Analysis
 of Financial Condition and Plan
 of Operations..................................         22
Business........................................         32
Management......................................         47
Principal Stockholders..........................         54
Certain Transactions............................         55
Description of Securities.......................         55
Shares Eligible for Future Sale.................         57
Underwriting....................................         59
Legal Matters...................................         61
Experts.........................................         61
Available Information...........................         61
Index to Consolidated Financial
 Statements.....................................        F-1

                                 TRIDENT ROWAN
                                  GROUP, INC.

                        1,250,000 SHARES OF COMMON STOCK
                                      AND
                       1,250,000 REDEEMABLE COMMON STOCK
                               PURCHASE WARRANTS

                                 --------------

                                   PROSPECTUS
                                 --------------

                                 GKN SECURITIES

                                          , 1997

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

                                                                                   PAYABLE BY
                                                                                   REGISTRANT
                                                                                   ----------
SEC registration fee.............................................................  $ 8,871.28
National Association of Securities Dealers, Inc. filing fee......................    3,427.81
Blue Sky fees and expenses.......................................................
Nasdaq listing fee...............................................................
Accounting fees and expenses.....................................................
Legal fees and expenses..........................................................
Printing and engraving expenses..................................................
Registrar and Transfer Agent's fees..............................................
Miscellaneous fees and expenses..................................................
                                                                                   ----------
    Total........................................................................  $
                                                                                   ----------
                                                                                   ----------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Maryland General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended ("Act"). The Registrant has also entered into agreements with each of its directors that provide for the indemnification of and the advancement of expenses to such persons to the greatest extent permitted by Maryland law.

    At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant where indemnification will be required or permitted. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director, officer, employee or other agent.

    The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of the Registrant and its directors and officers for certain liabilities, including liabilities arising under the Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Within the past three years, the Registrant has sold and issued the following securities that were not registered under the Act:

        (1) In July 1995 the Company issued (a) 1,922,652 shares of Common Stock (after adjustment) to Finprogetti S.p.A. in consideration of the purchase of assets from Finprogetti S.p.A., (b) 408,008 shares of Common Stock in consideration of cash subscriptions by various purchasers (most of whom were stockholders of Finprogetti S.p.A. and (c) 30,000 shares of Common Stock in exchange for minority interests in the Registrant's majority-owned subsidiary, Moto Guzzi S.p.A.

        (2) As of January 1, 1996 the Registrant issued 30,000 shares of Common Stock to four persons in consideration of the acquisition of 100% of the stock of Moto America, Inc., the U.S. importer of motorcycles manufactured by the Registrant's subsidiary, Moto Guzzi.

        (3) The Registrant has granted options to 13 persons options to purchase 1,005,000 shares of Common Stock under its 1995 Non-Qualified Stock Option Plan and options to 4 persons to purchase a total of 40,000 shares of Common Stock under its 1995 Directors Plan.

    The sale and issuance of securities in the transactions described above in paragraph (1) were deemed to be exempt from registration under the Act by virtue of Section 4(2) thereof and Regulation S thereunder as transactions not involving any public offering and involving offers and sales made outside the United States. The sale and issuance of securities in the transaction described above in paragraph (2) were deemed to be exempt from registration under the Act by virtue of Section 4(2) thereof and Regulation D thereunder as transactions not involving any public offering. The purchasers of all of the above-described shares represented their intention to acquire the shares for investment only and not with a view to the distribution thereof and appropriate legends were affixed to the certificates representing securities issued in such transactions. Similar representations of investment intent were obtained and similar legends imposed in connection with any subsequent sales of any such securities. All purchasers had adequate access, through employment or other relationships, to information about the Registrant.

    No registration was required with respect to the grant of the options described above in paragraph (3) by virtue of Section 4(2) of the Act as a transaction not involving a public offering, in light of the small number of persons to whom such options were granted as well as their familiarity with the business and affairs of the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 EXHIBIT
   NO.
---------

     1.1   Proposed form of Underwriting Agreement (to be filed by amendment).

     2.1   Agreement and Plan of Merger dated August 14, 1996 (filed on August 21, 1996 as Exhibit 99.1 to Current
           Report on Form 8-K).

     2.2   Termination of Agreement and Plan of Merger dated            , 1997 (to be filed by amendment).

     3.1   Restated Articles of Incorporation of the Company, as amended (filed as Exhibit 3(a) to 1981 Annual
           Report on Form 10-K and Exhibit 3(c) to 1985 Annual Report on Form 10-K and to be re-filed by amendment).

     3.2   Bylaws of the Company (filed as Exhibit 3(b) to 19981 Annual Report on Form 10-K and to be re-filed by amendment).

     4.1   Form of Common Stock Certificate (to be filed by amendment).

     4.2   Proposed form of Warrant Agreement (with form of Warrant Certificate attached thereto as Exhibit A) (to be filed by amendment).

     5.1   Opinion of Morrison Cohen Singer & Weinstein, LLP, as to the legality of the shares of Common Stock (to be filed by amendment).

    10.1   1995 Non-Qualified Stock Option Plan filed as Exhibit A to the Company's Preliminary Proxy Statement
           filed May 24, 1996.

    10.2   1995 Directors Plan, filed as Exhibit B to the Company's Preliminary Proxy Statement filed May 24, 1996.

 EXHIBIT
   NO.
---------
    10.3   Voting Agreement dated July 17, 1995 among Finprogetti, S.p.A. and Messrs Howard E. Chase, Mario
           Tozzi-Condivi and Albino Collini (filed as Exhibit 10.1 to Current Report on Form 8-K for Event Dated
           July 17, 1995).

    10.4   Agreement dated July 20, 1995 between De Tomaso Industries, Inc. and Pirunico Trustees (Jersey) Limited
           (filed as Exhibit 10.2 to Current Report on Form 8-K for Event Dated July 17, 1995.

    10.5   Agreement dated May 17, 1993 between O.A.M. S.p.A., Fiat Auto S.p.A., and others (filed as Exhibit 10.1 to the Current Report Dated May 17, 1993 filed on Form 8-K).

    10.6   Agreement dated April 27, 1993 between Registrant and Finprogetti, S.p.A., together with Exhibits A-D thereto (filed as Exhibit 10(b) to 1994 Annual Report on Form 10-K/A, Amendment No. 2).

    10.7   Agreement dated April 10, 1995 between Registrant and Alejandro DeTomaso (filed as Exhibit 10(c) to 1994
           Annual Report on Form 10-K/A, Amendment No. 2).

    10.8   Agreement dated as of November 1, 1995 between the Registrant and Howard E. Chase (filed as Exhibit 10(g)
           to 1995 Annual Report on Form 10-K).

    10.9   Agreement dated as of November 1, 1995 between the Registrant and Albino Collini (filed as Exhibit 10(h)
           to 1995 Annual Report on Form 10-K).

    10.10  Agreement dated as of November 1, 1995 between the Registrant and Francesco Pugno Vanoni (filed as
           Exhibit 10(i) to 1995 Annual Report on Form 10-K).

    10.11  Agreement dated as of November 1, 1995 between the Registrant and Como Consultants, Limited (filed as
           Exhibit 10(j) to 1995 Annual Report on Form 10-K).

    10.12  Agreement dated as of November 1, 1995 between the Registrant and Domenico Costa (filed as Exhibit 10(k)
           to 1995 Annual Report on Form 10-K).

    10.13  Agreement dated as of November 1, 1995 between the Registrant and Carlo Previtali (filed as Exhibit 10(l)
           to 1995 Annual Report on Form 10-K).

    10.14  Agreement dated as of November 1, 1995 between the Registrant and Giovanni Avallone (filed as Exhibit
           10(m) to 1995 Annual Report on Form 10-K).

    10.15  Option Agreement between the Registrant and Howard E. Chase (filed as Exhibit 10(n) to 1995 Annual Report on Form 10-K).

    10.16  Option Agreement between the Registrant and Albino Collini (filed as Exhibit 10(o) to 1995 Annual Report on Form 10-K).

    10.17  Option Agreement between the Registrant and Como Consultants, Limited (filed as Exhibit 10(p) to 1995
           Annual Report on Form 10-K).

    10.18  Option Agreement between the Registrant and Domenico Costa (filed as Exhibit 10(q) to 1995 Annual Report on Form 10-K).

    10.19  Option Agreement between the Registrant and Carlo Previtali (filed as Exhibit 10(r) to 1995 Annual Report on Form 10-K).

    10.20  Option Agreement between the Registrant and Giovanni Avallone (filed as Exhibit 10(s) to 1995 Annual
           Report on Form 10-K).

 EXHIBIT
   NO.
---------
    10.21  Option Agreement between the Registrant and Santiago De Tomaso (filed as Exhibit 10(t) to 1995 Annual
           Report on Form 10-K).

    10.22  Description of 8% 2 year promissory notes issued in connection with the Company's Stock Repurchase Plan included in the Company's Schedule 13E-4 dated September 20, 1996.

    21.    Subsidiaries: The Registrant's significant subsidiaries, the jurisdiction of their incorporation and nature of their respective activities is contained in the current Registration Statement.

    23.1   Consent of Morrison Cohen Singer & Weinstein, LLP (included in the Opinion of Morrison Cohen Singer &
           Weinstein, LLP to be filed by amendment as Exhibit 5.1).

    23.2   Consent of Reconta Ernst & Young S.p.A. (included in Part II of this Registration Statement).

                                                                                                                PAGE
                                                                                                                -----

Financial Statement Schedules filed as part of this Registration Statement:

Report of Independent Certified Public Accountants on Schedule.............................................         S-1

Schedule II--Valuation and Qualifying Accounts.............................................................         S-2

ITEM 17. UNDERTAKINGS

    The Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 11, 1997.

                                TRIDENT ROWAN GROUP, INC.

                                BY              /S/ HOWARD E. CHASE
                                     -----------------------------------------
                                                  Howard E. Chase
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             NAME                          TITLE                    DATE
------------------------------  ---------------------------  -------------------

     /s/ CARLO PREVITALI        Secretary and Treasurer       February 11, 1997
------------------------------
       Carlo Previtali

  /s/ FRANCESCO PUGNO VANONI    Director and Chairman of      February 11, 1997
------------------------------    the Board
    Francesco Pugno Vanoni

   /s/ MARIO TOZZI-CONDIVI      Director and Vice Chairman    February 11, 1997
------------------------------    of the Board
     Mario Tozzi-Condivi

     /s/ HOWARD E. CHASE        Director, President and       February 11, 1997
------------------------------    Chief Executive Officer
       Howard E. Chase

      /s/ ALBINO COLLINI        Director, Executive Vice      February 11, 1997
------------------------------    President and Chief
        Albino Collini            Operating Officer

     /s/ CARLO GARAVAGLIA       Director                      February 11, 1997
------------------------------
       Carlo Garavaglia

    /s/ GIOVANNI AVALLONE       Director                      February 11, 1997
------------------------------
      Giovanni Avallone

    /s/ MARIA LUISA RUZZON      Director                      February 11, 1997
------------------------------
      Maria Luisa Ruzzon

    /s/ SANTIAGO DE TOMASO      Director                      February 11, 1997
------------------------------
      Santiago De Tomaso

     /s/ ROBERTO CORRADI        Director                      February 11, 1997
------------------------------
       Roberto Corradi

TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES
SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                COL A                      COL. B                COL. C               COL. D      COL. E

                                                                          (2)
                                                            (1)        CHARGED TO
                                         BALANCE AT     CHARGED TO       OTHER                  BALANCE AT
                                        BEGINNING OF     COSTS AND      ACCOUNTS    DEDUCTIONS    END OF
             DESCRIPTION                   PERIOD        EXPENSES       DESCRIBE     DESCRIBE     PERIOD

IN MILLIONS OF ITALIAN LIRE
  YEAR ENDED DECEMBER 31, 1995
Deducted from asset accounts:
    Allowance for doubtful accounts...          571            433       (a)2,464                    3,468
    Inventory obsolescence reserve....        5,451          1,772                  (b)  (611)       6,612
                                             ------          -----    ------------  ----------  -----------
                                              6,022          2,205          2,464        (611)      10,080
                                             ------          -----    ------------  ----------  -----------
                                             ------          -----    ------------  ----------  -----------
YEAR ENDED DECEMBER 31, 1994
Deducted from asset accounts:
    Allowance for doubtful accounts...          588             91                  (c)  (108)         571
    Inventory obsolescence reserve....        7,144            669                  (c) (2,361)      5,451
                                             ------          -----    ------------  ----------  -----------
                                              7,732            760                     (2,470)       6,022
                                             ------          -----    ------------  ----------  -----------
                                             ------          -----    ------------  ----------  -----------
YEAR ENDED DECEMBER 31, 1993
Deducted from asset accounts:
    Allowance for doubtful accounts...        1,526             81                  (c)  (149)         588
                                                                                    (d)  (870)
                                             ------          -----    ------------  ----------  -----------
    Inventory obsolescence reserve....       25,558          1,261                  (c)  (890)       7,144
                                                                                    (d)(18,785)
                                             ------          -----    ------------  ----------  -----------
                                             27,084          1,342                    (20,694)       7,732
                                             ------          -----    ------------  ----------  -----------
                                             ------          -----    ------------  ----------  -----------
Product warranty liability............        2,118                                 (c)  (831)         257
                                                                                    (e)   185
                                                                                    (f)  (260)
                                                                                    (d)  (955)
IN THOUSANDS OF US DOLLARS
  YEAR ENDED DECEMBER 31, 1995
Deducted from asset accounts:
    Allowance for doubtful accounts...          352            273       (a)1,552                    2,184
                                                                          (e)   7
    Inventory obsolescence reserve....        3,361          1,116        (e)  72   (b)  (385)       4,164
                                             ------          -----    ------------  ----------  -----------
                                              3,713          1,389          1,631        (385)       6,348
                                             ------          -----    ------------  ----------  -----------
                                             ------          -----    ------------  ----------  -----------

------------------------
(a) Acquisitions of businesses

(b) Disposal of inventory

(c) Amounts written off

(d) Sale of business

(e) Exchange movements

(f) Product warranty payments

                                 EXHIBIT INDEX

 EXHIBIT NO.                                            DESCRIPTION
-------------  ---------------------------------------------------------------------------------------------
        1.1    Proposed form of Underwriting Agreement (to be filed by amendment).

        2.1    Agreement and Plan of Merger dated August 14, 1996 (filed on August 21, 1996 as Exhibit 99.1 to Current Report on Form 8-K).

        2.2    Termination of Agreement and Plan of Merger dated            , 1997 (to be filed by
               amendment).

        3.1    Restated Articles of Incorporation of the Company, as amended (filed as Exhibit 3(a) to 1981
               Annual Report on Form 10-K and Exhibit 3(c) to 1985 Annual Report on Form 10-K and to be
               re-filed by amendment).

        3.2    Bylaws of the Company (filed as Exhibit 3(b) to 19981 Annual Report on Form 10-K and to be
               re-filed by amendment).

        4.1    Form of Common Stock Certificate (to be filed by amendment).

        4.2    Proposed form of Warrant Agreement (with form of Warrant Certificate attached thereto as
               Exhibit A) (to be filed by amendment).

        5.1    Opinion of Morrison Cohen Singer & Weinstein, LLP, as to the legality of the shares of Common
               Stock (to be filed by amendment).

       10.1    1995 Non-Qualified Stock Option Plan (filed as Exhibit A to the Company's Preliminary Proxy
               Statement filed May 24, 1996).

       10.2    1995 Directors Plan (filed as Exhibit B to the Company's Preliminary Proxy Statement filed
               May 24, 1996).

       10.3    Voting Agreement dated July 17, 1995 among Finprogetti, S.p.A. and Messrs Howard E. Chase,
               Mario Tozzi-Condivi and Albino Collini (filed as Exhibit 10.1 to Current Report on Form 8-K for Event Dated July 17, 1995).

       10.4    Agreement dated July 20, 1995 between De Tomaso Industries, Inc. and Pirunico Trustees
               (Jersey) Limited (filed as Exhibit 10.2 to Current Report on Form 8-K for Event Dated July
               17, 1995).

       10.5    Agreement dated May 17, 1993 between O.A.M. S.p.A., Fiat Auto S.p.A., and others (filed as
               Exhibit 10.1 to the Current Report Dated May 17, 1993 filed on Form 8-K).

       10.6    Agreement dated April 27, 1993 between Registrant and Finprogetti, S.p.A., together with
               Exhibits A-D thereto (filed as Exhibit 10(b) to 1994 Annual Report on Form 10-K/A, Amendment
               No. 2).

       10.7    Agreement dated April 10, 1995 between Registrant and Alejandro DeTomaso (filed as Exhibit
               10(c) to 1994 Annual Report on Form 10-K/A, Amendment No. 2).

       10.8    Agreement dated as of November 1, 1995 between the Registrant and Howard E. Chase (filed as
               Exhibit 10(g) to 1995 Annual Report on Form 10-K).

       10.9    Agreement dated as of November 1, 1995 between the Registrant and Albino Collini (filed as
               Exhibit 10(h) to 1995 Annual Report on Form 10-K).

      10.10    Agreement dated as of November 1, 1995 between the Registrant and Francesco Pugno Vanoni
               (filed as Exhibit 10(i) to 1995 Annual Report on Form 10-K).

      10.11    Agreement dated as of November 1, 1995 between the Registrant and Como Consultants, Limited
               (filed as Exhibit 10(j) to 1995 Annual Report on Form 10-K).

      10.12    Agreement dated as of November 1, 1995 between the Registrant and Domenico Costa (filed as
               Exhibit 10(k) to 1995 Annual Report on Form 10-K).

 EXHIBIT NO.                                            DESCRIPTION
-------------  ---------------------------------------------------------------------------------------------
      10.13    Agreement dated as of November 1, 1995 between the Registrant and Carlo Previtali (filed as
               Exhibit 10(l) to 1995 Annual Report on Form 10-K).

      10.14    Agreement dated as of November 1, 1995 between the Registrant and Giovanni Avallone (filed as
               Exhibit 10(m) to 1995 Annual Report on Form 10-K).

      10.15    Option Agreement between the Registrant and Howard E. Chase (filed as Exhibit 10(n) to 1995
               Annual Report on Form 10-K).

      10.16    Option Agreement between the Registrant and Albino Collini (filed as Exhibit 10(o) to 1995
               Annual Report on Form 10-K).

      10.17    Option Agreement between the Registrant and Como Consultants, Limited (filed as Exhibit 10(p)
               to 1995 Annual Report on Form 10-K).

      10.18    Option Agreement between the Registrant and Domenico Costa (filed as Exhibit 10(q) to 1995
               Annual Report on Form 10-K).

      10.19    Option Agreement between the Registrant and Carlo Previtali (filed as Exhibit 10(r) to 1995
               Annual Report on Form 10-K).

      10.20    Option Agreement between the Registrant and Giovanni Avallone (filed as Exhibit 10(s) to 1995
               Annual Report on Form 10-K).

      10.21    Option Agreement between the Registrant and Santiago De Tomaso (filed as Exhibit 10(t) to
               1995 Annual Report on Form 10-K).

      10.22    Description of 8% 2 year promissory notes issued in connection with the Company's Stock
               Repurchase Plan included in the Company's Schedule 13E-4 dated September 20, 1996.

        21.    Subsidiaries: The Registrant's significant subsidiaries, the jurisdiction of their incorporation and nature of their respective activities is contained in the current
               Registration Statement (to be filed by amendment).

       23.1    Consent of Morrison Cohen Singer & Weinstein, LLP (included in the Opinion of Morrison Cohen
               Singer & Weinstein, LLP to be filed by amendment as Exhibit 5.1).

       23.2    Consent of Reconta Ernst & Young S.p.A. (included in Part II of this Registration Statement).